     As filed with the Securities and Exchange Commission on  May 28, 1997

                                                 Registration No. 333-
                                                                       --------
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               ----------------

                             MELLON BANK CORPORATION
             (Exact name of registrant as specified in its charter)
           Pennsylvania                                     6712
   (State or other jurisdiction of            (Primary Standard Industrial
    incorporation or organization)              Classification Code Number)

                                    25-1233834
                                  (I.R.S. Employer
                                   Identification No.)

                             One Mellon Bank Center
                                500 Grant Street
                         Pittsburgh, Pennsylvania 15258
                                 (412) 234-5000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             James M. Gockley, Esq.
                     Assistant General Counsel and Secretary
                             Mellon Bank Corporation
                             One Mellon Bank Center
                                500 Grant Street
                         Pittsburgh, Pennsylvania 15258
                                 (412) 234-2053

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
        Robert K. Morris, Esq.                  George P. O'Sullivan, Esq.
       Reed Smith Shaw & McClay             O'Sullivan Graev & Karabell, LLP
          435 Sixth Avenue                         30 Rockefeller Plaza
         Pittsburgh, PA 15230                      New York, NY 10112

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of Buck Consultants, Inc. with and into an indirect wholly owned subsidiary of the Registrant pursuant to the Merger Agreement described in the enclosed Prospectus/Proxy Statement have been satisfied or waived.


                                          CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
         Title of                                          Proposed            Proposed
         securities                         Amount          maximum            maximum         Amount of
           to be                             to be        offering price       aggregate      registration
         registered                       registered(1)    per share (1)    offering price       fee (3)
                                                                                  (2)
------------------------------------------------------------------------------------------------------------------
Common Stock, $.50 par value . . .            N/A              N/A            $63,934,000        $19,374
==================================================================================================================

(1) The Securities to be offered hereby will be offered on the basis of a maximum aggregate offering price. Accordingly, pursuant to Rule 457(o), the number of shares offered and, as a consequence, the maximum offering price per share are omitted from this table.

(2) The registration fee was computed pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, based on the book value of Buck Common Stock as of the most recent practicable date, March 31, 1997.

(3) In accordance with Rule 457(b), the total registration fee of $19,374 has been reduced by $26,941 which was paid on April 16, 1997, at the time of the filing under the Securities Exchange Act of 1934, as amended, of preliminary copies of Buck's proxy materials included herein. As this is a negative number, no registration fee is payable upon filing of this Registration Statement.

                                ---------------

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                            MELLON BANK CORPORATION

                         Cross-Reference Sheet between
                               Items of Form S-4
                  and Captions in Prospectus/Proxy Statement
                  ------------------------------------------


Form S-4 Item                                                    Caption(s) or Location in
Number and Caption                                               Prospectus/Proxy Statement
------------------                                               --------------------------
A.  Information About the Transaction

  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus..............       Facing Page of Registration Statement; Outside
                                                                 Front Cover Page of Prospectus/Proxy Statement

  2.  Inside Front and Outside Back Cover
      Pages of Prospectus.................................       Inside front cover page of Prospectus/Proxy
                                                                 Statement; Available Information; Mellon
                                                                 Documents Incorporated by Reference; Table
                                                                 of Contents

  3.  Risk Factors, Ratio of Earnings to
      Fixed Charges and Other Information.................       Summary -- Selected Financial Information
                                                                 (unaudited); -- Comparative Per Share Data
                                                                 (unaudited); The Merger; Mellon Bank
                                                                 Corporation and Subsidiaries Consolidated
                                                                 Selected Historical Financial Data;
                                                                 Information Concerning Buck; Market Prices
                                                                 of Mellon Common Stock; Buck Historical
                                                                 Audited Financial Statements

  4.  Terms of the Transaction............................       Summary; The Merger; Comparison of
                                                                 Shareholders' Rights

  5.  Pro Forma Financial Information.....................       Summary -- Comparative Per Share Data
                                                                 (unaudited)

  6.  Material Contacts with the Company
      Being Acquired......................................       Not Applicable

  7.  Additional Information Required for
      Reoffering by Persons and Parties
      Deemed to be Underwriters...........................       Not Applicable

  8.  Interests of Named Experts and Counsel..............       Not Applicable

  9.  Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities......       Not Applicable



Form S-4 Item                                                    Caption(s) or Location in
Number and Caption                                               Prospectus/Proxy Statement
------------------                                               --------------------------
B.  Information About the Registrant

 10.  Information with Respect to S-3 Registrants.........       Available Information; The Merger -- The
                                                                 Companies -- Mellon; Information Concerning
                                                                 Mellon

 11.  Incorporation of Certain Information
      by Reference........................................       Available Information

 12.  Information with Respect to S-2
      or S-3 Registrants..................................       Not Applicable

 13.  Incorporation of Certain Information
      by Reference........................................       Not Applicable

 14.  Information with Respect to Registrants Other than
      S-3 or S-2 Registrants..............................       Not Applicable


C.  Information About the Company Being Acquired

 15.  Information with Respect to S-3 Companies...........       Not Applicable

 16.  Information with Respect to S-2
      or S-3 Companies....................................       Not Applicable

 17.  Information with Respect to Companies
      Other Than S-2 or S-3 Companies.....................       Selected Financial Information (unaudited);
                                                                 Buck Historical Audited Financial
                                                                 Statements; The Merger -- The Companies --
                                                                 Buck; Information Concerning Buck


D.  Voting and Management Information

 18.  Information if Proxies, Consents or Authorizations
      are to be Solicited.................................       The Buck Meeting; The Merger

 19.  Information if Proxies, Consents or
      Authorizations are Not to be Solicited,
      or in Exchange Offer................................       Not Applicable

                             BUCK CONSULTANTS, INC.

                                  May 30, 1997


Joseph A. LoCicero                                     Two Pennsylvania Plaza
President and Chief Executive Officer                  New York, NY  10121
                                                       Phone:  (212) 330-1000

Dear Fellow Stockholder:

      You are cordially invited to attend a Special Meeting of Stockholders of Buck Consultants, Inc. ("Buck") to be held at Buck's offices at Two Pennsylvania Plaza, New York, New York on June 27, 1997. The meeting will begin at 8 a.m., local time. At the meeting, you will be asked to adopt the Agreement and Plan of Reorganization dated as of March 17, 1997 (the "Merger Agreement") by and between Mellon Bank Corporation ("Mellon") and Buck. By virtue of the merger, holders of Buck common stock will be entitled to receive an aggregate of $225 million in cash or Mellon common stock, less payments to retired stockholders under Buck's Retiree Protection Plan, as described in the accompanying Prospectus/Proxy Statement.

      As most of you are aware, nearly a year ago we embarked on the course which led us to this agreement with Mellon. Our goals and our strategy for reaching them throughout that process remained the same. We are committed to being a top tier consulting firm. Our vision of being a top tier consulting firm includes being a major player in the outsourcing business. Because of the changing market for our services, particularly in the benefits outsourcing business in the U.S. and our continuing commitment to that business, we concluded that a "partner" also committed to that business could help provide the resources to capture a greater market share of the rapidly growing outsourcing business and help provide the tools and technology which are necessary to accomplish such goals. In Mellon, we have found an organization which shares our vision, understands our strategy and is committed to long-term, mutual business growth.

         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF BUCK AND THE BUCK STOCKHOLDERS AND RECOMMENDS A VOTE FOR THE PROPOSAL TO
                                                          ---
  ADOPT THE MERGER AGREEMENT.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

         You are also being sent a Form of Election/Letter of Transmittal which stockholders of Buck should use to express their preference for the type of consideration they wish to receive in the merger. Please note that the deadline for submitting the Form of Election/Letter of Transmittal is June 20, 1997. The failure of a stockholder to execute and deliver a valid Form of Election/Letter of Transmittal will result in such stockholder receiving common stock of Mellon rather than cash in the merger.

         Further details regarding the merger are set forth in the accompanying materials. For the merger to become effective, the proposal must have the support of a majority of the issued and outstanding shares of Buck common stock, and your vote is important no matter how many shares you hold. An abstention or failure to vote will have the same effect as a vote against the merger.

         If you have any questions, please feel free to call Karl W. Lohwater at
(212) 330-1160.

         Thank you.
                                                       Sincerely,

                                                       /s/ Joseph A. LoCicero

                                                       Joseph A. LoCicero

                             BUCK CONSULTANTS, INC.

                                  -------------

                    Notice of Special Meeting of Stockholders

                                  May 30, 1997

                                  -------------

To the Stockholders of
         BUCK CONSULTANTS, INC.

         A Special Meeting of Stockholders of Buck Consultants, Inc. ("Buck") will be held at Buck's offices at Two Pennsylvania Plaza, New York, New York, on June 27, 1997 at 8 a.m., local time, for the following purposes:

             1. The voting on the adoption of the Agreement and Plan of
                Reorganization dated as of March 17, 1997 (the "Merger Agreement") by and between Mellon Bank Corporation ("Mellon") and Buck providing for the merger of Buck with and into a wholly owned subsidiary of Mellon, as described in the accompanying Prospectus/Proxy Statement; and

             2. The transaction of such other business as may properly come before the meeting, or any adjournment(s) or postponement(s) thereof.

         Only stockholders of record at the close of business on May 28, 1997 will be entitled to receive notice of and to vote at the meeting.

         The accompanying document constitutes the Proxy Statement of Buck and the Prospectus of Mellon for the Special Meeting of Buck Stockholders. A copy of the Merger Agreement is attached as Annex A to the Prospectus/Proxy Statement.

         In connection with the proposed merger, dissenters' rights will be available to those stockholders of Buck who meet and comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL"), a copy of which is included as Annex C to the attached Prospectus/Proxy Statement. Reference is made to the section entitled "The Merger--Dissenters' Rights of Buck Stockholders" in the attached Prospectus/Proxy Statement for a discussion of the procedures to be followed in asserting dissenters' rights in connection with the proposed merger under Section 262 of the DGCL.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. AN ABSTENTION OR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

              You are also being sent a Form of Election/Letter of Transmittal which stockholders of Buck should use to express their preference for the type of consideration they wish to receive in the merger. Please note that the deadline for submitting the Form of Election/Letter of Transmittal is June 20, 1997. The failure of a stockholder to execute and deliver a valid Form of Election/Letter of Transmittal will result in such stockholder receiving common stock of Mellon rather than cash in the merger.

                                       By Order of the Board of Directors,

                                       /s/ Merril S. Delon

                                       Merril S. Delon
                                       Secretary

                           Prospectus/Proxy Statement


                             MELLON BANK CORPORATION

                     Shares of Common Stock, $.50 par value

                             BUCK CONSULTANTS, INC.

         This Prospectus/Proxy Statement is being furnished to the stockholders of Buck Consultants, Inc., a Delaware corporation ("Buck"), in connection with the proposed merger (the "Merger") of Buck into Buck Acquisition Corporation, a Delaware corporation ("Merger Subsidiary"), and a wholly owned subsidiary of Mellon Bank Corporation, a Pennsylvania corporation ("Mellon"). In the Merger, Merger Subsidiary, which will be the surviving corporation, will succeed to all of the assets and liabilities of Buck, and the stockholders of Buck will become shareholders of Mellon if they receive shares of common stock of Mellon in payment for their stock. Each outstanding share of Class A Common Stock and Class B Common Stock of Buck ("Buck Class A Common Stock" and "Buck Class B Common Stock," respectively, and collectively "Buck Common Stock") will be converted in the Merger into a value specified in the Agreement and Plan of Reorganization dated as of March 17, 1997 by and between Mellon and Buck ("the Merger Agreement"), payable in cash or shares of common stock, par value $.50 per share of Mellon ("Mellon Common Stock"), as elected by a holder of shares of Buck Class A Common Stock or Buck Class B Common Stock, subject to the limitations described herein. Based upon the number of shares of Buck Common Stock outstanding on the date hereof, and subject to possible adjustment as described herein, it is estimated that each share of Buck Class A Common Stock will be converted into approximately $281 in value and each share of Buck Class B Common Stock will be converted into approximately $267 in value. Where the holder elects to have value paid in shares of Mellon Common Stock, the number of shares issued will be equal to such value divided by the average of the daily closing price of Mellon Common Stock for the ten consecutive trading days ending on the fifth business day prior to the Closing Date, such price as reported by the New York Stock Exchange (the "NYSE") composite transactions reporting system (as reported by The Wall Street Journal) (the "Transaction Share Price"). On May 23, 1997, the closing sale price for Mellon Common Stock on the NYSE was $44 per share.

         This Prospectus/Proxy Statement is a Prospectus for the shares of Mellon Common Stock issuable in the Merger and a Proxy Statement for the solicitation of proxies by the Board of Directors of Buck for use at a Special Meeting of Stockholders of Buck (the "Buck Special Meeting") to be held on June 27, 1997 for the purpose of voting upon the Merger.

                               ----------------

THE SHARES OF MELLON COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF MELLON COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                          ---------------------------

         No person has been authorized to give any information or to make any representation not contained herein, and, if given or made, any such information or representation should not be relied upon as having been authorized. This Prospectus/Proxy Statement does not constitute an offer or solicitation by any person in any State or other jurisdiction in which such offer or solicitation is not authorized by the laws thereof or in which the person making such offer or solicitation is not qualified to make the same. Neither the delivery of this Prospectus/Proxy Statement at any time nor the distribution of Mellon Common Stock hereunder shall imply that the information herein is correct as of any time subsequent to its date.


          The date of this Prospectus/Proxy Statement is May 30, 1997.

                              AVAILABLE INFORMATION

         Mellon is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; Suite 1300, 7 World Trade Center, New York, New York; and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois. Copies of such material can also be obtained at prescribed rates by writing to the SEC, Public Reference Section, Washington, D.C. 20549. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. Mellon Common Stock is listed on the NYSE, and such reports, proxy statements and other Mellon information can also be inspected at the office of the NYSE, 20 Broad Street, New York, New York 10055.

         Mellon has filed with the SEC under the Securities Act of 1933 (the "Securities Act") a Registration Statement on Form S-4 (the "Registration Statement") covering the shares of Mellon Common Stock issuable in the Merger. As permitted by the rules and regulations of the SEC, this Prospectus/Proxy Statement omits certain information, exhibits and undertakings contained in the Registration Statement. The statements contained in this Prospectus/Proxy Statement as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statement are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified in its entirety by reference to the copy of such contract or document filed or incorporated by reference as an exhibit to the Registration Statement. The Registration Statement and the exhibits thereto can be inspected at the public reference facilities of the SEC at the addresses set forth above or through the SEC's home page on the Internet. Copies of such material can be obtained at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549.

         This Prospectus/Proxy Statement incorporates by reference certain documents relating to Mellon which are not presented herein or delivered herewith. See "Information Concerning Mellon--Mellon Documents Incorporated by Reference." Copies of such documents are available upon request and without charge to any person to whom this Prospectus/Proxy Statement has been delivered. Requests for such documents should be directed to Mellon Bank Corporation, One Mellon Bank Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258, Attention:
Secretary (telephone: 412-234-5000). In order to ensure timely delivery of the documents, any request should be made at least five business days before the date of the Buck Special Meeting.

                             MELLON BANK CORPORATION
                                       and
                             BUCK CONSULTANTS, INC.

                           PROSPECTUS/PROXY STATEMENT

                                TABLE OF CONTENTS

                                                                                                                   Page
                                                                                                                   ----
SUMMARY............................................................................................................. 1
            Introduction............................................................................................ 1
            The Companies........................................................................................... 1
                        Buck........................................................................................ 1
                        Mellon...................................................................................... 1
            Background of the Merger................................................................................ 1
            Reasons for the Merger.................................................................................. 2
                        Buck; Recommendation of the Buck Board of Directors......................................... 2
                        Opinions of Buck Financial Advisors......................................................... 3
                        Mellon...................................................................................... 3
            Interests of Certain Persons in the Merger.............................................................. 3
            Terms of the Merger..................................................................................... 3
                        General..................................................................................... 3
                        Conversion of Buck Common Stock..............................................................3
                        Conditions to the Merger.................................................................... 4
                        No Solicitations............................................................................ 4
                        Right of the Buck Board to Withdraw its Recommendation...................................... 4
                        Termination................................................................................. 4
                        Waiver and Amendment; Revisions to Transaction.............................................. 4
                        Regulatory Approvals........................................................................ 4
            Certain Federal Income Tax Consequences of the Merger to Buck Stockholders.............................. 5
            Accounting Treatment of the Merger.......................................................................5
            NYSE Listing............................................................................................ 5
            Dissenters' Rights...................................................................................... 5
            Differences in Stockholder Rights....................................................................... 5
            The Buck Meeting........................................................................................ 5
            Selected Financial Information--(unaudited)..............................................................6
            Comparative Per Share Data--(unaudited)................................................................. 8
INTRODUCTION....................................................................................................... 10
THE BUCK MEETING................................................................................................... 10
            Solicitation, Voting and Revocability of Proxies....................................................... 10
THE MERGER......................................................................................................... 11
            General................................................................................................ 11
            The Companies.......................................................................................... 11
                        Buck....................................................................................... 11
                        Mellon..................................................................................... 12
            Background of and Reasons for the Merger............................................................... 12
                        Background of the Merger................................................................... 12
                        Reasons for the Merger--Mellon............................................................. 13
                        Reasons for the Merger--Buck; Recommendation of Buck Board................................. 13
                        Opinions of Buck Financial Advisors........................................................ 14
                        General.................................................................................... 14
                        Materials and Information Considered With Respect to the Merger............................ 14
                        Written Opinion for Proxy Statement........................................................ 15


                        Limitation on Opinions..................................................................... 15
                        Fees Payable to BGG........................................................................ 15
            Interests of Certain Persons in the Merger............................................................. 15
            Effective Time......................................................................................... 16
            Conversion of Buck Common Stock........................................................................ 16
                        Conversion of Buck Common Stock............................................................ 16
                        Election Procedures, Limitations, and Surrender of Shares.................................. 17
                        Effect on Mellon Shareholders.............................................................. 17
                        No Fractional Shares of Mellon Common Stock to be Issued................................... 17
                        Dissenters' Rights......................................................................... 17
                        Rights of Holders of Buck Stock Certificates Prior to Surrender............................ 17
            Conduct of Buck's Business Pending the Merger.......................................................... 18
            Conditions to the Merger............................................................................... 18
            Description of Buck Key Performers Supplemental Payment Plan........................................... 20
            No Solicitations....................................................................................... 20
            Regulatory Approvals................................................................................... 21
            Right of the Buck Board to Withdraw its Recommendation................................................. 21
            Termination of the Merger Agreement; Fee............................................................... 21
                        Termination................................................................................ 21
                        Fee........................................................................................ 22
            Waiver and Amendment; Revisions to Transaction......................................................... 22
            NYSE Listing of Mellon Common Stock.................................................................... 22
            Certain Federal Income Tax Consequences of the Merger to Buck Stockholders............................. 22
            Accounting Treatment of the Merger..................................................................... 24
            Resales by Affiliates of Mellon Common Stock Received in the Merger.................................... 24
            Dissenters' Rights of Buck Stockholders................................................................ 24
INFORMATION CONCERNING MELLON...................................................................................... 28
            Mellon Selected Financial Data......................................................................... 28
MELLON BANK CORPORATION AND SUBSIDIARIES CONSOLIDATED SELECTED HISTORICAL
  FINANCIAL DATA................................................................................................... 29
MARKET PRICES OF MELLON COMMON STOCK; CASH DIVIDENDS............................................................... 32
MELLON DOCUMENTS INCORPORATED BY REFERENCE......................................................................... 33
INFORMATION CONCERNING BUCK........................................................................................ 33
            Management's Discussion and Analysis of Financial Condition and Results of Operations
              of Buck.............................................................................................. 33
                        Year Ended March 31, 1997 Compared to Year Ended March 31, 1996............................ 33
                        Year Ended March 31, 1996 Compared to Year Ended March 31, 1995............................ 34
                        Liquidity and Capital Resources............................................................ 34
            Description of Buck's Business......................................................................... 34
            Recent Acquisition..................................................................................... 35
            Services............................................................................................... 35
                        Plan Actuarial Services.................................................................... 35
                        General Employee Benefits Consulting Services.............................................. 35
                        Plan Administration and Outsourcing Services............................................... 35
            Products    ........................................................................................... 36
            Customers   ........................................................................................... 36
            Competition ........................................................................................... 36
            Employees   ........................................................................................... 37
            Properties  ........................................................................................... 37
            Management of Buck..................................................................................... 38
            Security Ownership of Certain Beneficial Owners and Management of Buck................................. 41
            Market Price of and Dividends on Buck Common Stock..................................................... 42

COMPARISON OF SHAREHOLDERS' RIGHTS..................................................................................42


            Cumulative Voting..................................................................................... 42
            Dividends............................................................................................. 42
            Dissenters' Rights.................................................................................... 42
            Business Combinations Following a Change in Control................................................... 43
            Mellon Shareholder Protection Rights Plan............................................................. 44
            Buck Purchase Agreements.............................................................................. 44
LEGAL OPINIONS.................................................................................................... 45
EXPERTS........................................................................................................... 45
OTHER MATTERS..................................................................................................... 45
BUCK HISTORICAL AUDITED FINANCIAL STATEMENTS...................................................................... 46

Annex A - Agreement and Plan of Reorganization Dated as of March 17, 1997 Annex B - Opinions of Buck Financial Advisors
Annex C - Statutory Provisions
Annex D - Buck Key Performers Supplemental Payment Plan

                                     SUMMARY

         The following discussion is intended to summarize certain information contained elsewhere in this Prospectus/Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Proxy Statement, the appendices hereto and the documents referred to and incorporated herein.

Introduction

         The Board of Directors of Buck and the Board of Directors of Mellon have each unanimously adopted and approved the Merger Agreement, pursuant to which Buck will be merged with and into Merger Subsidiary if the stockholders of Buck adopt and approve the Merger Agreement by the requisite stockholder vote, certain governmental authorizations are received and certain other conditions are satisfied. Merger Subsidiary will be the surviving corporation in the Merger and will be a wholly owned subsidiary of Mellon. Each outstanding share of Buck Class A Common Stock and Buck Class B Common Stock will be converted in the Merger into cash or a number of shares of Mellon Common Stock having a value specified in the Merger Agreement. Based upon the number of shares of Buck Common Stock outstanding on the date hereof, and subject to possible adjustment as described herein, it is estimated that each share of Buck Class A Common Stock will be converted into approximately $281 in value and each share of Buck Class B Common Stock will be converted into approximately $267 in value. A holder of shares of Buck Class A Common Stock or shares of Buck Class B Common Stock may elect to have the value into which such shares are converted in the Merger paid in cash, shares of Mellon Common Stock or a combination thereof, as elected by the holder thereof subject to the limitations described herein. Where the holder elects to have value paid in shares of Mellon Common Stock, the number of shares issued will be equal to such value divided by the Transaction Share Price. On May 23, 1997, the closing sale price for Mellon Common Stock on the NYSE was $44 per share.

The Companies

         Buck. Buck is the oldest actuarial, employee benefit and compensation consulting firm in North America. Established in 1916 as a sole proprietorship, Buck has grown into a globally diversified consulting firm providing actuarial, employee benefit, compensation and human resources consulting and related services. In 1970, Buck was converted to a closely-held, employee-owned corporation. Buck provides its services to approximately 5,000 clients including many large multi-national corporations, medium and small businesses, not-for-profit organizations, educational institutions, health care providers, state and local government retirement systems, national and international quasi-governmental organizations and Taft-Hartley plans. Headquartered in New York City, Buck has 67 offices in 16 countries and services clients throughout the United States and the world.

         Mellon. Mellon is a multibank holding company incorporated under the laws of Pennsylvania in August 1971 and registered under the Federal Bank Holding Company Act of 1956, as amended. At December 31, 1996, it was the twenty-second largest bank holding company in the United States in terms of assets. Its principal direct subsidiaries are Mellon Bank, N.A., The Boston Company, Inc., Mellon Bank (DE) National Association, Mellon Bank (MD) National Association, and a number of companies known as Mellon Financial Services Corporation. Mellon also owns a federal savings bank headquartered in Pennsylvania, Mellon Bank, F.S.B. The Dreyfus Corporation, one of the nation's largest mutual fund companies, is a wholly owned subsidiary of Mellon Bank, N.A. At March 31, 1997, Mellon on a consolidated basis had total assets of approximately $42.1 billion, loans net of the reserve for credit losses of approximately $27.0 billion and total shareholders' equity of approximately $3.7 billion.

Background of the Merger

         In the fourth calendar quarter of 1995, Buck approached Mellon with a proposal to form an employee benefits consulting joint venture. Following preliminary discussions which were held in the fourth calendar quarter of 1995 and the first calendar quarter of 1996, both Buck and Mellon identified obstacles to a mutually-beneficial joint venture arrangement. Subsequently, the Buck Board authorized a committee (the "Strategic Planning Committee") to pursue potential strategic transactions and business combinations in connection with the implementation of Buck's long-term corporate objectives. The Strategic Planning Committee circulated a Confidential Information Memorandum to potential partners, including Mellon, in the second calendar quarter of 1996. Mellon thereafter submitted to Buck a preliminary proposal for a strategic transaction. After Buck's consideration of Mellon's proposed acquisition and a proposal by a second party, negotiations regarding the structure and parameters of an acquisition by Mellon ensued, which culminated in the execution of a letter of intent in the fourth calendar quarter of 1996. Following due diligence and the negotiation of a definitive agreement, the definitive agreement was executed on March 17, 1997. See "The Merger--Background of and Reasons for the Merger."

Reasons for the Merger

         Buck; Recommendation of the Buck Board of Directors.

         In reaching its decision to adopt and approve the Merger Agreement on March 10, 1997, the Buck Board consulted with the Strategic Planning Committee and Buck's financial and legal advisors and considered many factors, including, but not limited to, the following (the Buck Board did not assign any specific or relative weight to the following factors in the course of its consideration):

                 (a) the presentation made by Buck's financial advisor, Benedetto, Gartland & Greene, Inc. ("BGG"), and the opinion of BGG that the Merger is fair, as of the time of delivery of such opinion, from a financial point of view to the stockholders of Buck (See "The Merger-- Background of and Reasons for the Merger--Opinions of Buck Financial Advisors");

                 (b) the Buck Board's review with its legal and financial advisors of the provisions of the Merger Agreement;

                 (c) the results of senior management's evaluation of Mellon, The Dreyfus Corporation, Dreyfus Retirement Services, The Boston Company and their respective information technology capabilities;

                 (d) the potential synergies which could result from combining Mellon and Buck, including the combined company's ability to market a more diverse array of products and services to clients;

                 (e) the assurances of Mellon that Buck will be operated as a separate subsidiary of Mellon following the Merger;

                 (f) the assurances of Mellon that the basic organizational structure of Buck will, after the Merger, be substantially consistent with the current organizational structure of Buck;

                 (g) the fact that Buck would retain its professional independence after the Merger;

                 (h) the expectation that the Merger will be a tax-free exchange for federal income tax purposes to Buck and stockholders of Buck residing in the United States (other than in respect of cash paid to such stockholders on the Closing Date and cash paid in lieu of fractional shares or to dissenting stockholders); and

                 (i) the expectation that the necessary regulatory approvals of the Merger would be obtained.

         THE BUCK BOARD HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF BUCK AND THE STOCKHOLDERS OF BUCK AND RECOMMENDS THAT BUCK STOCKHOLDERS VOTE FOR
                                                                             ---
THE ADOPTION OF THE MERGER AGREEMENT. The Buck Board has the right, under certain circumstances, to withdraw, modify or amend the foregoing recommendations of the Buck Board. See "Right of the Buck Board to Withdraw its Recommendation."

         Opinions of Buck Financial Advisors. BGG has rendered opinions to the Buck Board that, as of the date the Merger Agreement was approved by the Buck Board and as of the date of this Prospectus/Proxy Statement, respectively,the Merger was fair, from a financial point of view, to Buck and its stockholders. The full text of

BGG's opinions are attached as Annex B to this Prospectus/Proxy Statement and should be read in their entirety for information as to the matters considered and the assumptions made in rendering such opinions. See "The Merger--Background of and Reasons for the Merger--Opinions of Buck Financial Advisors."

         Mellon. Mellon believes that there will be an increasing demand for the services of a provider like Buck who offers a full range of plan actuarial, employee benefit, compensation and human resources consulting services and products among many of Buck's and Mellon's current customers. The proven expertise of Buck combined with the resources and capabilities of Mellon will enable Buck, following the Merger, to fully develop its potential to meet the needs of clients as they rely increasingly upon benefit consulting and outsourcing firms to develop, implement, administer and coordinate virtually all of their complex benefits and human resources activities. Mellon also anticipates an ability to cross-sell its broad array of financial products to Buck's customers. Finally, Buck's international network of clients may provide an entry channel for Mellon into investment management opportunities abroad.

Interests of Certain Persons in the Merger

         Certain members of Buck's management and the Buck Board may be deemed to have interests in the Merger that are in addition to their interests as stockholders of Buck generally. Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, the Board of Directors of the surviving corporation will be enlarged to consist of 16 members and will include all of the current members of the Buck Board, except Mr. Giegerich who will retire upon consummation of the Merger. In addition, current members of the Buck Board will be eligible as Level 1 employees during their active employment to participate in the Buck Key Performers Supplemental Payment Plan which will be implemented in connection with the Merger. See "The Merger--Description of Buck Key Performers Supplemental Payment Plan." After giving effect to the Merger, Joseph
A. LoCicero will continue to be the Chief Executive Officer of Buck and will become a member of Mellon's Senior Management Committee. Certain members of the Buck Board and certain members of Buck's management have entered into employment agreements with Buck as a condition to the closing of the Merger.

         All members of the Buck Board other than Mr. Sutton have agreed with Mellon, pursuant to letters dated March 10, 1997, that in their individual capacities as stockholders of Buck, they will vote, at any meeting of the stockholders of Buck called for the purpose of voting upon the Merger, all of their shares of Common Stock in favor of the Merger. All of such persons have also agreed that until the Merger Agreement is terminated, they will not vote their shares in favor of any merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction which would have the effect of any person other than Mellon, or an affiliate thereof, acquiring control over Buck or any substantial portion of its assets. Because of Canadian tax considerations, Mr. Sutton will not vote his shares in favor of or against the Merger.

Terms of the Merger

         General. Pursuant to the Merger Agreement, at the Effective Time, Buck will be merged with and into Merger Subsidiary, a wholly owned subsidiary of Mellon. Following the closing, Merger Subsidiary will change its name to Buck Consultants, Inc. See "The Merger--General."

         Conversion of Buck Common Stock. At the Effective Time, each outstanding share of Buck Class A Common Stock and Buck Class B Common Stock, other than shares as to which dissenters' rights are properly exercised, will be converted in the Merger into cash, a number of shares of Mellon Common Stock having a value specified in the Merger Agreement or a combination of cash and shares of Mellon Common Stock. Based upon the number of shares of Buck Common Stock outstanding on the date hereof, and subject to possible adjustment as described herein, it is estimated that each share of Buck Class A Common Stock will be converted into approximately $281 in value and each share of Buck Class B Common Stock will be converted into approximately $267 in value. A holder of shares of Buck Class A Common Stock or shares of Buck Class B Common Stock may elect to have the value into which such shares are converted in the Merger paid in cash, shares of Mellon Common Stock or a combination thereof, as elected by the holder thereof subject to the limitations described herein. Where the holder elects to have value paid in shares of Mellon Common Stock, the number of shares issued will be equal to such value divided by the Transaction Share Price. On May 23, 1997, the closing sale price for Mellon Common Stock on the NYSE was $44 per share. Each share of Mellon Common Stock issued and outstanding at the Effective Time will continue as one share of Mellon Common Stock. See "The Merger--Conversion of Buck Common Stock -- Effect on Mellon Shareholders," "--Dissenters' Rights" and "Comparison of Shareholders' Rights."

         Conditions to the Merger. Consummation of the Merger is conditioned upon the satisfaction or waiver of certain conditions specified in the Merger Agreement, including, among others, (i) adoption and approval of the Merger Agreement by the requisite votes of holders of shares of Buck Common Stock; (ii) receipt of all necessary approvals for the Merger by governmental regulatory agencies, including the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and various licensing entities; (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iv) receipt by each of Mellon and Buck of a favorable opinion from legal counsel including a favorable tax opinion received by Buck; (v) the continuing accuracy of the representations and warranties of Mellon and Buck; (vi) the achievement by Buck of certain revenue levels for the fiscal year ended March 31, 1997 and a specified increase in the book value of Buck Class B Common Stock for the fiscal year ended March 31, 1997, (vii) the execution of employment agreements, offer letters and stockholder covenants in certain cases, (viii) adoption, full force and effectiveness of the Buck Key Performers Supplemental Payment Plan, and (ix) performance of specified obligations by Mellon and Buck. See "The Merger--Conditions to the Merger" and "--Regulatory Approvals."

         No Solicitations. Under the Merger Agreement, unless the Buck Board determines on the basis of written advice from outside counsel that certain actions are necessary in order for the Buck Board to act in a manner consistent with its fiduciary obligation under applicable law, neither Buck nor any of its officers, directors, employees, agents or representatives may initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of any substantial portion of the equity securities of, Buck or any Buck Company (as defined in the Merger Agreement). See "The Merger--No Solicitations."

         Right of the Buck Board to Withdraw its Recommendation. The Buck Board is permitted under the Merger Agreement to modify, withdraw or amend its recommendation to the Buck stockholders that they adopt the Merger Agreement if the Buck Board reasonably determines, upon the basis of written advice of outside counsel, that such action is necessary in order for the Buck Board to act in a manner which is consistent with its fiduciary obligation under applicable law. See "The Merger--Right of the Buck Board to Withdraw its Recommendation."

         Termination. The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, whether before or after its adoption and approval by the stockholders of Buck (i) by the mutual consent of the Buck Board and the Mellon Board, or (ii) by either Buck or Mellon under certain specified circumstances, including by either party if the Merger has not been consummated by September 30, 1997 (provided such right is not available to any party whose failure to fulfill a material obligation of the Merger Agreement was a cause of or resulted in the failure of the Closing to occur on or before such date) and
(iii) by either party if the Buck Board has made a determination to initiate, solicit, encourage, or pursue an alternative acquisition proposal after determining, upon the basis of written advice of outside counsel, that such approval is necessary in the exercise of its fiduciary obligation under applicable law. Pursuant to the Merger Agreement, under certain circumstances, Buck is required to pay Mellon a fee of $3,000,000 upon termination of the Merger Agreement and a fee of $12,000,000 upon Buck's commitment to consummate a merger, consolidation, combination or joint venture or similar transaction with another party within 12 months of such termination. See "The Merger--Termination of the Merger Agreement--Fee."

         Waiver and Amendment; Revisions to Transaction. Any provision of the Merger Agreement may be waived by the party benefited by the provision. The Merger Agreement also provides that it may be amended by mutual consent of the parties thereto.

         Regulatory Approvals. The Merger requires the approval of the Board of Governors of the Federal Reserve System, various licensing entities, and the expiration or termination of the applicable waiting period under the HSR Act. Applications for these approvals will be filed and are expected to be approved, although no assurances may be given as to whether such approvals will be received. See "The Merger--Regulatory Approvals."

Certain Federal Income Tax Consequences of the Merger to Buck Stockholders

         Consummation of the Merger is conditioned upon receipt by Buck of an opinion from its counsel to the effect that the Merger will constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended. Because the Merger will be a tax-free reorganization, no gain or loss for federal income tax purposes will be recognized by U.S. stockholders of Buck to the extent that they elect to exchange their shares for Mellon Common Stock in the Merger, but income, gain or loss will be recognized by holders of Buck Common Stock upon the exercise of dissenters' rights or upon receipt of cash in lieu of fractional shares of Mellon Common Stock. For a more complete description of the federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences of the Merger to Buck Stockholders."

Accounting Treatment of the Merger

         The Merger will be accounted for under the purchase method of accounting. The assets and liabilities of Buck acquired in the Merger will be recorded by Mellon for financial reporting purposes at their estimated fair values as of the date of the Merger, and any excess consideration paid over the net estimated fair value acquired will be recorded and amortized as goodwill.

NYSE Listing

         Under the Merger Agreement, it is a condition precedent to the Merger that the shares of Mellon Common Stock issued in the Merger be approved for listing on the NYSE upon notice of issuance. Mellon intends to file an application with the NYSE for approval of such listing.

Dissenters' Rights

         Record holders of Buck Common Stock who object to the Merger and comply with the prescribed statutory procedures are entitled to have the fair value of their shares determined in accordance with the DGCL and paid to them in cash in lieu of the shares of Mellon Common Stock or cash that they would otherwise be entitled to receive in the Merger. A copy of the pertinent statutory provisions is attached to this Prospectus/Proxy Statement as Annex C. Failure to follow such provisions precisely may result in a loss of dissenters' rights. See "The Merger--Dissenters' Rights of Buck Stockholders."

Differences in Stockholder Rights

         The rights of the holders of Mellon Common Stock differ in certain respects from those of the holders of Buck Common Stock. While the statutes governing both Mellon and Buck contain provisions that may discourage takeover attempts by outside persons, the provisions of the two statutes are not the same. Unlike Buck, Mellon has established a Shareholder Protection Rights Plan which may discourage outside persons from attempting to acquire control of Mellon. Also, under the DGCL, Buck's ability to pay dividends differs from Mellon's ability to pay dividends under the Pennsylvania Business Corporation Law (the "PBCL"). Unlike Buck, Mellon shareholders do not have the right to demand cash payment of the fair market value of their shares in the case of mergers, sales of substantially all assets or similar transactions.

The Buck Meeting

         The Buck Special Meeting will be held on June 27, 1997, 8 a.m. local time at Buck's offices at Two Pennsylvania Plaza, New York, New York. Only holders of record of Class A Common Stock, par value $5.459 per share, and Class B Common Stock, par value $1 per share, at the close of business on May 28, 1997 will be entitled to vote at the Buck Special Meeting. At that date, 85,844 shares of Buck Class A Common Stock and 686,208 shares of Buck Class B Common Stock were outstanding, each share being entitled to one vote. See "Introduction."

Selected Financial Information--(unaudited)

         The following table sets forth certain historical financial information for Mellon and Buck. This information is based on the historical financial statements of Mellon incorporated herein by reference. The selected financial information of Buck for each of the years in the five year period ended March 31, 1997 have been derived from consolidated financial statements of Buck (including those appearing elsewhere in this Prospectus/Proxy Statement). The financial statements of Buck for the years ended March 31, 1995 through March 31, 1997 have been audited by Grant Thornton, independent certified public accountants. The selected financial information of Mellon for the three months ended March 31, 1997 and 1996 are derived from unaudited financial statements which, in the opinion of Mellon, include all adjustments (consisting primarily of normal recurring adjustments) necessary for a fair presentation of such information. The results for the three months ended March 31, 1997 are not necessarily indicative of the results expected for the full fiscal year. The information set forth below should be read in conjunction with the financial statements and the related notes appearing elsewhere in this Prospectus/Proxy Statement or incorporated herein by reference. On April 15, 1997, Mellon announced a two-for-one split of Mellon Common Stock. The two-for-one stock split will take the form of a stock dividend of one additional share of Mellon Common Stock being paid on each outstanding share of Mellon Common Stock. The additional shares resulting from the stock split will be distributed on June 2, 1997, to shareholders of record at the close of business on May 1, 1997. The information set forth below has not been adjusted to reflect the stock split.


                                     Three months ended March 31,                    Year ended December 31,
                                     ---------------------------   ---------------------------------------------------------
                                         1997          1996        1996        1995          1994          1993         1992
                                         ----          ----        ----        ----          ----          ----         ----
(In Millions, Except Per Share Amounts)

Mellon
Earnings
Net interest revenue                     $370          $363     $ 1,478     $ 1,548       $ 1,508       $ 1,329      $ 1,182
Noninterest revenue                       536           504       2,023       1,676         1,647         1,638        1,283
Provision for credit
  losses                                   25            25         155         105            70           125          185
Net income                                191           179         733         691           433           460          528

Per Common Share
Fully diluted net
  income                                $1.38         $1.24     $  5.15     $  4.46       $  2.42       $  2.73      $  3.53
Cash dividends
  declared                                .60           .55        2.35        2.00          1.57          1.01          .93

Period End
Loans                                 $27,525       $26,857     $27,393     $27,690       $26,733       $24,484      $19,961
Total assets                           42,068        41,582      42,596      40,646        38,644        37,052       32,447
Deposits                               29,936        29,898      31,374      29,261        27,570        27,564       25,165
Notes and debentures                    2,512         1,972       2,518       1,443         1,568         1,990        1,587
Redeemable preferred
  stock                                    --            --          --          --            --            --           --
Total shareholders' equity              3,696         3,819       3,746       4,025         4,122         4,138        3,337


                                                                     Year ended March 31,
                                                --------------------------------------------------------------
                                                1997           1996          1995           1994       1993(1)
                                                ----           ----          ----           ----       -------

(In Thousands, Except Per Share Amounts)
Buck
Earnings
Revenue                                         $238,611   $197,719      $177,102       $164,765      $157,129
Net Income                                         3,812      8,034         8,827          9,380         8,482

Per Share
Net income                                         $5.60     $11.34        $11.58         $11.93        $10.10
Cash dividends declared                               --         --            --             --            --

Period End
Total assets                                    $208,178   $159,955      $140,371       $127,078      $113,084
Debt                                              29.203      6,557         4,581          4,844         3,416
Redeemable preferred stock                            --         --            --             --            --
Total stockholders' equity                        63,934     63,687        60,100         53,731        49,036

(1) The financial statements of Buck for the year ended March 31, 1994 and 1993 have been restated as explained in Note A of the Notes to the consolidated financial statements of Buck.

Comparative Per Share Data--(unaudited)

         The following tables set forth for the period indicated (i) historical earnings, book values and dividends per share for Mellon and Buck Common Stock and (ii) pro forma comparative earnings and book values per share of Mellon and Buck Common Stock giving effect to the Merger, assuming conversion ratios of
3.306 and 3.139 for the Buck Class A and Class B Common Stock, respectively, under the purchase method of accounting and (iii) pro forma comparative dividends per share for Buck Common Stock. The following data is based on the historical financial statements of Mellon and Buck included elsewhere in their Prospectus/Proxy Statement or incorporated herein by reference and should be read in conjunction with such financial statements and the related notes.

                                                   Three months ended March 31,           Year ended December 31,
                                                               1997                                1996
                                                   ---------------------------            ----------------------
Net Income (Loss) Per Common Share
Mellon Shareholders
  Mellon                                                       $  1.38                            $ 5.15
  Mellon and Buck pro forma                                       1.37 (a)                          5.07 (b)

Book Value Per Common Share
Mellon Shareholders
  Mellon                                                        $27.19                            $26.86
  Mellon and Buck pro forma (c)                                  27.19                             26.86

Cash Dividends Declared Per Common Share
Mellon Shareholders
  Mellon                                                        $  .60                           $  2.35

                                                   Three months ended March 31,           Twelve months ended December 31,
                                                              1997                                     1996
                                                   ---------------------------            -------------------------------
Net Income (Loss) Per Common Share
Buck Stockholders
  Buck Class A                                                 $3.37                              $ 7.82
  Buck Class B                                                  3.37                                7.82
  Buck Class A Pro Forma Equivalent (d)                         4.53                               16.76
  Buck Class B Pro Forma Equivalent (d)                         4.30                               15.91

Book Value Per Common Share
Buck Stockholders
  Buck Class A                                                $95.02                              $93.00
  Buck Class B                                                 93.68                               91.65
  Buck Class A Pro Forma Equivalent (d)                        89.89                               88.80
  Buck Class B Pro Forma Equivalent (d)                        85.35                               84.31

Cash Dividends Declared Per Common Share
Buck Stockholders
  Buck Class A                                                    --                                  --
  Buck Class B                                                    --                                  --
  Buck Class A Pro Forma Equivalent (d)                         1.98                               $7.77
  Buck Class B Pro Forma Equivalent (d)                         1.88                                7.38

The pro forma financial data in the tables above for the year ended and twelve months ended December 31, 1996 and for the three months ended March 31, 1997 combine the historical net income and equity of Mellon and Buck. Purchase accounting adjustments may change as additional information becomes available. The pro forma data is intended for information purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred if the Merger had been in effect during the periods set forth above or which may be attained in the future. In addition, the results for the three months ended March 31, 1997 are not necessarily indicative of the results expected for a full year.

Mellon's financial statements have historically been presented on a calendar year basis. Buck's financial statements have historically been presented on a March 31, fiscal year basis. For purposes of this pro forma financial data for the twelve months ended December 31, 1996, Buck's financial data has been converted to a calendar year basis. As a result, the year ended and twelve months ended December 31, 1996 includes Buck's fourth quarter of fiscal year 1996 and the first nine months of fiscal year 1997.

(a) Calculated by adjusting Mellon's first quarter 1997 net income available to common shareholders of $182 million by the amortization expense of goodwill and intangibles that would have been recorded as a result of and by the interest expense that would have been paid to fund the Merger. Amortization expense of $2 million was assumed based on $173 million of goodwill and intangibles representing the excess of the purchase price of $225 million over the estimated fair value of net assets to be acquired. An estimated life of 25 years was used to calculate the amortization expense. The funding of the purchase price of $225 million was assumed to be with short-term funds borrowed at an assumed interest rate of 5.5%, resulting in a pre-tax expense of $3 million. The tax effect of these pro forma adjustments was assumed to be Mellon's average combined statutory tax rate for federal, state and local taxes of 36.3% for the first quarter of 1997. Mellon's pro forma first quarter 1997 net income available to common shareholders of $179 million was added to Buck's fiscal fourth quarter ending March 31, 1997 net income of $2 million, for total pro forma first quarter 1997 net income available to common shareholders of $181 million. Total common shares outstanding, on a fully diluted basis was assumed to be 131.6 million shares, Mellon's actual average outstanding shares in the first quarter of 1997. No additional shares were assumed issued for purposes of this pro forma calculation because Mellon intends to issue shares from treasury stock and to then repurchase an equivalent number of shares in the open market as previously announced based upon authorization of Mellon's board of directors received in March 1997.

(b) Calculated by adjusting Mellon's 1996 net income available to common shareholders of $689 million by the amortization expense of goodwill and intangibles that would have been recorded as a result of and by the interest expense that would have been paid to fund the Merger. Amortization expense of $7 million was assumed based on $173 million of goodwill and intangibles representing the excess of the purchase price of $225 million over the estimated fair value of net assets to be acquired. An estimated life of 25 years was used to calculate the amortization expense. The funding of the purchase price of $225 million was assumed to be with short-term funds borrowed at an assumed interest rate of 5.50%, resulting in a pre-tax expense of $12 million. The tax effect of these pro forma adjustments was assumed to be Mellon's average combined statutory tax rate for federal, state and local taxes of 36.3% for 1996. Mellon's pro forma 1996 net income available to common shareholders of $674 million was added to Buck's 1996 net income of $6 million, computed on a calendar year basis, for total pro forma 1996 net income available to common shareholders of $680 million. Total common shares outstanding, on a fully diluted basis was assumed to be
         133.9 million shares, Mellon's actual average outstanding shares in 1996. As explained in note (a) above, Mellon does not intend to increase the common shares outstanding as a result of the Merger.

(c) Mellon and Buck pro forma book value per common share equals Mellon's historical book value per common share as of December 31, 1996 and March 31, 1997. As explained in note (a) above, Mellon does not intend to increase the common shares outstanding as a result of this merger.

(d) Buck Class A and Class B pro forma equivalent amounts of net income per common share, book value per common share and cash dividends per common share were calculated by multiplying the conversion ratio for the Class A and Class B shares by the respective Mellon and Buck pro forma amounts. For purposes of these pro forma equivalent amounts, conversion ratios of 3.306 and 3.139 for the Buck Class A and Class B Common Stock, respectively, were assumed. The conversion ratios were calculated by dividing estimated values of the Buck Class A and Class B Common Stock of $281 and $267, respectively, by Mellon's common stock closing price of $85.00 per common share on May 15, 1997.

                                  INTRODUCTION

         This Prospectus/Proxy Statement serves as a prospectus of Mellon for the Merger Shares, and is being furnished as a proxy statement in connection with the solicitation of proxies by the Buck Board for use at the Buck Special Meeting to be held on June 27, 1997 at 8 a.m. at Buck's offices at Two Pennsylvania Plaza, New York, New York and at any adjournments or postponements thereof. This Prospectus/Proxy Statement, and the accompanying Proxy Card and Form of Election/Letter of Transmittal, are being first mailed to stockholders of Buck on or about May 30, 1997.

                                THE BUCK MEETING

         The purpose of the Buck Special Meeting is to consider and vote upon whether to adopt the Merger Agreement and to approve the transactions contemplated thereby, including the Merger. No other business is expected to be transacted at the Buck Special Meeting other than possible adjournments or postponements thereof.

         The Merger is subject to a number of conditions, including the receipt of required regulatory and stockholder approvals. See "The Merger--Conditions to the Merger" and "--Regulatory Approvals."

         The Buck Board has unanimously determined that the Merger is fair to and in the best interests of Buck and its stockholders and has approved the Merger Agreement. THE BUCK BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF BUCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "Background of and Reasons for the Merger--Reasons for the Merger--Buck" and "--Recommendation of the Buck Board."

Solicitation, Voting and Revocability of Proxies

         The Buck Board has fixed the close of business on May 28, 1997 as the Record Date for the determination of the stockholders of Buck entitled to notice of and to vote at the Buck Special Meeting, including any adjournments or postponements thereof. Only holders of record of shares of Buck Class A Common Stock and Buck Class B Common Stock at the close of business on the Record Date will be entitled to vote on each matter properly presented at the Buck Special Meeting. On the Record Date, 85,844 shares of Buck Class A Common Stock and 686,208 shares of Buck Class B Common Stock were issued and outstanding. Votes may be cast in person or by proxy, and each share of Buck Class A Common Stock and Buck Class B Common Stock entitles its holder to one vote, with the holders of Buck Class A Common Stock and Buck Class B Common Stock voting together as one class.

         Pursuant to the By-Laws of Buck (the "Buck By-Laws") and in accordance with the DGCL, the presence of the holders of a majority of the shares of Buck Class A Common Stock and Buck Class B Common Stock issued and outstanding, in person or by proxy, is required for and shall constitute a quorum for the transaction of business at the Buck Special Meeting. For such purpose, abstentions will be counted in establishing the quorum. A majority of the shares of Buck Class A Common Stock and Buck Class B Common Stock present at the Buck Special Meeting, in person or by proxy, whether or not constituting a quorum, may vote to, or the Buck Board in its discretion may, adjourn the Buck Special Meeting from time to time without further notice, including for the purpose of soliciting additional proxies. Proxies containing a vote against the Merger will not be used to vote in favor of any such adjournment. Under the DGCL, the affirmative vote of the holders of at least a majority of the total number of outstanding shares of Buck Class A Common Stock and Buck Class B Common Stock is required to approve the Merger. An abstention would thus have the same effect as a vote against the Merger. In addition, the failure to return a properly executed proxy card or to vote at the Buck Special Meeting will have the same effect as a vote against the Merger.

         Proxies in the accompanying form which are properly executed and returned to Buck will be voted at the Buck Special Meeting in accordance with the stockholders' instructions contained in such proxies and, at the discretion of the proxy holders, on such other matters as may properly come before the meeting. If a stockholder returns a proxy card that is signed, dated and not marked, that stockholder will be deemed to have voted for the Merger. An executed proxy may be revoked at any time prior to its exercise by submitting another proxy with a later date, by appearing in person at the Buck Special Meeting, notifying the Assistant Secretary of the revocation and voting, or by sending a written, signed and dated revocation which clearly identifies the proxy being revoked to the principal executive offices of Buck at Two Pennsylvania Plaza, New York, New York 10121, Attention: Karl W. Lohwater, Assistant Secretary of Buck. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the proxy previously given is no longer effective. In addition, stockholders whose shares of Buck Class A Common Stock and Buck Class B Common Stock are not registered in their own name will need additional documentation from the record holder of such shares to vote in person at the Buck Special Meeting.

         Proxies will be solicited by mail, telephone, telegraph, telex, telecopier and in person. Solicitation may be made in the same manner by directors, officers and other representatives of Buck who will not be specially compensated for such activities, but who may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. In addition, proxies may be solicited in the foregoing manner by directors, officers, employees and representatives of Mellon.

         The expenses related to the proxy solicitation for the Buck Special Meeting will be borne by Buck, except that the cost of printing and mailing this Prospectus/Proxy Statement will be borne by Mellon.

         It is expected that (i) 37,150 shares of Buck Class A Common Stock and
(ii) 175,200 shares of Buck Class B Common Stock beneficially owned by directors and executive officers of Buck and their affiliates as of the Record Date (27.4% of the total number of outstanding shares of Buck Class A Common Stock and the Buck Class B Common Stock combined at such date) will be voted for approval of the Merger.

STOCKHOLDERS OF BUCK ARE INSTRUCTED THAT THEY MAY SEND IN THE INSTRUMENTS REPRESENTING THEIR SECURITIES AT THE SAME TIME AS THEIR PROXY CARDS AND FORM OF ELECTION/LETTER OF TRANSMITTAL. THE DEADLINE FOR SUBMITTING THE FORM OF ELECTION/LETTER OF TRANSMITTAL IS JUNE 20, 1997. SEE "THE MERGER--CONVERSION OF BUCK COMMON STOCK --ELECTION PROCEDURES, LIMITATIONS AND SURRENDER OF SHARES" AND "--NO FRACTIONAL SHARES OF MELLON COMMON STOCK TO BE ISSUED."

                                   THE MERGER

         This portion of the Prospectus/Proxy Statement describes various aspects of the Merger, including all aspects deemed material by Mellon and Buck. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement attached hereto as Annex A and incorporated herein by reference. All stockholders of Buck are urged to read the Merger Agreement in its entirety. Capitalized terms used and not defined herein have the respective meanings ascribed in the Merger Agreement.

General

         The Merger Agreement provides that, subject to the satisfaction of certain conditions (including, among other things, adoption and approval of the Merger Agreement by the stockholders of Buck and receipt of certain government approvals), or, in certain cases, waiver of certain conditions, Buck will be merged with and into Merger Subsidiary, a wholly owned subsidiary of Mellon. Upon consummation of the Merger, the name of Merger Subsidiary will be changed to Buck Consultants, Inc., and the stockholders of Buck will become shareholders of Mellon if they receive shares of Mellon Common Stock in payment for their stock.

The Companies

         Buck. Buck is the oldest actuarial, employee benefit and compensation consulting firm in North America. Established in 1916 as a sole proprietorship, Buck has grown into a globally diversified consulting firm providing actuarial, employee benefit, compensation and human resources consulting and related services. In 1970, Buck was converted to a closely-held, employee-owned corporation. Headquartered in New York City, Buck has 67 offices in 16 countries and serves clients throughout the United States and the world.

         Buck provides a broad array of actuarial, employee benefit, compensation and human resources consulting and related services to approximately 5,000 clients including many large multi-national corporations, medium and small businesses, not-for-profit organizations, educational institutions, health care providers, state and local government retirement systems, national and international quasi-governmental organizations and Taft-Hartley plans. Buck employs approximately 2,600 individuals.

         In November 1996, Buck acquired the WF Coroon's human resource and employee benefit and compensation consulting business from Willis Corroon Group plc. As a result of the acquisition, Buck expanded its presence in the United States and abroad and added approximately 500 employees to its work force. The acquisition added six new Buck offices in the United States and nine new Buck offices in the United Kingdom. The additional employees and offices are included in the total numbers described above.

         Buck's principal executive offices are located at Two Pennsylvania Plaza, New York, New York 10121 (telephone (212) 330-1000).

         Mellon. Mellon is a multibank holding company incorporated under the laws of Pennsylvania in August 1971 and registered under the Federal Bank Holding Company Act of 1956, as amended. At December 31, 1996, it was the twenty-second largest bank holding company in the United States in terms of assets. Its principal direct subsidiaries are Mellon Bank, N.A., The Boston Company, Inc., Mellon Bank (DE) National Association, Mellon Bank (MD) National Association, and a number of companies known as Mellon Financial Services Corporation. Mellon also owns a federal savings bank headquartered in Pennsylvania, Mellon Bank, F.S.B. The Dreyfus Corporation, one of the nation's largest mutual fund companies, is a wholly owned subsidiary of Mellon Bank. At March 31, 1997, Mellon on a consolidated basis had total assets of approximately $42.1 billion, loans net of the reserve for credit losses of approximately $27.0 billion and total shareholders' equity of approximately $3.7 billion.

         Mellon's banking subsidiaries engage in retail financial services, commercial banking, trust and investment management services, residential real estate loan financing, mortgage servicing, equipment leasing, mutual fund activities and various securities-related activities. Through other subsidiaries, Mellon provides a broad range of bank-related services including equipment leasing, commercial loan financing, stock transfer services, cash management and numerous trust and investment management services. The Dreyfus Corporation serves primarily as an investment advisor, manager and administrator of mutual funds. The Boston Company, through Boston Safe Deposit and Trust Company and other subsidiaries, engages in the business of institutional trust and custody, institutional asset management, private investment management and banking services.

         Mellon's principal executive offices are located at One Mellon Bank Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258 (telephone (412) 234-5000).

Background of and Reasons for the Merger

         Background of the Merger.

         In the fourth calendar quarter of 1995, Buck approached Mellon with a proposal to form an employee benefits consulting joint venture. Following preliminary discussions which were held in the fourth calendar quarter of 1995 and the first calendar quarter of 1996, both Buck and Mellon identified obstacles to a mutually beneficial joint venture arrangement. On March 22, 1996, the Buck Board authorized Joseph A. LoCicero, with the assistance of Edward I. Farb, Frederick W. Rumack and J. Robinson Lynch (collectively, the "Strategic Planning Committee"), to pursue potential strategic transactions and business combinations in connection with the implementation of Buck's long-term corporate objectives. On April 2, 1996, Buck engaged BGG as its financial advisor to assist it in evaluating potential strategic transactions and business combinations.

         During April 1996, Mr. LoCicero and the Strategic Planning Committee met with BGG and its legal advisors on several occasions to discuss and evaluate potential transactions and to prepare a Confidential Information Memorandum containing financial and other information about Buck for distribution to potential partners. On April 29, 1996, BGG made a presentation to the Buck Board outlining strategic alternatives and identifying potential strategic partners to be approached by Buck in connection with a strategic transaction. At the board meeting immediately following the BGG presentation, the Buck Board authorized Mr. LoCicero and the Strategic Planning Committee to approach and have preliminary discussions with several identified potential partners. In May and June 1996, the Confidential Information Memorandum was finalized by Buck and BGG and distributed to potential partners, including Mellon, expressing an interest in Buck. During July, August and September 1996, Mr. LoCicero, the Strategic Planning Committee and BGG engaged in preliminary discussions with certain persons regarding the possibility of a strategic transaction.

         On October 23, 1996, Buck received a preliminary proposal for a strategic transaction from Mellon (the "Mellon Proposal"). On October 24, 1996, the Strategic Planning Committee, BGG and Buck's legal advisors met to discuss and evaluate the terms of the Mellon Proposal. On October 30, 1996, Buck received a preliminary proposal for a strategic transaction from a third party (the "Second Proposal"). During the first week of November 1996, the Strategic Planning Committee, BGG and Buck's legal advisors met to discuss, evaluate and compare the terms of the Mellon Proposal and the Second Proposal. At a meeting of the Buck Board held on November 21, 1996, the Buck Board considered the terms and conditions of the Mellon Proposal and the Second Proposal and authorized Mr. LoCicero to negotiate a term sheet for the proposed merger of Buck and Mellon. During December 1996, the Strategic Planning Committee, with the assistance of BGG and Buck's legal advisors, had numerous negotiations and discussions with Mellon. On December 20, 1996, the Buck Board approved and Buck and Mellon entered into a Letter of Intent and Preliminary Term Sheet for the merger of Buck and Mellon.

         During January, February and early March 1997, the Strategic Planning Committee, with the assistance of Buck's legal and financial advisors, negotiated the terms of the proposed Merger Agreement with Mellon. On March 10, 1997, the Buck Board determined the terms of the Merger to be fair to the stockholders of Buck, unanimously approved the Merger Agreement and resolved to recommend that the stockholders of Buck vote for and approve the Merger. See "-- Reasons for the Merger--Buck; Recommendation of Buck Board." The Merger Agreement was executed by Buck and Mellon on March 17, 1997.

         Reasons for the Merger--Mellon.

         Mellon believes that there will be an increasing demand for the services of a provider like Buck who offers a full range of plan actuarial, employee benefit, compensation and human resources consulting services and products among many of Buck's and Mellon's current customers. The proven expertise of Buck combined with the resources and capabilities of Mellon will enable Buck, following the Merger, to fully develop its potential to meet the needs of clients as they rely increasingly upon benefit consulting and outsourcing firms to develop, implement, administer and coordinate virtually all of their complex benefits and human resources activities. Mellon also anticipates an ability to cross-sell its broad array of financial products to Buck's customers. Finally, Buck's international network of clients may provide an entry channel for Mellon into investment management opportunities abroad.

         Reasons for the Merger--Buck; Recommendation of Buck Board.

         In reaching its decision to adopt and approve the Merger Agreement on March 10, 1997, the Buck Board consulted with the Strategic Planning Committee and Buck's financial and legal advisors and considered many factors, including, but not limited to, the following (the Buck Board did not assign any specific or relative weight to the following factors in the course of its consideration):

                  (a) the presentation made by BGG, and the opinion of BGG that the Merger is fair, as of the time of delivery of such opinion, from a financial point of view to the stockholders of Buck (See "Opinions of Buck Financial Advisors");

                  (b) the Buck Board's review with its legal and financial advisors of the provisions of the Merger Agreement;

                  (c) the results of senior management's evaluation of Mellon, The Dreyfus Corporation, Dreyfus Retirement Services, The Boston Company and their respective information technology capabilities;

                  (d) the potential synergies which could result from combining Mellon and Buck, including the combined company's ability to market a more diverse array of products and services to clients;

                  (e) the assurances of Mellon that Buck will be operated as a separate subsidiary of Mellon following the Merger;

                  (f) the assurances of Mellon that the basic organizational structure of Buck will, after the Merger, be substantially consistent with the current organizational structure of Buck;

                  (g) the fact that Buck would retain its professional independence after the Merger;

                  (h) the expectation that the Merger will be a tax-free exchange for federal income tax purposes to stockholders of Buck residing in the United States (other than in respect of cash paid to such stockholders on the Closing Date and cash paid in lieu of fractional shares or to dissenting stockholders); and

                  (i) the expectation that the necessary regulatory approvals of the Merger would be obtained.

         THE BUCK BOARD HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF BUCK AND THE STOCKHOLDERS OF BUCK AND RECOMMENDS THAT BUCK STOCKHOLDERS VOTE FOR
                                                                             ---
THE ADOPTION OF THE MERGER AGREEMENT. The Buck Board has the right, under certain circumstances, to withdraw, modify or amend the foregoing recommendations of the Buck Board. See "Right of the Buck Board to Withdraw its Recommendation."

         Opinions of Buck Financial Advisors.

         General. Buck retained BGG in April 1996 to render financial advisory and investment banking services to Buck in connection with an evaluation of potential strategic transactions and business combinations.

         BGG is a nationally recognized investment banking firm, and as part of its investment banking business, engages in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of securities and similar activities. BGG was selected on the basis of its experience and expertise. BGG has acted exclusively for the Buck Board in rendering its fairness opinion and will receive a fee from Buck for its services, a substantial portion of which is contingent upon consummation of the Merger. See "--Fees Payable to BGG." BGG also acted as financial advisor to Buck in connection with discussions with potential strategic partners, the evaluation of various proposals submitted to Buck and the negotiation of certain terms of the merger with Mellon.

         BGG rendered written opinions to the Buck Board that, as of the date the Merger Agreement was approved by the Buck Board and as of the date of this Prospectus/Proxy Statement, respectively, the Merger was fair, from a financial point of view, to the stockholders of Buck. The full text of BGG's opinions, dated as of the date of the Merger Agreement and of this Prospectus/Proxy Statement, are attached as Annex B hereto. The summary of the written opinions set forth herein is qualified in their entirety by reference to the full text of the opinions attached hereto as Annex B. Buck stockholders are urged to read the opinions in their entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, by BGG in connection therewith.

         Materials and Information Considered With Respect to the Merger. In connection with its opinions, BGG reviewed and analyzed various information bearing upon the financial and operating conditions and prospects of Buck and held discussions with persons involved in the Merger. During its engagement by Buck, BGG initiated and participated in discussions with potential strategic partners other than Mellon. Such discussions and initiatives provided BGG with certain insights which it considered in rendering its opinions on the fairness of the Merger. In addition to the foregoing, BGG took such other steps as it deemed appropriate to form its opinions which included, among other things, the following: (i) a review of various documents of Buck describing the business, products and services of Buck; (ii) a review and analysis of Buck's operating results and historical financial statements for the past three years; (iii) a review and analysis of certain financial projections prepared by and provided to BGG by Buck; (iv) extensive discussions with senior management regarding the past and current operations, business and prospects of Buck; (v) a review with senior management of the changing competitive market in which Buck operates and implications for future growth; (vi) discussions with management regarding possible reasons for a transaction, available options and long-range corporate goals; (vii) analysis of the terms of transactions similar to the Merger to the extent deemed to be comparable or relevant; (ix) a review of the recent operating and financial performance of Mellon and analysis of the market performance of its stock relative to comparables; and (x) such other factors and analysis as it deemed appropriate for the purpose of its opinions.

         In conducting its review and arriving at its opinions, BGG relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided to it or publicly available. BGG did not make or obtain any independent evaluation or appraisal of the assets and liabilities of Buck or Mellon or any of their subsidiaries.

         Written Opinion for Proxy Statement. In connection with its written opinion dated as of the date of this Prospectus/Proxy Statement, BGG confirmed the appropriateness of its reliance on the analyses used to render its March 10, 1997 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

         Limitation on Opinions. This summary does not purport to be a complete description of the analyses performed by BGG in connection with the rendering of its fairness opinions. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. BGG believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part of all of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the BGG presentations and opinions.

         Fees Payable to BGG. Buck's engagement of BGG provides for payments to be made to BGG upon the execution of the engagement letter with Buck and upon completion of certain defined tasks. As of the date hereof, BGG has been paid an aggregate of $150,000. In addition to the foregoing payments, BGG will receive a success fee of $700,000 which is contingent and will be paid upon consummation of the Merger. Buck has also agreed to reimburse BGG for its reasonable out-of-pocket expenses and to indemnify BGG for claims arising out of BGG's engagement by Buck other than claims against BGG arising out of BGG's own negligence or willful misconduct.

Interests of Certain Persons in the Merger

         Certain members of Buck's management and the Buck Board may be deemed to have interests in the Merger that are in addition to their interests as stockholders of Buck generally. Pursuant to the terms of the Merger Agreement, upon consummation of the Merger the Board of Directors of the surviving corporation will be enlarged to consist of 16 members and will include all of the current members of the Buck Board, except Mr. Giegerich who will retire upon consummation of the Merger. In addition, current members of the Buck Board will be eligible as Level 1 employees during their active employment to participate in the Buck Key Performers Supplemental Payment Plan which will be implemented in connection with the Merger. See "--Description of Buck Key Performers Supplemental Payment Plan." After giving effect to the Merger, Joseph A. LoCicero will continue to be the Chief Executive Officer of Buck and will become a member of Mellon's Senior Management Committee. Certain members of the Buck Board and certain members of Buck's management have entered into employment agreements with Buck as a condition to the closing of the Merger.

         All members of the Buck Board other than Mr. Sutton have agreed with Mellon, pursuant to letters dated March 10, 1997, that in their individual capacities as stockholders of Buck, they will vote, at any meeting of the stockholders of Buck called for the purpose of voting upon the Merger, all of their shares of Buck Common Stock, in favor of the Merger. All of such persons have also agreed that until the Merger Agreement is terminated, they will not vote their shares in favor of any merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction which would have the effect of any person other than Mellon or an affiliate thereof, acquiring control over Buck or any substantial portion of its assets. Because of Canadian tax considerations, Mr. Sutton will not vote his shares in favor of or against the Merger.



Effective Time

         The Merger will become effective at the time as specified in the appropriate Certificate of Merger filed by Buck and Merger Subsidiary with the Delaware Secretary of State in accordance with the DGCL. Upon the Merger becoming effective, Merger Subsidiary will be the surviving corporation and the separate existence of Buck will cease. Merger Subsidiary will thereupon change its name to Buck Consultants, Inc. For a description of circumstances under which Buck or Mellon may terminate the Merger Agreement, see "--Termination of the Merger Agreement; Fee." Buck and Mellon currently anticipate that the Merger will be completed as soon as practicable following the Buck Special Meeting.

Conversion of Buck Common Stock

         Conversion of Buck Common Stock. Mellon has agreed to pay an aggregate of $225 million, in cash or Mellon Common Stock, in the Merger. A portion of this amount will be paid in cash to certain persons who have retired from Buck within a period of sixty months prior to the Closing Date, pursuant to Buck's Retiree Protection Plan. Such Plan entitles such persons to certain payments in the event of a transaction such as the Merger. The amount of such payments to each retiree is based upon the differential between the value received by holders of outstanding shares of Buck Common Stock in the Merger and the book value of such shares as of the end of the most recent fiscal year, the number of shares of Buck Common Stock tendered to Buck upon the retirement of such individual, and the amount of time that has elapsed since such retirement. As of the date of this Prospectus/Proxy Statement and assuming a Closing date of July 1, 1997, Buck and Mellon estimate that the aggregate amount payable in cash to such retirees as a result of the Merger will be approximately $19,000,000. However, such amount is subject to decrease as a result of the additional lapse of time from the retiree's date of retirement to the Effective Time of the Merger and is subject to increase if additional individuals retire between the date of this Prospectus/Proxy Statement and the Effective Time of the Merger.

         The remainder of the price paid in the Merger in cash or Mellon Common Stock (estimated as of the date of this Prospectus/Proxy Statement by Buck and Mellon to be approximately $206,000,000), will be allocated to the aggregate outstanding shares of Buck Class A Common Stock and the aggregate outstanding shares of Buck Class B Common Stock proportionately to the relative book value of Buck represented by such classes as determined based upon the most recent audited financial statements of Buck and the Buck Certificate of Incorporation. The aggregate outstanding shares will include the issuable shares received by Buck stockholders as described in the accompanying Form of Election/Letter of Transmittal. As of the date of this Prospectus/Proxy Statement, Mellon and Buck estimate that the price payable in the Merger with respect to the aggregate outstanding shares of Buck Class A Common Stock is approximately $24,600,000, and with respect to the aggregate outstanding shares of Buck Class B Common Stock is approximately $181,400,000. Based upon the number of shares of Buck Class A Common Stock outstanding on the date hereof, the price payable in the Merger with respect to each such outstanding share is estimated to be approximately $281. Based upon the number of shares of Buck Class B Common Stock outstanding on the date hereof, the price payable in the Merger with respect to each such outstanding share is estimated to be approximately $267. Under the Buck Certificate of Incorporation, in determining the book value of the Buck Class A Common Stock and Buck Class B Common Stock, the income for the most recently completed fiscal year as of the date of determination, as shown in the audited financial statements of Buck for such fiscal year, is allocated equally to the aggregate outstanding shares of Class A Common Stock and the aggregate outstanding shares of Class B Common Stock, respectively.

         Although the effect of retirements of Buck personnel could change the value per share of Class A Common Stock and Class B Common Stock paid in the Merger from the estimated value set forth herein, any such change would be an increase in such value per share.

         Subject to the limitations described below, each Buck stockholder may elect to have the amount payable with respect to his shares of Buck Common Stock paid in cash, in shares of Mellon Common Stock or a combination thereof. The number of shares of Mellon Common Stock issued with respect to any such payment will equal the value of the payment in question divided by the Transaction Share Price, except that cash will be paid in lieu of any fractional shares as described below.

         In the event that any of the ten consecutive trading days used to calculate the Transaction Share Price occurs on or after the date a dividend is declared on Mellon Common Stock but before the date the Mellon Common Stock begins to trade on an ex-dividend basis with respect to such dividend, then for purposes of determining the Transaction Share Price the reported closing price of Mellon Common Stock will be reduced by the value of the declared dividend.

         Election Procedures, Limitations, and Surrender of Shares. Each Buck stockholder will receive concurrently with this Prospectus/Proxy Statement, a Form of Election/Transmittal Letter pursuant to which the stockholder may make a "Stock Election" to receive only Mellon Common Stock in exchange for the holder's Buck Common Stock, a "Cash Election" to receive only cash in exchange for the holder's Buck Common Stock, or a "Mixed Payment Election" to receive a portion in Mellon Common Stock and a portion in cash, in ten percent increments, in exchange for the holder's Buck Common Stock. An election must be properly completed, signed and received by Buck prior to June 20, 1997 (the "Election Deadline") in order to be effective. Buck stockholders who fail to make an effective election shall be deemed to have made a Stock Election. Buck stockholders may generally only make one election with respect to all shares of Buck Common Stock held, provided that nominee holders may make an election for each of their beneficial owners if the nominee certifies to the satisfaction of Mellon that the shares are held as a nominee for more than one beneficial owner and that only one election is made for all the shares of each such beneficial owner. Any Buck stockholder who has made an election may change it at any time prior to the Election Deadline.

         The effectiveness of all Cash Elections and the cash portion of all Mixed Payment Elections made by Buck stockholders are also subject to the limitation that the aggregate market value, on the day prior to the Effective Time, of Mellon Common Stock to be issued pursuant to Stock Elections (and the stock portion of any Mixed Payment Elections) must be at least equal to 55.6% of the Total Consideration used in the Merger, as that term is defined in the Merger Agreement. If Mellon determines that the limitation may be violated, it will automatically convert the Cash Elections and the cash portion of all Mixed Payment Elections to Stock Elections and to stock portions of Mixed Payment Elections to the extent necessary to satisfy the limitation. Any such conversion will be done equitably to treat all Buck stockholders who have elected cash equally based on the amount of cash elected to be received.

         Each Buck stockholder may return their election form and share certificates prior to the Buck Special Meeting along with their proxy card.

         Effect on Mellon Shareholders. At the Effective Time, each share of Mellon Common Stock then issued and outstanding will continue as one share of Mellon Common Stock. The Merger will be recorded under the purchase method of accounting.

         No Fractional Shares of Mellon Common Stock to be Issued. No fractional shares of Mellon Common Stock will be issued in the Merger. Holders of Buck Common Stock who otherwise would receive fractional shares instead will receive cash in an amount equal to such fractional part of a share multiplied by the Transaction Share Price.

         Dissenters' Rights. No conversion of Buck Common Stock into Mellon Common Stock will be made with respect to any share of Buck Common Stock as to which a stockholder of Buck has properly elected to exercise any rights to dissent and obtain payment of the appraised value of his shares under the DGCL. See "Dissenters' Rights--Buck Stockholders."

         Rights of Holders of Buck Stock Certificates Prior to Surrender. Prior to the time certificates representing shares of Buck Common Stock are surrendered, dividends and other distributions declared or payable to holders of record of Mellon Common Stock as of any time subsequent to the Effective Time will be payable to the holder of any unsurrendered certificate representing Buck Common Stock, but only upon surrender of such certificate. Upon surrender by any such shareholder of his certificates representing Buck Common Stock in accordance with instructions contained herein and consummation of the Merger, the former Buck stockholder will receive certificates representing the shares of Mellon Common Stock and/or the amount of cash into which the holder's shares of Buck Common Stock were converted (without interest) and cash in lieu of fractional shares (without interest) and the dividends or other distributions (without interest) that are payable with respect to such shares of Mellon Common Stock since the Effective Time (and have not previously been paid to such holder).

Conduct of Buck's Business Pending the Merger

                The Merger Agreement contains certain restrictions on the conduct of the business of Buck and its subsidiaries pending consummation of the Merger. In particular, Buck has agreed that it and each of its subsidiaries will operate its business only in the ordinary course, and will use its best efforts to preserve intact its business organization, except for certain dissolutions and closures, and will maintain relations and good will with those with whom it has business relationships.

                The Merger Agreement also prohibits Buck from engaging in certain activities prior to the Effective Time without the prior written consent of Mellon. Specifically, without such consent, Buck and any Buck Company may not:

                (a) change any Buck Company's authorized or issued capital stock; grant any stock option or right to purchase shares of capital stock of any Buck Company; issue any security convertible into such capital stock; grant any registration rights; purchase, redeem, retire or otherwise acquire any shares of its capital stock; or declare or pay any dividend or other distribution or make any payment in respect of shares of capital stock;

                (b) amend the organizational documents of any Buck Company;

                (c) pay or increase any bonuses, salaries or other compensation (except in the ordinary course of business) to any stockholder, director, officer or employee of any Buck Company or enter into any employment, retention, severance or similar contract with any director, officer or employee;

                (d) adopt or increase the payments to or benefits under, any Buck Benefit Plans;

                (e) damage, destroy or lose any asset or property of any Buck Company, whether or not covered by insurance, which results in a loss in excess of $250,000;

                (f) enter into, terminate or receive notice of termination of
         (i) any license, joint venture, credit or similar agreement or (ii) any contract or transaction involving a total remaining commitment by or to any Buck Company of at least $250,000;

                (g) sell, lease or dispose of any material asset or property of any Buck Company or impose any encumbrance on any material asset or property of any Buck Company, including the sale, lease or other disposition of any of the intellectual property assets;

                (h) purchase a business or an interest in a business by any Buck Company, whether by merger, consolidation, acquisition of shares, acquisition of assets, joint venture arrangement or otherwise;

                (i) cancel or waive any claims or rights with a value to any Buck Company in excess of $250,000;

                (j) materially change the accounting methods used by any Buck Company; or

                (k) agree, whether orally or in writing, to do any of the foregoing.

Conditions to the Merger

                The respective obligations of Buck and Mellon to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time of certain conditions, including, but not limited to, the following significant conditions:

                (a) the stockholders of Buck shall have adopted and approved the Merger Agreement, as and to the extent required by law and by the provisions of any governing instruments;

                (b) the transactions contemplated by the Merger Agreement shall have been approved by each governmental regulatory authority whose approval is required to permit consummation of such transactions, including the Federal Reserve Board, without the imposition of any condition, requirement or commitment which is reasonably likely to have a Buck Material Adverse Effect or a Mellon Material Adverse Effect, and all waiting periods arising under the HSR Act or any other applicable Legal Requirement shall have duly lapsed or been terminated;

                (c) none of Mellon, or any subsidiary nor any Buck Company, shall be subject to any order which either enjoins or prohibits the consummation of any of the transactions contemplated by the Merger Agreement;

                (d) the representations and warranties of the other party set forth or referred to in the Merger Agreement shall be true and correct both individually and in the aggregate in all material respects as of the date of the Merger Agreement and as of the Effective Time, except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, and except as otherwise expressly contemplated or permitted by the Merger Agreement. For these purposes, a representation or warranty will be deemed to be correct in all material respects unless a breach, if any, thereof (excluding for these purposes any materiality limitations therein), has a Buck Material Adverse Effect or a Mellon Material Adverse Effect (as the case may be). The representations and warranties will be deemed in the aggregate to be true and correct in all material respects unless the breaches of all the representations and warranties, if any (excluding, for these purposes, any materiality limitations therein) have, as a whole, a Buck Material Adverse Effect or a Mellon Material Adverse Effect (as the case may be);

                (e) the agreements and covenants of each party to be performed and complied with pursuant to the Merger Agreement prior to the Effective Time shall have been duly performed and complied with by it in all material respects;

                (f) each party shall have received an opinion addressed to it from outside counsel as to the matters related to the Merger Agreement and Buck shall have received a tax opinion addressed to it from its outside counsel to the effect that subject to customary representations and assumptions referred to therein, (1) the Merger will constitute a tax-free reorganization, within the meaning of Section 368(a)(1)(A) and
         Section 368(a)(2)(D) of the Internal Revenue Code, (2) except for cash received in lieu of fractional shares, no gain or loss will be recognized by the stockholders of Buck who receive solely Mellon Common Stock on the exchange of their shares of Buck Common Stock for shares of Mellon Common Stock, (3) where a stockholder of Buck receives solely cash in exchange for Buck Common Stock, such cash will be treated as having been received by the Buck stockholder as a distribution in redemption of such stock, subject to the provisions and limitations of
         Section 302 of the Internal Revenue Code of 1986, and (4) where a stockholder of Buck receives both Mellon Common Stock and cash in exchange for Buck Common Stock, the Buck stockholder will recognize gain, if any, equal to the lesser of the total gain realized by the Buck stockholder on the exchange or the amount of cash received;

                (g) the Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC. The shares of Mellon Common Stock issuable in the Merger shall have been approved for listing on the NYSE upon notice of issuance;

                (h) all or substantially all of the persons jointly determined by Buck and Mellon shall have, by April 30, 1997, executed employment agreements, and the absence of any particular employment agreements do not materially or adversely impede the conduct of the Buck Companies taken as a whole;

                (i) Buck's audited 1997 financial statements shall set forth gross revenue of at least $225,000,000 and the book value of a share of Buck Class B Common Stock as of March 31, 1997 will be at least 7% more than the book value of such stock as of March 31, 1996, subject to certain adjustments;

                (j) substantially all of the Level 1 and Level 2 employees of any Buck Company organized in the U.S., Buck Consultants Limited (U.K.), Buck Investments Consultants Limited (U.K.), Bevis Trustees Limited, Buck & Willis Healthcare Limited, Buck Consultants Limited (Canada), or as determined by Mellon and Buck, those Buck Companies organized in a country other than the U.S. or Australia, shall have executed offer letters;

                (k) the 10 largest stockholders of Buck shall have executed a stockholder covenant;

                (l) Buck shall have obtained a waiver from Allianz GmbH of its right to acquire all of the shares of Heissman GmbH owned by Buck;

                (m) Buck Australia Pty Ltd and National Mutual Life shall have entered into an amendment to their shareholders agreement, pursuant to which the non-competition provisions of such agreement will only apply to Australia; and

                (n) the Buck Key Performers Supplemental Payment Plan (the "Plan"), as described below shall be in full force and effect.

Description of Buck Key Performers Supplemental Payment Plan

                The purpose of the Plan is to retain, incent and reward Level 1 and Level 2 employees ("Key Performers") for their efforts in furthering the goals of Buck Consultants, Inc. after the Merger (the "Company" for purposes of this description of the Plan). Under the Plan, Key Performers are eligible to share in up to $90,000,000 paid in either cash or restricted shares of Mellon Common Stock, of which $25,000,000 is a guaranteed portion not contingent on performance of the Company and up to $65,000,000 is a contingent portion based on performance of the Company. Such amounts are to be awarded in addition to the Company's regular bonus amounts.

                The guaranteed portion is divided into three equal amounts of $8,333,333.33 which, together with interest from the Closing Date, is allocated to Key Performers on the first, second and third anniversaries of the Closing Date. The contingent portion is earned over the four calendar years 1998, 1999, 2000 and 2001 depending on whether the Company has achieved certain threshold levels of operating income before discretionary items ("OIBDI") for such periods. However, all or part of the contingent portion will be earned without regard to these thresholds if Mellon takes or fails to take any action which (i) materially and adversely impedes or affects the ability of the Company to attain certain OIBDI thresholds, (ii) is not necessitated or warranted by the failure of the Company to meet certain OIBDI thresholds and (iii) results in a substantial departure from the expected governance or organizational structure of the Company as set forth in the Merger Agreement or other fundamental change in the nature of the Company's business or operations.

                The guaranteed and contingent portions described above are generally allocated among Key Performers actively employed on the allocation date based on their most recent individual bonuses, subject to adjustment by up to 25% by the Company's Chief Executive Officer with the concurrence of Mellon's Vice Chairman, provided that such adjustments will not affect the total amount allocated under the Plan. The amounts so allocated are subject to forfeiture in the event the Key Performer terminates employment prior to the end of the separate 2 year vesting period commencing on the allocation date of each separate award, subject to certain limits and exceptions in the case of death, retirement, disability, or termination by the Company without cause. Key Performers identified as Level 1 employees of the Company may also elect to defer receipt of any guaranteed or contingent portion otherwise payable in cash. The Plan is attached as Annex D to this Prospectus/Proxy Statement.

No Solicitations

                Buck has agreed in the Merger Agreement that, except as described below, neither Buck nor any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by any of them) may initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving any purchase of any portion of the assets or business, or any portion of the equity securities of, Buck or any Buck Company, (an "Acquisition Proposal") or engage in any negotiations concerning or provide any confidential data to or have any discussions with, any person relating to such an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement such an Acquisition Proposal.

                To the extent that the Buck Board determines on the basis of written advice from outside counsel that certain actions are necessary in order for the Buck Board to act in a manner consistent with its fiduciary obligation under applicable law, Buck may engage in negotiations concerning or provide any confidential data to or have any discussions with, any persons relating to an Acquisition Proposal or otherwise facilitate an effort to make or implement an Acquisition Proposal, and withdraw or modify its recommendation to Buck stockholders that they adopt the Merger Agreement.

Regulatory Approvals

                Consummation of the Merger is conditioned on the receipt by Mellon and Buck of all necessary approvals by governmental regulatory agencies. The regulatory approvals include approvals of the Federal Reserve Board and various licensing entities. Consummation of the Merger is also conditioned on the expiration or termination of the applicable waiting period under the HSR Act. While Mellon and Buck believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance as to whether such approvals will be obtained prior to the Buck Special Meeting on satisfactory terms or otherwise.

Right of the Buck Board to Withdraw its Recommendation

                In the Merger Agreement, Buck agreed that the Buck Board would recommend to the Buck stockholders that they adopt the Merger Agreement. However, the Buck Board may withdraw, modify or amend such recommendation to the extent the Buck Board reasonably determines, upon the basis of written advice of outside counsel, that such action is necessary in order for the Buck Board to act in a manner which is consistent with its fiduciary obligations under applicable law.

Termination of the Merger Agreement; Fee

                Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, as follows:

                (a) by the mutual consent of the Buck Board and the Mellon
         Board;

                (b) by either Buck or Mellon, at any time after September 30, 1997, if the Closing has not occurred (provided that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any material obligation under the Merger Agreement has been a cause of or has resulted in the failure of the Closing to occur on or before such date);

                (c) by either Buck or Mellon if a court of competent jurisdiction or other governmental body shall have issued a nonappealable final Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                (d) by Mellon, if, at the Buck Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Buck in favor of this Agreement and the Merger shall not have been obtained;

                (e) by Mellon, if (i) the Board of Directors of Buck shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to consummation of the Merger or shall have resolved to do any of the foregoing; (ii) the Board of Directors of Buck shall have recommended to the stockholders of Buck an Acquisition Proposal; (iii) a tender offer or exchange offer for any of the outstanding shares of Buck Common Stock is commenced (other than by Mellon or an affiliate of Mellon) and the Board of Directors of Buck recommends that the stockholders of Buck tender their shares in such tender or exchange offer; or (iv) for any reason Buck fails to call and hold the Buck Special Meeting within 45 days after the effective date of the Registration Statement;

                (f) by Mellon or Buck, if the Board of Directors of Buck shall have made a determination to initiate, solicit, encourage or pursue an Acquisition Proposal;

                (g) by Mellon or Buck, if any governmental body having jurisdiction (including without limitation the Board of Governors of the Federal Reserve System) shall have denied its approval of the Merger; or

                (h) by Buck or Mellon, if (i) the other has breached any representation or warranty contained in the Merger Agreement, and such breach shall not have been cured prior to the Effective Time (except where such breach would not have a Buck Material Adverse Effect or Mellon Material Adverse Effect, as the case may be) or (ii) if there has been a material breach of a covenant or agreement set forth in the Merger Agreement on the part of the other, which shall not have been cured within 15 business days following receipt by the breaching party of written notice of such material breach from the other party (provided that a party shall have the right to terminate the Merger Agreement in the event of a material breach on the part of the breaching party which is not subject to cure only if such breach would have a Buck Material Adverse Effect).

                Fee. Under the Merger Agreement, Mellon is entitled to payment of a fee of $3,000,000 by Buck upon the earliest to occur of the termination of the Merger Agreement pursuant to paragraphs (e) or (f) above. In addition, if within 12 months of termination of the Merger Agreement pursuant to paragraphs
(e), (f), or (h) above, Buck enters into a commitment to consummate a merger, consolidation, combination or joint venture or similar transaction with another party involving any purchase of any portion of the assets or business or any portion of the equity securities of Buck or any Buck Company, or if any such transaction is consummated within such 12 month period, Mellon is entitled to payment of a fee of $12,000,000 by Buck upon the earliest to occur of the making of such commitment or such consummation.

Waiver and Amendment; Revisions to Transaction

                Any provision of the Merger Agreement may be waived by the party benefited by the provision. The Merger Agreement also provides that it may be amended by mutual consent of the parties thereto.

NYSE Listing of Mellon Common Stock

                Under the Merger Agreement, it is a condition precedent that the shares of Mellon Common Stock to be issued in the Merger be approved for listing on the NYSE upon notice of issuance. Mellon intends to file an application with the NYSE for approval of such listing.

Certain Federal Income Tax Consequences of the Merger to Buck Stockholders

                The following discussion addresses the material federal income tax considerations of the Merger that are applicable to holders of Buck Common Stock. This discussion reflects the opinions of Reed Smith Shaw & McClay, counsel to Mellon, and O'Sullivan Graev & Karabell, LLP, counsel to Buck, attached as Exhibits 8.1 and 8.2 to the Registration Statement of which this Prospectus/Proxy Statement is a part (the "Exhibit Opinions"). The Exhibit Opinions are based on certain assumptions and representations and are subject to certain limitations and qualifications as noted in the opinions.

                The following summary of the material federal income tax consequences of the Merger to holders who hold shares of Buck Common Stock as capital assets deals only with holders who are (i) citizens or residents of the United States, (ii) domestic corporations or (iii) otherwise subject to United States federal income tax on a net income basis in respect of Shares ("U.S. Holders"). This summary may not apply to certain classes of taxpayers, including, without limitation, persons who acquired shares, or rights to payments in exchange for their shares, of Buck Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation.

                Also, the summary does not address state, local or foreign tax consequences of the Merger. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Merger to such holder.

                This summary is based on current law. Future legislative, judicial, or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. Neither Mellon nor Buck has requested or will request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Merger.

                It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes no gain or loss will be recognized by either Mellon or Buck as a result of the Merger.

                Reed Smith Shaw & McClay, counsel to Mellon, and O'Sullivan Graev &Karabell, LLP, counsel to Buck, have advised Mellon and Buck, respectively, that the material federal income tax consequences to U.S. Holders who exchange shares of Buck Common Stock for shares of Mellon Common Stock and/or the Cash Consideration will be as follows:

                        (i) No loss will be recognized upon the exchange. Gain
                will be calculated separately on each block of Buck Common Stock exchanged (a block consists of shares of Buck Common Stock acquired at the same time for the same price). This gain will be measured by the difference between the Buck stockholder's adjusted tax basis in each block of the Buck Common Stock surrendered and the aggregate fair market value of the Mellon Common Stock and Cash Consideration received therefor. However, Buck stockholders will recognize this gain as taxable only to the extent of the Cash Consideration received. Any such gain recognized by a Buck stockholder pursuant to the Merger will likely be treated as capital gain provided that the stockholder held such Buck Common Stock as a capital asset. Such capital gain will be long term if the stockholder has held the Buck Common Stock for more than one year at the Effective Time.

                        (ii) Buck stockholders' aggregate tax basis in the
                Mellon Common Stock received (including a fractional share interest in Mellon Common Stock deemed received and redeemed as described below) will be equal to the aggregate tax basis of the Buck Common Stock surrendered in the Merger, increased by any gain recognized as a result of the Merger and decreased by the amount of Cash Consideration received. Such tax basis will be attributed separately to each block of Mellon Common Stock received in exchange for each block (as described above) of Buck Common Stock surrendered therefor.

                        (iii) The holding period of the Mellon Common Stock
                received pursuant to the Merger will include the holding period of the Buck Common Stock surrendered in exchange therefor, provided that such Buck Common Stock was held as a capital asset by the Buck stockholder.

                        (iv) A U.S. Holder of Buck Common Stock who receives
                cash in lieu of a fractional share interest in Mellon Common Stock will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest. A stockholder of Buck should recognize capital gain or loss on the receipt of cash in lieu of a fractional share interest in Mellon Common Stock. The capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional share interest is more than one year.

                The advice of Reed Smith Shaw & McClay and O'Sullivan Graev & Karabell, LLP, set forth in the summary above is based, among other things, on assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Merger, which assumptions have been made with the consent of Mellon and Buck. One such assumption is that no part of the Merger consideration will be subject to taxation as compensation. It is also assumed that payments to retirees pursuant to Buck's Retiree Protection Plan and to Key Performers will be subject to taxation as compensation and that the parties intend to treat them as such. Reed Smith Shaw & McClay and O'Sullivan Graev & Karabell, LLP, have not conducted independent investigation of these assumptions. If these assumptions should not be true, then the summary description of tax consequences above may not be accurate.

                The obligation of Buck to consummate the Merger is conditioned on the receipt by Buck of an opinion of its counsel, O'Sullivan Graev & Karabell, LLP, dated as of the Effective Time, substantially to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, (i) no gain or loss will be recognized by Mellon as a result of the Merger; and (ii) the summary description above of the material federal income tax consequences to U.S. Holders is, taking into account the assumptions and limited scope of the summary as set forth above, accurate in all material respects. The opinion of O'Sullivan Graev & Karabell, LLP, referred to in this paragraph will be based upon certain facts, assumptions, and representations and/or covenants, including those contained in certificates of officers of Mellon and Buck and, possibly, of others. Subject to the receipt of such representations and/or covenants, O'Sullivan Graev & Karabell, LLP, anticipates that it will render such opinion. If such opinion is not received, the Merger will not be consummated unless the condition requiring its receipt is waived. Buck currently anticipates that such opinion will be delivered and that Buck will not waive the conditions requiring receipt of such opinion.

Accounting Treatment of the Merger

                The Merger will be accounted for under the purchase method of accounting. The assets and liabilities of Buck acquired in the Merger will be recorded by Mellon for financial reporting purposes at their estimated fair values as of the date of the Merger, and any excess of the consideration paid over the net estimated fair value acquired will be recorded and amortized as goodwill.

Resales by Affiliates of Mellon Common Stock Received in the Merger

                All shares of Mellon Common Stock received by Buck stockholders in the Merger will be freely transferable, except that shares of Mellon Common Stock received by persons who are "affiliates" (as such term is defined under the Securities Act) of Buck prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Mellon) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Buck or Mellon generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party.

                The Merger Agreement requires Buck to use its best efforts to cause each of its affiliates to enter into an agreement to the effect that such person will comply with the above-described transferability restrictions.

Dissenters' Rights of Buck Stockholders

                Pursuant to Section 262 of the DGCL ("Section 262"), any holder of Buck Class A Common Stock and Buck Class B Common Stock who does not wish to accept the consideration to be paid pursuant to the Merger Agreement may dissent from the Merger and elect to have the fair value of such stockholder's shares of Buck Class A Common Stock and Buck Class B Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex C to this Prospectus/Proxy Statement, and any future amendments thereto.

                Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully Annex C to this Prospectus/Proxy Statement because failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the Buck Class A Common Stock or Buck Class B Common Stock, Buck believes that stockholders who consider exercising such rights should seek the advice of counsel.

                Any holder of Buck Class A Common Stock or Buck Class B Common Stock wishing to exercise the right to dissent from the Merger and demand appraisal under Section 262 must satisfy each of the following conditions:

                        (i) Such stockholder must deliver to Buck a written
                demand for appraisal of such stockholder's shares before the vote on the Merger Agreement at the Buck Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Agreement; merely voting against, abstaining from voting or failing to vote in favor of approval and adoption of the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262.

                        (ii) Such stockholder must not vote for approval and
                adoption of the Merger Agreement. A failure to vote will satisfy this requirement, but a vote in favor of the Merger Agreement, by proxy or in person, or the return of a signed proxy that does not specify a vote against approval and adoption of the Merger Agreement or a direction to abstain in connection with the proposal, will constitute a waiver of such stockholder's right of appraisal and will nullify any previously filed written demand for appraisal because, in the absence of express contrary instructions, such shares will be voted in favor of the proposal. Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of such stockholder's shares must, as one of the procedural steps involved in such perfection, either
                (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the Merger Agreement or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or vote in person against the proposal or register in person an abstention with respect thereto.

                        (iii) Such stockholder must continuously hold such
                shares from the date of making the demand through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Buck Class A Common Stock or Buck Class B Common Stock, as applicable, on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the Effective Time will lose any right to appraisal in respect of such shares.

                A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address, the number of shares of Buck Class A Common Stock and Buck Class B Common Stock owned and that such stockholder intends thereby to demand appraisal of such stockholder's stock. However, such demand will be sufficient if it reasonably informs Buck of the stockholder's identity and intent to demand the appraisal of his shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners.

                A stockholder who elects to exercise appraisal rights should mail or deliver a written demand to Buck Consultants, Inc., Two Pennsylvania Plaza, New York, New York 10121, Attention: Assistant Secretary.

                Within ten days after the Effective Time, Merger Subsidiary must give written notice that the Merger has become effective to each stockholder who has filed a written demand meeting the requirements of Section 262. Any stockholder who has complied with Section 262 and is entitled to appraisal rights may, within 20 days after the date of mailing such notice, demand in writing from Merger Subsidiary the appraisal of such stockholder's shares. Within 120 days after the Effective Time, but not thereafter, either Merger Subsidiary or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Buck Class A Common Stock and Buck Class B Common Stock held by all dissenting stockholders. Merger Subsidiary does not presently intend to file such a petition, and stockholders seeking to exercise appraisal rights should not assume that Merger Subsidiary will file such a petition or that Merger Subsidiary will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as Merger Subsidiary has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal.

                Pursuant to the Merger Agreement, Buck has agreed to give Mellon prompt notice of any demands for appraisal received by it, and, prior to the Effective Time, (i) Mellon has the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal received by Buck and (ii) Buck will not, except with the prior written consent of Mellon, which shall not be unreasonably withheld, make any payment with respect to, or offer to settle, any such demands.

                Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Merger Subsidiary, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Merger Subsidiary must mail such statement to the stockholder within 10 days of receipt of such request or the expiration of the period for delivery of demands for appraisal.

                If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a dissenting stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares and that investment banking opinions are not opinions as to fair value under Section 262.

                In determining fair value, the Delaware Chancery Court is to take into account all relevant factors. The Delaware Supreme Court has discussed the factors that can be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court has also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

                Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the Effective Time) unless the demand is withdrawn or the appraisal rights are not perfected.

                At any time within 60 days after the Effective Time, any stockholder who has demanded appraisal rights will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of Merger Subsidiary. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, or if such stockholder has withdrawn such demand for appraisal as discussed in the preceding sentence, such stockholder's rights to appraisal shall cease, and all holders of shares of Buck Class A Common Stock and Buck Class B Common Stock will be entitled to receive the Merger Consideration applicable thereto. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to Merger Subsidiary a written withdrawal of such stockholder's demand for appraisal and acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of Merger Subsidiary and (ii) no appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

Failure to comply strictly with the procedures set forth in Section 262 will result in the loss of a stockholder's statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

                          INFORMATION CONCERNING MELLON

Mellon Selected Financial Data

                The following tables captioned "Mellon Bank Corporation and Subsidiaries--Consolidated Selected Historical Financial Data" set forth selected historical financial data for Mellon. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements of Mellon including the notes thereto, incorporated by reference in this Prospectus/Proxy Statement. See "Incorporation of Certain Documents By Reference."

                   MELLON BANK CORPORATION AND SUBSIDIARIES
                CONSOLIDATED SELECTED HISTORICAL FINANCIAL DATA

                This summary is qualified in its entirety by the detailed information and financial statements included in the documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                            Three months ended March 31,                    Year ended December 31,
                            ---------------------------   --------------------------------------------------------------
(dollar amounts in millions,     1997          1996          1996          1995         1994           1993         1992
except per share amounts)        ----          ----          ----          ----         ----           ----         ----

Income statement data:
Net interest revenue               $370          $363     $   1,478     $   1,548     $   1,508     $   1,329    $   1,182
Provision for credit losses          25            25           155           105            70           125          185
                                    ---           ---        ------        ------        ------        ------       ------
Net interest revenue after
  provision for credit losses       345           338         1,323         1,443         1,438         1,204          997
Fee revenue                         536           503         2,019         1,670         1,652         1,538        1,154
Gains (losses) on sale of
  securities                         --             1             4             6            (5)          100          129
Net expense (revenue) of
  acquired property                  (3)           (8)          (13)          (20)          (28)           59           95
Securities lending charge
  and merger expense                 --            --            --            --           327           175           36
Other operating expense             585           568         2,208         2,047         2,075         1,850        1,517
Provision for income
  taxes                             108           103           418           401           278           298          104
                                    ---           ---        ------        ------        ------        ------       ------
Net income                          191           179           733           691           433           460          528
Net income applicable to
  common stock                      182           169           689           652           358           397          477

Consolidated per common
  share data (pre-stock
  split):
Primary net income                $1.38         $1.24     $    5.17     $    4.50     $    2.42     $    2.73    $    3.56
Fully diluted net income           1.38          1.24          5.15          4.46          2.42          2.73         3.53
Dividends                           .60           .55          2.35          2.00          1.57          1.01          .93
Book value at period-end          27.19         25.55         26.86         26.17         25.06         24.28        21.37
Average common shares
  and equivalents
  outstanding:
  Primary (in thousands)        131,520       136,506       133,195       145,074       149,069       147,083      134,858
  Fully diluted (in thousands)  131,602       136,721       133,912       146,182       149,230       147,293      137,338

Key ratios:
Return on assets (A)               1.83%         1.76%         1.74%         1.72%         1.14%         1.29%        1.72%
Return on common
  shareholders' equity (A)        21.2          19.7          20.4          17.8           9.8          12.1         18.5
Net interest margin (A) (B)        4.37          4.35          4.26          4.62          4.71          4.39         4.46
Dividends per common
  share as a percentage of:
  Primary net income per
    share                         42.54         44.09         44.96         44.18         54.66         31.28        21.11
  Fully diluted net income
    per share                     42.53         44.08         44.95         44.17         54.63         30.94        20.90



                                            Three months ended March 31,                 Year ended December 31,
                                            ----------------------------  ----------------------------------------------------

(dollar amounts in millions,                     1997         1996        1996        1995        1994        1993        1992
except per share amounts)                        ----         ----        ----        ----        ----        ----        ----

Results excluding
  certain items (C)
Net income applicable to
  common stock                                  $   182     $   169     $   689     $   652     $   593     $   456     $   347
Fully diluted net income
  per common share
  (pre-stock split)                                1.38        1.24        5.15        4.46        4.00        3.13        2.59
Return on common shareholders'
equity (A)                                        21.2 %      19.7 %      20.4 %      17.8 %      16.0 %      13.7 %      13.1 %
Return on assets (A)                               1.83        1.76        1.74        1.72        1.71        1.46        1.29

Consolidated balance sheet
  data-average balances (A):
Money market investments                        $ 1,032     $ 1,290     $ 1,381     $ 1,222     $ 1,656     $ 3,821     $ 1,905
Securities                                        6,018       5,339       6,184       4,922       5,149       4,804       6,500
Loans                                            27,404      27,058      27,233      27,321      25,097      21,763      18,235
Total interest-earning assets                    34,615      33,825      34,944      33,761      32,282      30,657      26,948
Total assets                                     42,187      40,848      42,013      40,097      38,106      35,635      30,758
Deposits                                         30,280      29,274      30,838      27,951      27,248      26,541      22,684
Notes and debentures                              2,517       1,554       2,038       1,670       1,768       1,991       1,365
Trust-preferred securities                          990          --          32          --          --          --          --
Common shareholders' equity                       3,490       3,459       3,381       3,671       3,691       3,323       2,603
Total shareholders' equity                        3,735       3,894       3,810       4,106       4,277       3,964       3,112

Capital ratios:
Common shareholders'
  equity to assets (D)                             8.33%       8.14%       8.11%       8.83%       9.54%       9.57%       8.85%
Tier I capital ratio (D)                           8.74        7.69        8.38        8.14        9.48        9.70       10.20
Total (Tier I plus Tier II)
   capital ratio (D)                              13.65       12.20       13.58       11.29       12.90       13.22       13.83
Leverage capital ratio (D)                         8.75        7.52        8.31        7.80        8.67        9.00        9.45

Asset quality ratios (E):
Reserve for credit losses
  as a percentage of:
  Total loans (D)                                  1.88%       1.74%       1.92%       1.70%       2.27%       2.45%       2.54%
  Nonperforming loans (D)                           543         265         556         282         403         297         152
Net credit losses as a
  percentage of average
    loans (A)                                      0.48        0.41        0.46        0.91        0.27        0.64        1.52
Nonperforming assets as a
  percentage of total loans
  and net acquired
    property (D)                                   0.62        0.93        0.63        0.85        0.89        1.39        2.94

Footnotes

Note: The comparability of this information has been affected by Mellon's October 1, 1996, acquisition of First United Leasing Corporation, the September 30, 1996 acquisition of the business equipment financing unit of USL Capital Corporation, the December 1993 acquisition of AFCO Credit Corporation and CAFO, Inc., the May 1993 acquisition of The Boston Company, and the December 1992 acquisition of certain assets and deposit liabilities of Meritor Savings Banks ("Meritor"). These acquisitions, as well as other less material acquisitions and divestitures, are described in detail in Mellon's Annual Reports on Form 10-K for the years ended December 31, 1992 through 1996, or other documents incorporated by reference herein.

(A)      Computed on a daily average basis.

(B) Calculated on a taxable equivalent basis, at tax rates approximating 35% for the first quarter 1997, the first quarter 1996 and the full years 1996, 1995, 1994 and 1993 and 34% in 1992. Loan fees, nonaccrual loans and the related effect on income have been included in the calculation of the net interest margin.

(C) Results for 1994 exclude a $130 million after tax securities lending charge, $79 million after-tax of Dreyfus merger-related expense, $10 million after-tax of losses on the disposition of securities available for sale previously owned by Dreyfus and $16 million of preferred stock dividends recorded in connection with the redemption of Mellon Series H preferred stock. Results for 1993 exclude $112 million after-tax of merger expense and $53 million after-tax of gains on the sale of securities related to the acquisition of The Boston Company. Results for 1992 were calculated by applying a normalized effective tax rate of approximately 38% to pretax income. The unrecorded tax benefit that existed at the beginning of 1992 was included in the determination of the return on average common shareholders' equity.

(D)      Period-end ratio.

(E) Segregated assets acquired in the 1992 Meritor acquisition are not reported as loans and therefore are not included in nonperforming loans. The reserve for segregated assets is not included in the reserve for credit losses.

              MARKET PRICES OF MELLON COMMON STOCK; CASH DIVIDENDS

         Mellon Common Stock is listed and traded on the NYSE. The table below sets forth, for the quarters indicated, the high and low closing sales prices per share of Mellon Common Stock, as reported on the NYSE Composite Transactions Tape, and the common stock cash dividends declared for such quarters.

                               Mellon Common Stock
                               -------------------

                                                         Cash Dividends
                              High            Low           Per Share
                              ----            ---           ---------
1994 First Quarter          $39 1/2          $35            $.3733
     Second Quarter          40 3/8           36 1/8         .3733
     Third Quarter           39 3/4           37             .3733
     Fourth Quarter          38 3/8           30             .45

1995 First Quarter          $41 3/4          $30 5/8        $.45
     Second Quarter          44 3/4           37 3/4         .50
     Third Quarter           47 3/4           39 5/8         .50
     Fourth Quarter          56 1/2           44 5/8         .55

1996 First Quarter          $58 1/2          $48 1/4        $.55
     Second Quarter          60 1/8           51 5/8         .60
     Third Quarter           60 3/4           50 1/2         .60
     Fourth Quarter          74 3/4           59 7/8         .60

1997 First Quarter           86 1/4           71 3/4         .60


         On March 14, 1997, the last business day before the first public announcement of the Merger on March 17, 1997, the closing sales price of Mellon Common Stock, as reported on the NYSE Composite Transactions Tape, was $81.125 per share.

         On May 15, 1997, the closing sales price of Mellon Common Stock as reported on the NYSE Composite Transactions Tape was $85.00 per share. No assurance can be given as to the market price of Mellon Common Stock if and at the time the Merger is consummated.

         On May 15, 1997, there were approximately 23,700 holders of record of Mellon Common Stock.

         On April 15, 1997, Mellon announced a two-for-one split of Mellon Common Stock. The two-for-one stock split will take the form of a stock dividend of one additional share of Mellon Common Stock being paid on each outstanding share of Mellon Common Stock. The additional shares resulting from the stock split will be distributed on June 2, 1997, to shareholders of record at the close of business on May 1, 1997. The information set forth above has not been adjusted to reflect the Stock split.

                   MELLON DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed by Mellon with the SEC pursuant to the Exchange Act (File No. 1-7410) are hereby incorporated by reference into this Prospectus/Proxy Statement:

         1. Mellon's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

         2. Mellon's Current Reports on Form 8-K dated January 8, 1997, January 17, 1997, March 17, 1997 and April 14, 1997; and

         3. The description of the Mellon Common Stock which is contained in Mellon's Current Report on Form 8-K dated January 17, 1997.

         All documents filed by Mellon with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the date of the Buck Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the date of the filing of such documents.

         Mellon shareholders or Buck stockholders who wish to obtain copies of the Mellon documents incorporated by reference herein may do so by following the instructions under "Available Information" above.

                           INFORMATION CONCERNING BUCK

Management's Discussion and Analysis of Financial
Condition and Results of Operations of Buck

         Year Ended March 31, 1997 Compared to Year Ended March 31, 1996

         Revenues were $238.6 million for fiscal 1997 as compared to $197.7 million for fiscal 1996, an increase of $40.9 million or 20.7%. U.S. revenues increased $28.0 million, or 19.1% and non-U.S. revenues increased $12.9 million, or 25.2%. Revenue growth was favorably impacted by the WF Corroon acquisition on November 29, 1996. The revenue growth occurred across most service lines with strong results from actuarial, administrative services, compensation consulting and health and welfare.

         Compensation and benefit expenses were $170.1 million in fiscal 1997 as compared to $138.7 million in fiscal 1996. The increase was largely attributable to increased staffing in the U.S. where headcount increased by more than 500, with approximately 300 attributable to the Corroon acquisition. Non-U.S. compensation and benefits increased by $8.5 million for fiscal 1997 as compared to the prior period. This is the result of expanded operations in Spain and Singapore, the opening of an office in Geneva, the full year's impact of the Australian joint venture, and the Corroon acquisition in the United Kingdom.

         General operating expenses (including interest expense) for fiscal 1997 were $61.0 million as compared to $44.5 million for fiscal 1996. The increase was attributable to the Corroon acquisition, higher costs of supplies and software, increased recruiting expenses and occupancy expenses. Non-U.S. operating expenses accounted for $4.0 million of the increase, primarily as a result of expanded operations in Spain and Singapore, the full year's impact of the Australian joint venture and the Corroon acquisition.

         Depreciation and amortization expense was $6.6 million for fiscal 1997 as compared to $4.5 million for fiscal 1996. The increase was primarily attributable to the Corroon acquisition.

         Income before income taxes and minority interest declined to $7.5 million for fiscal 1997 from $14.6 million for fiscal 1996, primarily as a result of the increase in total operating expenses from staff investments made in administrative services and outsourcing exceeding revenue growth in the period.

         Net income for fiscal 1997 declined to $3.8 million from $8.0 million for fiscal 1996.

         Year Ended March 31, 1996 Compared to Year Ended March 31, 1995

         Revenues were $197.7 million in fiscal 1996 as compared to $177.1 million in fiscal 1995, an increase of $20.6 million or 11.5%. Revenue growth occurred across most lines of business in the U.S., and in non-U.S. operations. Fiscal 1996 revenues include $15.0 million from the Australian joint venture which began in May 1995.

         Compensation and benefit expenses were $138.7 million in fiscal 1996 as compared to $120.8 million in fiscal 1995, an increase of $17.9 million. The increase is primarily attributable to the increased number of staff added to administrative and outsourcing services in the U.S. and the impact of the Australian joint venture.

         General operating expenses (net of interest income) were $44.5 million in fiscal 1996 as compared to $39.4 million in fiscal 1995, an increase of $5.1 million or 12.9%. After the effect of capitalizing certain administrative systems software development costs in fiscal 1996, general operating expenses in the U.S. were essentially flat in fiscal 1996 as compared to those in fiscal 1995. The increase in general operating expenses in fiscal 1996 was principally related to the non-U.S. operations, particularly the expanded operation in Australia.

         Depreciation and amortization expense was $4.5 million in fiscal 1996 as compared to $4.4 million in fiscal 1995.

         Income before income taxes and minority interest decreased to $14.6 million in fiscal 1996 from $16.9 million in fiscal 1995, a decline of $2.3 million. The decline was largely attributable to significant investments that were made in administrative services and outsourcing.

         Net income in fiscal 1996 declined to $8.0 million from $8.8 million in fiscal 1995.

         Liquidity and Capital Resources

         Buck relies primarily on funds from operations and on occasional short-term borrowing as its sources of liquidity. Buck's cash and cash equivalents at March 31, 1997 and 1996 were $11.9 million and $13.5 million, respectively. At March 31, 1997, Buck had short-term borrowings of $1.9 million as compared to $2.8 million at March 31, 1996.

         Buck's operating cash flow is generally stable and typically does not fluctuate widely within a period. Operating cash flows for March 31, 1997 were $10.9 million as compared to $18.0 million for March 31, 1996.

         Buck's ratio of current assets to current liabilities was 1.43 at March 31, 1997 and 1.66 at March 31, 1996.

         Investing activity cash outflow was $26.8 million in fiscal 1997 and $8.2 million in fiscal 1996. The increase was largely due to administrative system software development and the Coroon acquisition.

         Financing activity cash inflow was $14.2 million in fiscal 1997 as compared to a cash outflow of $5.6 million in fiscal 1996. The change reflects the bank borrowings used to make the Corroon acquisition offset by the repurchase of Buck Common Stock during fiscal 1997.

Description of Buck's Business

         Buck is the oldest actuarial, employee benefit and compensation consulting firm in North America. Established in 1916 as a sole proprietorship, Buck has grown into a globally diversified consulting firm providing actuarial, employee benefit, compensation and human resources consulting and related services. In 1970, Buck was converted to a closely-held, employee-owned corporation. Headquartered in New York City, Buck has 67 offices in 16 countries and services clients throughout the United States and the world.

Recent Acquisition

         In November 1996, Buck acquired the WF Coroon human resource and employee benefit and compensation consulting business from Willis Corroon Group plc. As a result of the acquisition, Buck expanded its presence in the United States and abroad and added approximately 500 employees to its work force. The acquisition added six new Buck offices in the United States and nine new Buck offices in the United Kingdom.

Services

         Buck's activities generally fall into three broad categories: (i) plan actuarial services and related activities, (ii) general employee benefits consulting services and related activities, and (iii) administration and outsourcing services and related activities.

         Plan Actuarial Services. Buck offers a wide array of recurring plan actuarial services to its clients by acting as actuarial consultant on retirement as well as health and welfare benefit plans of all types and sizes. These activities include designing plans to meet specific needs of clients, recurring valuations of plan assets and liabilities, allocations of costs of plans, actuarial funding levels and projections of costs associated with implementing new plans and/or modifying existing plans, and preparation of actuarial information for governmental filings and financial statements. Buck also assists clients in determining the impact of various aspects of pension policy decisions and advises employers on issues regarding the financial implications affecting various retirement and benefit plans in the context of plan terminations, plant shutdowns and spin-offs, labor negotiations and merger/acquisition situations.

         General Employee Benefits Consulting Services. Buck has extensive experience and offers a wide range of consulting services to clients in the areas of defined benefit and defined contribution plans as well as all manner of employee health and welfare benefit plans and general compensation and human resources management plans. These general employee benefits consulting activities are targeted specifically to various client sectors (e.g., large domestic and foreign corporate, medium and small businesses, governmental and quasi-governmental entities (national and international), multi-employer plans and multi-national employer plans). Plan design, implementation and analysis are key elements to Buck's general employee benefits consulting practice and Buck's extensive experience in developing or modifying plans, and effectively utilizing the necessary sophisticated computer systems, enable Buck to provide services to meet the demands of its clients. Buck's full service consulting capability enables it to provide employers and plan sponsors with expert advice beyond the initial development and implementation into the areas of plan financing, administration, maintenance, monitoring and employee communication. The range of plans, plan sponsor and employer activities included under Buck's general employee benefits consulting practice includes defined benefit and defined contribution plans, employee stock ownership plans, retirement savings plans, deferred compensation plans, group life, health, disability and death benefit plans, managed health care plans, flexible benefit and dependent care plans, executive compensation plans, alternative reward, and incentive or performance based plans and general compensation plans. Numerous clients of Buck rely on Buck's general employee benefits consulting services with respect to more than one specific plan, and many times also utilize Buck's plan administration and outsourcing services in connection with those plans.

         Plan Administration and Outsourcing Services. Buck offers a broad range of integrated services from straight forward recordkeeping to full outsourcing to help clients administer their various defined benefit, defined contribution, health and welfare benefit and compensation plans. Buck's outsourcing services include feasibility studies, full administrative and recordkeeping expertise, voice response capabilities and a service center with experienced representatives to assist employee participants in utilizing such plans. Employee plan participant communication and education services are increasingly becoming a more important element of plan administration as the plans grow in complexity and the number of choices available to employee participants proliferates. As a result, Buck assists employers with a wide range of educational services, audio visual presentations, interactive video, voice response and other computer generated communication tools to assist its clients in evaluating, designing and implementing effective communication programs to inform employees of their benefit choices and how to utilize their benefits most effectively.

Products

         Buck utilizes a number of innovative actuarial computer systems (ACTVAL, PENVAL and GINSU) and other computer systems (BENCAL, Interactive Data Program (IDP), Buck Social Security, The Buck Retirement Planner(TM), Recordkeeping Plus(TM), Universal Health & Welfare System, Buck Information Technology Human Resource Manager and Worldbase(TM)) in performing services for its clients.

         Buck's actuarial systems -- ACTVAL for active participants, PENVAL for inactive participants entitled to current or future benefits, and GINSU which manipulates data into the necessary format for valuation purposes -- provide the framework for performing actuarial valuations. These systems comprise a completely parameterized, state-of-the-art valuation package for defined benefit and post-retirement welfare plans.

         Other computer systems utilized by Buck on both PC and mainframe platforms include:

             BENCAL - A comprehensive defined benefit administration system which performs all the tasks required to administer defined benefit pension plans.

             Interactive Data Program - A program which affords users immediate and continuous access to data in their files and is a powerful tool for manipulating valuation, recordkeeping and research data.

             Buck Social Security - A program which assists the user in calculating a variety of Social Security Benefits and payments.

             Recordkeeping Plus/(TM)/ - A comprehensive on-line system for the administration of all types of defined contribution and defined benefit plans providing inquiry, transaction, loan administration, payroll processing and daily defined contribution valuation and voice response capabilities.

             Universal Health & Welfare System - An integrated system which supports Buck's health and welfare administrative and recordkeeping services.

             Buck Information Technology Human Resource Manager - An integrated Windows-based database which allows the user to store and access complete personnel records and produce standard and customized management reports.

             Buck Retirement Planner/(TM)/ - An interactive personal computer program which helps users plan for retirement.

         Several of Buck's proprietary computer systems are available for purchase or lease by clients.

Customers

         Buck provides professional services to approximately 5,000 clients ranging from large multi-national corporations to small businesses. Buck's top 100 clients include a number of Fortune 500 companies. Buck's clients include not-for-profit organizations, educational institutions, health care providers, state and local government retirement systems, prestigious national and international quasi-governmental organizations and Taft-Hartley plans.

Competition

         The principal elements of competition in the actuarial and employee benefit consulting industry are breadth and quality of services offered and pricing. Historically, Buck's principal competitors have been other employee benefit consulting firms such as Towers Perrin, William Mercer & Co., Hewitt Associates and Watson-Wyatt Worldwide. The growth of outsourcing has spurred competition from nontraditional sources (i.e., financial institutions, data processing companies and mutual funds) as such sources begin to develop employee benefit administration/outsourcing services.

Employees

         Buck employs approximately 2600 employees.

Properties

         Buck and its subsidiaries have 67 offices located in 16 countries around the world. All of Buck's offices are leased. The following table shows the countries in which Buck and its subsidiaries and affiliates have offices.



              Country                     Number of Offices
              -------                     -----------------

Australia/1/                                      6
Austria                                           1
Belgium                                           1
Canada                                            4
France                                            1
Germany/1/                                        1
Hong Kong                                         1
Ireland                                           2
Mexico                                            2
Netherlands                                       1
Singapore                                         1
Spain                                             2
Switzerland                                       1
Trinidad                                          1
United Kingdom                                   12
United States                                    30

/1/  Operated by an affiliate of Buck.

Management of Buck

         The following table provides information as of March 31, 1997 with respect to Buck's directors and executive officers.


            Name                   Age                                     Position

Joseph A. LoCicero                 50          President, Chief Executive Officer, Consulting Actuary and Director

William E. Giegerich, Jr.          50          Chairman and Director

Merrill S. Delon                   48          Secretary, Consulting Actuary and Director

Gary S. Stephen                    46          Treasurer and Controller

Stephen D. Diamond                 48          Consulting Actuary and Director

Edward I. Farb                     53          Group Executive, Consulting Actuary and Director

Brian W. Kruse                     56          Group Executive, Consulting Actuary and Director

Karl W. Lohwater                   42          Assistant Secretary and General Counsel

J. Robinson Lynch                  41          Group Executive, Benefit Consultant and Director

Frederick W. Rumack                54          National Director of Tax and Legal Services and Director

Raymond E. Sharp                   51          Consulting Actuary and Director

Barry S. Sutton                    57          President and Chief Executive Officer of GBB Buck Consultants Limited and Director

Vincent M. Tobin                   62          Group Executive, Consulting Actuary and Director

Gregory J. Wiber                   45          Group Executive and Director

         Joseph A. LoCicero has been President and Chief Executive Officer of Buck since 1995. Prior thereto, he was a Group Executive and Consulting Actuary since prior to 1992. Mr. LoCicero is also a member of the Board of Directors and a Principal of Buck. Mr. LoCicero is an Enrolled Actuary, a Member and former Committee Chairman of the American Academy of Actuaries and a Member of the American Society of Pension Actuaries. Mr. LoCicero has a B.A. degree from Hunter College and a J.D. degree from New York University Law School.

         William E. Giegerich, Jr. is the Chairman, a member of the Board of Directors and a Principal of Buck. Mr. Giegerich was the Chief Executive Officer of Buck from prior to 1992 to 1995 and has been employed by Buck since 1970. Mr. Giegerich is a Fellow of the Society of Actuaries, a Fellow of the Conference of Consulting Actuaries, a member of the American Academy of Actuaries, and an Enrolled Actuary. Mr. Giegerich has a B.S. degree from St. Francis College and an M.S. degree from Northeastern University.

         Merril S. Delon is the Secretary, a Consulting Actuary, a member of the Board of Directors and a Principal of Buck. Ms. Delon has been a Consulting Actuary with Buck since prior to 1992. She is an Associate of the Society of Actuaries, a Member of the American Academy of Actuaries, a Member of the Conference of

Consulting Actuaries and an Enrolled Actuary. Ms. Delon has a B.A. degree from Douglass College of Rutgers University.

         Gary S. Stephen has been the Treasurer, the Controller and a Principal of Buck since prior to 1992. Mr. Stephen is a CPA and has a B.A. degree from Franklin and Marshall College and an M.B.A. from Fairleigh Dickinson University.

         Stephen D. Diamond has been a Consulting Actuary with Buck since prior to 1992. He is also a member of the Board of Directors and a Principal of Buck. Mr. Diamond is an Enrolled Actuary and Fellow of the Society of Actuaries and the Conference of Consulting Actuaries and a Member of the American Academy of Actuaries. Mr. Diamond has a B.S. degree from Georgia Institute of Technology, and an M.A.S. from Georgia State University.

         Edward I. Farb has been the Managing Principal of Buck's New York/New Jersey office since 1995. He has been a Group Executive since prior to 1992 and is also a Consulting Actuary, a member of the Board of Directors and a Principal of Buck. Mr. Farb is a Fellow of the Society of Actuaries, a Fellow of the Conference of Consulting Actuaries, a Member of the American Academy of Actuaries and an Enrolled Actuary. Mr. Farb has an A.B. degree from the College of William and Mary and did graduate work at New York University Graduate School of Business Administration.

         Brian W. Kruse has been a Group Executive with Buck since prior to 1992. He is also a Consulting Actuary, a member of the Board of Directors and a Principal of Buck. Mr. Kruse is an Enrolled Actuary, a Fellow of the American Society of Pension Actuaries and a member of the American Academy of Actuaries. Mr. Kruse has a B.A. degree from La Salle University.

         Karl W. Lohwater is the Assistant Secretary, General Counsel and a Principal of Buck. Mr. Lohwater joined Buck in 1995 from Towers Perrin, where he served as General Counsel and Secretary since prior to 1992. Mr. Lohwater has a B.A. degree from The College of Wooster and a J.D. degree from Columbia University Law School.

         J. Robinson Lynch has been the Managing Principal of Buck's San Francisco office since prior to 1992. He is also a Group Executive and a member of the Board of Directors of Buck. Mr. Lynch has a B.A. degree from Ohio Wesleyan University and did post-graduate work at Golden Gate University. He is a past Director of the Northern California Employee Benefits Council and current Director of Vision Service Plan, a national health care organization.

         Frederick W. Rumack has been Buck's National Director of Tax and Legal Services and Research since prior to 1992. He is a member of the Board of Directors and a Principal of Buck. Mr. Rumack has a B.A. degree from Queens College, a J.D. degree from Brooklyn Law School and an L.L.M. in taxation from New York University.

         Raymond E. Sharp has been a Consulting Actuary with Buck since prior to 1992. He is also a member of the Board of Directors and a Principal of Buck. Mr. Sharp is a Fellow of both the British Institute of Actuaries and the U.S. Society of Actuaries. In addition, he is a Member of the American Academy of Actuaries, the International Actuarial Association, a Fellow of the Royal Statistical Society and is an Enrolled Actuary. He has a B. Tech. degree from the University of Bradford, England.

         Barry S. Sutton has been the President and Chief Executive Officer of Buck Consultants Limited, Buck's Canadian subsidiary since prior to 1992. He is also a member of the Board of Directors and a Principal of Buck. Mr. Sutton is a Fellow of the Society of Actuaries, a Fellow of the Canadian Institute of Actuaries, a member of the American Academy of Actuaries, a member of the International Actuarial Association, a member of the International Association of Consulting Actuaries and an Enrolled Actuary. Mr. Sutton has a B. Comm. degree from the University of Toronto and an M.B.A. from York University.

         Vincent M. Tobin has been a Group Executive of Buck since prior to 1992. He is also a Consulting Actuary, a member of the Board of Directors and a Principal of Buck. Mr. Tobin is also Buck's National

Director of Consulting Activities. Mr. Tobin is a Fellow of the Society of Actuaries, a Fellow of the Conference of Consulting Actuaries, a Member of the American Academy of Actuaries and an Enrolled Actuary.

         Gregory J. Wiber is the Managing Principal of Buck's Philadelphia office and a member of the Board of Directors of Buck. He has also been a Group Executive and a Principal of Buck since prior to 1992. Mr. Wiber received a bachelor's degree from Yale University and an M.B.A. in finance from New York University.

Security Ownership of Certain Beneficial Owners and Management of Buck

          The following table sets forth, as of the date of this Prospectus/Proxy Statement, the beneficial ownership of Buck Class A Common Stock and Buck Class B Common Stock by each director of Buck, each executive officer of Buck and the directors and executive officers of Buck as a group, and each person who beneficially owns more than 5% of the outstanding shares of Buck Class A Common Stock and Buck Class B Common Stock.



                                              Amount and Nature   Percent of Outstanding
Name                                              of Beneficial           Shares of Buck
                                                      Ownership
Merrill S. Delon                                          13,000                    1.70
Stephen D. Diamond                                         7,500                    1.00
Edward I. Farb                                            25,300                    3.30
William E. Giegerich, Jr                                  47,500                    6.10
Brian W. Kruse                                             8,000                    1.00
Joseph A. LoCicero                                        24,100(1)                 3.10
Karl W. Lohwater                                             500(2)                 0.10
James Robinson Lynch                                       4,600(3)                 0.60
Frederick W. Rumack                                       20,000                    2.60
Raymond E. Sharp                                          10,000                    1.30
Gary S. Stephen                                            2,500(4)                 0.30
Barry S. Sutton                                           24,011                    3.10
Vincent M. Tobin                                          44,750                    5.80
Gregory J. Wiber                                           4,600(5)                 0.60
All directors and executive officers as a group
(14 persons)                                             236,361(6)                30.50

--------------------------------
(1) Includes 8,000 issuable shares of Buck Class B Common Stock.
(2) Includes 400 issuable shares of Buck Class B Common Stock.
(3) Includes 1,270 issuable shares of Buck Class B Common Stock.
(4) Includes 420 issuable shares of Buck Class B Common Stock.
(5) Includes 1,340 issuable shares of Buck Class B Common Stock.
(6) Includes 11,430 issuable shares of Buck Class B Common Stock.

Market Price of and Dividends on Buck Common Stock

         Buck Common Stock is not listed, traded or quoted on any stock exchange or quotation system and Buck has never paid any dividends thereon.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

         Upon consummation of the Merger, the stockholders of Buck will become stockholders of Mellon. The following summary compares the material differences between the rights of holders of shares of Buck Common Stock and the rights of holders of shares of Mellon Common Stock. These differences arise from (i) the distinctions between the laws of the jurisdictions in which Buck and Mellon are incorporated (the State of Delaware and Commonwealth of Pennsylvania, respectively) and (ii) the distinctions between the Certificate of Incorporation and By-Laws of Buck and the Articles of Incorporation and By-Laws of Mellon.

         The following summary includes all material aspects, but does not purport to be a complete statement, of the rights of holders of shares of Buck Common Stock and shares of Mellon Common Stock under, and is qualified in its entirety by reference to, Delaware and Pennsylvania law, the respective Certificate and Articles of Incorporation and the By-Laws of Buck and Mellon.

Cumulative Voting

         The holders of Buck Common Stock are entitled to one vote for each share held of record on all matters submitted to a shareholder vote and do not have cumulative voting rights in the election of directors. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected.

         Pennsylvania law provides that unless the articles of incorporation specify otherwise, shareholders are entitled to cumulative voting in the election of directors. Mellon's Articles of Incorporation expressly provide that shareholders do not have any such cumulative voting rights.

Dividends

         The holders of Buck Common Stock are entitled to dividends when and as declared by the Buck Board of Directors out of funds legally available therefor. Under Delaware law, dividends may be paid out of either surplus or net profits, limited in certain cases where a corporation's capital has been diminished below certain amounts.

         Pennsylvania law allows dividends to be paid as long as (i) after payment of the dividends the corporation could pay its debts when they become due in the usual course of business and (ii) the total assets of the corporation would not be less than the sum of total liabilities plus (unless provided in the articles of incorporation) the amount needed to satisfy preferential rights upon dissolution of the corporation. Pennsylvania law does not limit payment of dividends to situations in which surplus or net profits exist.

Dissenters' Rights

         The DGCL provides for dissenters' rights in certain mergers or consolidations. Shareholders of a Delaware corporation are not, however, entitled to such appraisal rights under the DGCL if their stock is either (i) listed on a national securities exchange or designated as a NASDAQ National Market System security or (ii) held of record by more than 2,000 shareholders, except in certain cases in which the shareholders would be required to accept for their shares something other than (i) stock of the surviving or resulting corporation, or (ii) stock of another corporation which is listed on a national securities exchange, designated as a NASDAQ National Market System security or held of record by more than 2,000 shareholders (or cash in lieu of fractional shares). Because Buck Common Stock is not listed on a national securities exchange, designated as a NASDAQ National Market System security or held of record by more than 2,000 shareholders, stockholders of Buck will have the right to dissent from the Merger. See "The Merger--Background of and Reasons for the Merger--Conversion of Buck Common Stock--Dissenters' Rights."

         Under Pennsylvania law, dissenting shareholders who follow prescribed statutory procedures are entitled to obtain payment of the fair value of such shareholders' shares in connection with a plan of merger or consolidation, share exchange, division, conversion or sale of substantially all of the assets of a corporation and certain other transactions on which shareholders are entitled to vote. However, such appraisal rights are not provided, except in limited circumstances, to a shareholder under Pennsylvania law where shares of the class held by the shareholder and entitling the shareholder to vote on the plan, are held of record by more than 2,000 shareholders or are listed on a national securities exchange, provided that, among other things, the shares are converted solely into shares of another corporation and cash in lieu of fractional interests. Furthermore, Pennsylvania law does not provide, except in limited circumstances, appraisal rights to shareholders of a registered corporation in connection with the sale, lease, exchange or other disposition of all or substantially all of its properties and assets. Under Pennsylvania law, a corporation may, within its articles of incorporation, by-laws or resolution of the board of directors, grant appraisal rights to shareholders in situations where such shareholders would not otherwise be entitled to appraisal rights under Pennsylvania law. Mellon has not granted such additional appraisal rights to its shareholders. Accordingly, Buck stockholders who become Mellon shareholders will not have the right to demand cash payment of the fair value of their shares in the case of mergers, sales of substantially all assets or similar transactions described above involving Mellon. As noted above, Buck stockholders currently have such right, including in connection with the Merger.

Business Combinations Following a Change in Control

         Under Section 203 of the DGCL, a corporation may not engage in a "business combination" with an "interested stockholder" for a period of three years following the time that the shareholder became an interested stockholder unless (1) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested stockholder, (2) upon consummation of the transaction in which the shareholder became an interested stockholder, the interested stockholder owned at least 85% of the outstanding corporation's Common Stock, excluding shares owned by persons who are both directors and officers of the corporation or by certain employee stock plans or (3) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting by the vote of at least two-thirds of the corporation's Common Stock which is not beneficially owned by the interested stockholder. For purposes of Section 203, an "interested stockholder" is generally (i) a beneficial owner of 15% or more of the outstanding corporation's Common Stock or (ii) an affiliate or associate of the corporation which was a 15% beneficial owner at any time during the preceding three years.

         Under Pennsylvania law, a registered corporation shall not at any time engage, except in certain instances, in any business combination with any interested shareholder (a beneficial owner of more than 20% of the outstanding stock entitled to elect directors or an affiliate or associate of the corporation who at any time within the previous five years was the beneficial owner of more than 20% of the outstanding stock entitled to elect directors, excluding, in each case, shares held continuously since January 1, 1983) of the corporation other than (i) a business combination approved by the board of directors of the corporation, (ii) by the affirmative vote of all of the holders of the outstanding common stock of the corporation, (iii) if the consideration payable to shareholders of the corporation in the business combination complies with certain fair price conditions specified by Pennsylvania law, by holders of a majority of the voting shares (excluding the shares held by the interested shareholder or any associate or affiliate thereof) at a meeting called for such purpose, no earlier than three months after the interested shareholder becomes the beneficial owner of at least 80% of the corporation's voting shares, or (iv) if the interested shareholder waits at least five years after its share acquisition date and (a) obtains a majority of the votes of the shareholders entitled to vote (excluding the shares held by the interested shareholder or any associate or affiliate thereof) or (b) the business combination complies with certain fair price conditions specified by Pennsylvania law and is approved by the shareholders. The statute does not apply to business combinations with an interested shareholder who was the beneficial owner of at least 15% of the voting stock of such corporation on March 23, 1988 and remains so to the share acquisition date of the interested shareholder.

         The PBCL includes control share acquisition provisions, together with disgorgement and severance compensation provisions which provide for the recovery by a corporation of profits from the sale of the corporation's shares and severance payments to terminated employees, in the event of certain control share acquisitions (acquisitions of a corporation's stock by a holder of 20% or more of stock entitled to vote in the election of directors). Mellon, pursuant to its By-Laws, has opted out of these statutes as permitted thereunder. The PBCL also includes a fair price provision which gives a corporation's shareholders the ability, in certain instances, to require a person who has become a 20% or more shareholder to buy the other shareholders' stock at a "fair price," as determined by the PBCL.

Mellon Shareholder Protection Rights Plan

         Mellon has adopted a Shareholder Protection Rights Plan under which each holder of shares of Mellon Common Stock on October 15, 1996 or issued thereafter (including shares to be issued in the Merger) receives one right (a "Right") for each share of Mellon Common Stock (the "Voting Stock") held. The Rights are currently represented by the certificates for, and trade only with, the Voting Stock. The Rights would separate from the Voting Stock and become exercisable only if a person or group acquires 15% or more of the voting power of the Voting Stock or ten days after a person or group commences a tender offer that would result in ownership of 15% or more of such voting power. At that time, each Right would entitle the holder to purchase for $225 (the "exercise price") one one-hundredth of a share of participating preferred stock, which is designed to have economic and voting rights generally equivalent to one share of common stock. Should a person or group actually acquire 15% or more of the Mellon Common Stock, each Right held by the acquiring person or group (or their transferees) would become void and each Right held by Mellon's other shareholders would entitle those holders to purchase for the exercise price a number of shares of the Mellon Common Stock having a market value of twice the exercise price. Should Mellon, at any time after a person or group has become a 15% beneficial owner and acquired control of Mellon's board of directors, be involved in a merger or similar transaction with any person or group or sell assets to any person or group, each outstanding Right would then entitle its holder to purchase for the exercise price a number of shares of such other company having a market value of twice the exercise price. In addition, if any person or group acquires 15% or more of the Mellon Common Stock, Mellon may, at its option and to the fullest extent permitted by law, exchange one share of Common Stock for each outstanding Right. The Rights are not exercisable until the above events occur and will expire on October 31, 2006, unless earlier exchanged or redeemed by Mellon. Mellon may redeem the Rights for $.01 per Right under certain circumstances. The Rights will not become exercisable by virtue of the Merger because, based upon available public information as to beneficial ownership of Buck Common Stock and Mellon Common Stock, no person or group will acquire in the Merger sufficient shares to give such person or group beneficial ownership of 15% or more of the voting power of the Voting Stock.

         The existence of the Shareholder Protection Rights Plan could make it more difficult for a third party to acquire control of Mellon than would be the case if Mellon had no such plan.

Buck Purchase Agreements

         The outstanding shares of Buck Common Stock are subject to certain transfer restrictions contained in the stock purchase agreements (the "Buck Purchase Agreements") pursuant to which such shares were purchased by the employees of Buck. Generally, the Buck Purchase Agreements provide that at any time prior to (i) the occurrence of an initial public offering of Buck, (ii) a sale of substantially all of the assets of Buck or (iii) a transaction resulting in the stockholders of Buck failing to maintain control of the post-transaction entity, the holders of the Buck Common Stock may not sell, transfer or otherwise dispose of their shares except as provided in the Buck Purchase Agreements.

         The Buck Purchase Agreements also provide that upon the death, retirement or termination of employment of a holder of Buck Common Stock, such holder's shares are purchased by Buck at the book value of such shares. The Buck Purchase Agreements provide further that if a holder of Buck Common Stock desires to transfer all or a part of such holder's shares, such holder must first offer such shares to Buck and the other stockholders of Buck.

         Mellon Common Stock is not subject to any purchase agreements. Accordingly, Buck stockholders who become Mellon shareholders will not have any rights or obligations to offer or sell their shares to Mellon and Mellon will, correspondingly, have no rights or obligations to purchase such shares.

                                 LEGAL OPINIONS

         Opinions with respect to certain legal matters in connection with the Merger will be rendered by Reed Smith Shaw & McClay, Pittsburgh, Pennsylvania, as counsel for Mellon and by O'Sullivan Graev & Karabell, LLP, New York, New York, and Pepper Hamilton & Scheetz, Philadelphia, Pennsylvania, as counsel for Buck.

                                     EXPERTS

         The consolidated financial statements of Mellon incorporated by reference in Mellon's Annual Report on Form 10-K as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon incorporated therein and herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such report, given upon the authority of such firm as experts in auditing and accounting.

         The consolidated financial statements of Buck as of March 31, 1997 and 1996, and for each of the years in the three-year period ended March 31, 1997, have been audited by Grant Thornton, independent certified public accountants, as set forth in their report thereon included herein. Representatives of Grant Thornton are expected to be present at the Buck Special Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from Buck Stockholders.

                                  OTHER MATTERS

         The managements of Mellon and Buck do not know of any other matters intended to be presented for shareholder action at the Buck Special Meeting. If any other matter does properly come before the Buck Special Meeting and is put to a shareholder vote, the proxies solicited hereby will be voted in accordance with the judgment of the proxyholders named thereon.

                  BUCK HISTORICAL AUDITED FINANCIAL STATEMENTS

                       FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                     BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                          March 31, 1997, 1996 and 1995

                                 C O N T E N T S


                                                                      Page
                                                                      ----

Report of Independent Certified Public Accountants                       3


Financial Statements

        Consolidated Balance Sheets                                      4

        Consolidated Statements of Income                                5

        Consolidated Statement of Changes in Stockholders' Equity        6

        Consolidated Statements of Cash Flows                            7

        Notes to Consolidated Financial Statements                    8 - 23

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS



Buck Consultants, Inc.


We have audited the accompanying consolidated balance sheets of Buck Consultants, Inc. and Subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended March 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997, 1996 and 1995 financial statements of the Company's consolidated Canadian subsidiary. These statements reflect total assets constituting 10% as of March 31, 1997 and 13% as of March 31, 1996 and total revenues constituting 9%, 11% and 11% of the related consolidated totals for the years ended March 31, 1997, 1996 and 1995, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for the aforementioned subsidiary, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Buck Consultants, Inc. and Subsidiaries at March 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for the years ended March 31, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.





New York, New York
May 21, 1997

                     BUCK CONSULTANTS, INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS

                                                                                             March 31,
ASSETS                                                                               1997                 1996
                                                                                --------------       -------------
CURRENT ASSETS
     Cash and cash equivalents                                                  $  11,875,651      $  13,515,812

     Accounts receivable
        Billed, less allowance for doubtful accounts (1997 - $2,423,000
            and 1996 - $2,076,000)                                                 40,373,439         32,185,606
        Unbilled                                                                   57,373,622         45,343,677
                                                                                 ------------       ------------

                                                                                   97,747,061         77,529,283

     Recoverable income taxes                                                       2,623,238          7,683,947
     Prepaid expenses and other current assets                                      5,240,349          4,179,397
                                                                                -------------      -------------

               TOTAL CURRENT ASSETS                                               117,486,299        102,908,439





FURNITURE, EQUIPMENT AND LEASEHOLD
     IMPROVEMENTS, at cost
        Furniture and equipment                                                    52,549,374         42,824,081
        Leasehold improvements                                                      8,772,851          8,138,792
                                                                                -------------      -------------

                                                                                   61,322,225         50,962,873

        Less allowance for depreciation and amortization                          (40,605,376)       (36,699,314)
                                                                                 ------------       ------------

                                                                                   20,716,849         14,263,559



OTHER ASSETS
     Cost in excess of net assets of businesses acquired,
         less accumulated amortization (1997 - $4,663,513 and
         1996 - $3,065,650)                                                        24,360,596          5,950,294
     Software development costs, less accumulated amortization
        (1997 - $1,957,507 and 1996 - $545,852)                                     7,028,028          3,011,793
     Deferred income taxes                                                         13,725,101         10,739,879
     Other                                                                         24,861,545         23,081,358
                                                                                 ------------       ------------

                                                                                   69,975,270         42,783,324
                                                                                 ------------       ------------

                                                                                 $208,178,418       $159,955,322
                                                                                  ===========        ===========





                                                                                               March 31,
LIABILITIES AND STOCKHOLDERS' EQUITY                                                1997                  1996
                                                                               ----------------       --------------
CURRENT LIABILITIES
     Notes payable                                                              $    5,332,457       $    2,973,651
     Accounts payable and accrued expenses                                          39,593,137           26,912,586
     Income taxes payable                                                            1,916,309            1,052,771
     Deferred income taxes                                                          35,224,747           31,135,288
                                                                                  ------------         ------------

              TOTAL CURRENT LIABILITIES                                             82,066,650           62,074,296



INSTALLMENT OBLIGATIONS ARISING FROM
     COMMON STOCK REDEMPTIONS                                                        7,076,053            6,321,513



OTHER LONG-TERM LIABILITIES                                                         52,931,504           25,368,739


MINORITY INTEREST                                                                    2,170,186            2,504,243


COMMITMENTS AND CONTINGENCIES


STOCKHOLDERS' EQUITY

     Common stock:
        Class A, par value $5.459 per share:
           Authorized, 1,200,000 shares; issued and outstanding,
               88,243 shares in 1997 and 115,233 shares in 1996                        481,719              629,057

        Class B, par value $1.00 per share:
           Authorized, 1,000,000 shares; issued and outstanding,
               592,953 shares in 1997 and 593,395 shares in 1996                       592,953              593,395
                                                                                  ------------         ------------
        Class C, par value $1.00 per share:
           Authorized, 1,000,000 shares; none issued
                                                                                     1,074,672            1,222,452

     Common stock issuable pursuant to stock purchase
        agreements (93,755 Class B shares in 1997 and
        56,898 Class B shares in 1996)                                               7,978,746            4,012,912
     Receivable from employees for future issuance of common
        stock pursuant to stock purchase agreement                                  (7,978,746)          (4,012,912)

     Additional paid-in capital                                                     12,427,472           10,162,941
     Retained earnings                                                              51,295,494           52,850,517
     Foreign currency translation adjustments                                         (863,613)            (549,379)
                                                                                  ------------         ------------

               TOTAL STOCKHOLDERS' EQUITY                                           63,934,025           63,686,531
                                                                                  ------------         ------------

                                                                                  $208,178,418         $159,955,322
                                                                                   ===========          ===========


                     BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                              Year ended March 31,




                                                              1997                1996                  1995
                                                         --------------      --------------         -----------
Revenues                                                   $238,611,003        $197,718,791         $177,102,259

Costs and expenses
     Compensation and benefit costs                         170,142,023         138,655,900          120,773,273
     Operating expenses                                      60,095,135          44,637,483           39,752,240
     Interest, net                                              920,359            (154,307)            (339,492)
                                                         --------------      --------------       --------------

                                                            231,157,517         183,139,076          160,186,021
                                                            -----------         -----------          -----------

           Income before income taxes and minority
               interest                                       7,453,486          14,579,715           16,916,238

Income taxes                                                  4,397,467           6,961,038            7,884,976
                                                          -------------       -------------        -------------

            Income before minority interest                   3,056,019           7,618,677            9,031,262

Minority interest                                              (756,272)           (415,360)             203,941
                                                          -------------      --------------       --------------

            NET INCOME                                      $ 3,812,291      $    8,034,037       $    8,827,321
                                                            ===========       =============        =============


The accompanying notes are an integral part of these statements.

                     BUCK CONSULTANTS, INC. AND SUBSIDIARIES


            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                    Years ended March 31, 1997, 1996 and 1995


                                                                      Common stock                         Common stock issuable
                                                               ------------------------------------------- ---------------------
                                                                       Class A              Class B               Class B
                                                               --------------------- --------------------- ---------------------
                                                                 Shares     Amount     Shares     Amount     Shares     Amount
                                                               ---------  ---------- ---------- ---------- ---------- ----------
Balance at March 31, 1994                                      127,848    $ 697,922   658,312    $658,312    56,616    $ 2,733,466

Shares authorized for issuance pursuant to stock purchase
     agreements                                                                         1,200       1,200    35,330      2,425,227
Issuance of common stock to employees pursuant to stock
     purchase agreements                                                               29,684      29,684   (29,684)    (1,470,023)
Repurchase of common stock from retired or terminated
     employees                                                  (6,492)     (35,440)  (48,182)    (48,182)   (4,958)      (262,343)
Net income for year ended March 31, 1995
Foreign currency translation adjustments
Forfeitures of stock appreciation
                                                              --------  ----------- ---------  ----------  --------  -------------

Balance at March 31, 1995                                      121,356      662,482   641,014     641,014    57,304      3,426,327

Shares authorized for issuance pursuant to stock purchase
   agreements                                                                          24,421      24,421    33,675      2,691,239
Issuance of common stock to employees pursuant to stock
   purchase agreements                                                                 27,621      27,621   (27,621)    (1,686,997)
Repurchase of common stock from retired or terminated
   employees                                                    (6,123)     (33,425)  (99,661)    (99,661)   (6,460)      (417,657)
Net income for the year ended March 31, 1996
Foreign currency translation adjustments
Forfeitures of stock appreciation
                                                              --------  ----------- ---------  ----------  --------  -------------

Balance at March 31, 1996                                      115,233      629,057   593,395     593,395    56,898      4,012,912

Shares authorized for issuance pursuant to stock purchase
   agreements                                                                                                77,700      7,108,385
Issuance of common stock to employees pursuant to stock
   purchase agreements                                                                 35,893      35,893   (35,893)    (2,755,141)
Repurchase of common stock from retired or terminated
   employees                                                   (26,990)    (147,338)  (36,335)    (36,335)   (4,950)      (387,410)
Net income for the year ended March 31, 1997
Foreign currency translation adjustments
Forfeitures of stock appreciation
                                                              --------  ----------- ---------  ----------  --------  -------------

Balance at March 31, 1997                                       88,243    $ 481,719   592,953    $592,953    93,755    $ 7,978,746
                                                                ======     ========   =======     =======   =======     ==========


                                                                                                            Foreign
                                                                          Additional                       currency
                                                             Employee      paid-in         Retained        translation
                                                            receivable     capital         earnings        adjustments     Total
                                                           ------------  ------------     ----------      -------------   -------
Balance at March 31, 1994                                   $(2,733,466)  $  6,905,800    $46,299,449  $   (830,304)   $53,731,179

Shares authorized for issuance pursuant to stock purchase
     agreements                                              (2,425,227)        81,174                                      82,374
Issuance of common stock to employees pursuant to stock
     purchase agreements                                      1,470,023      1,440,339                                   1,470,023
Repurchase of common stock from retired or terminated
     employees                                                  262,343       (702,003)    (3,078,959)                  (3,864,584)
Net income for year ended March 31, 1995                                                    8,827,321                    8,827,321
Foreign currency translation adjustments                                                                   (196,055)      (196,055)
Forfeitures of stock appreciation                                                              49,748                       49,748
                                                          ------------- ---------------  ------------  ------------    -----------
Balance at March 31, 1995                                    (3,426,327)     7,725,310     52,097,559    (1,026,359)    60,100,006

Shares authorized for issuance pursuant to stock purchase
   agreements                                                (2,691,239)     1,927,256                                   1,951,677
Issuance of common stock to employees pursuant to stock
   purchase agreements                                        1,686,997      1,659,376                                   1,686,997
Repurchase of common stock from retired or terminated
   employees                                                    417,657     (1,149,001)    (7,302,164)                  (8,584,251)
Net income for the year ended March 31, 1996                                                8,034,037                    8,034,037
Foreign currency translation adjustments                                                                    476,980        476,980
Forfeitures of stock appreciation                                                              21,085                       21,085
                                                          ------------- ---------------  ------------  ------------    -----------
Balance at March 31, 1996                                    (4,012,912)    10,162,941     52,850,517      (549,379)    63,686,531

Shares authorized for issuance pursuant to stock purchase
   agreements                                                (7,108,385)
Issuance of common stock to employees pursuant to stock
   purchase agreements                                        2,755,141      2,719,248                                   2,755,141
Repurchase of common stock from retired or terminated
   employees                                                    387,410       (454,717)    (5,359,580)                  (5,997,970)
Net income for the year ended March 31, 1997                                                3,812,291                    3,812,291
Foreign currency translation adjustments                                                                   (314,234)      (314,234)
Forfeitures of stock appreciation                                                              (7,734)                      (7,734)
                                                          ------------- ---------------  ------------- ------------    ------------
Balance at March 31, 1997                                   $(7,978,746)   $12,427,472    $51,295,494   $  (863,613)   $63,934,025
                                                             ==========     ==========     ==========    ==========     ==========


The accompanying notes are an integral part of this statement.

                    BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Year ended March 31,

                                                                                    1997             1996             1995
                                                                                -------------    -------------     -----------
Cash flows from operating activities
  Net income                                                                  $    3,812,291   $    8,034,037    $  8,827,321
  Adjustments to reconcile net income to net cash provided by operating activities
      Depreciation and amortization                                                6,624,460        4,463,157       4,416,497
      Deferred rent                                                                  (32,931)        (296,237)       (210,632)
      Nonqualified pension benefits                                                1,910,666         (235,077)     (3,555,663)
      Postretirement health and other benefits                                       503,464        1,197,137       1,329,148
      Provision for income taxes                                                   4,397,467        6,961,038       7,884,976
      Income tax receipts (payments), net                                          2,668,058       (9,333,597)     (4,235,018)
      Minority interest                                                             (334,057)         429,582         203,941
      Changes in other operating assets and liabilities
        Decrease (increase) in marketable securities                                                9,357,169      (2,628,045)
        Increase in accounts receivable                                          (20,217,778)     (10,913,797)     (4,580,029)
        (Increase) decrease in prepaid expenses
          and other assets                                                        (1,060,952)        (840,494)       (651,621)
        Increase in accounts payable and accrued expenses                         12,556,435        8,685,051       2,331,991
        Increase (decrease) in deferred service income                               124,116          550,492        (148,357)
                                                                               -------------    -------------     -----------
      Net cash provided by operating activities                                   10,951,239       18,058,461       8,984,509
                                                                               -------------    -------------     -----------
Cash flows from investing activities
  Additions of furniture, equipment and leasehold improvements                    (9,855,088)      (4,693,784)     (4,057,555)
  Business investments/acquisitions                                              (11,519,654)          76,498        (572,160)
  Investment in software development                                              (5,437,418)      (3,557,645)
                                                                               -------------    -------------     -----------
      Net cash used in investing activities                                      (26,812,160)      (8,174,931)     (4,629,715)
                                                                               -------------    -------------     -----------

Cash flows from financing activities
  Proceeds from sale of Company common stock                                       2,755,141        3,638,674       1,552,397
  Repurchase of Company common stock                                              (5,243,430)      (6,441,271)     (4,553,749)
  Payments on borrowings                                                          (2,292,520)      (3,281,792)       (632,155)
  Proceeds from debt                                                              18,633,146          104,188         100,780
  Other                                                                              368,423          399,935        (545,063)
                                                                               -------------    -------------     -----------
      Net cash provided by (used in) financing activities                         14,220,760       (5,580,266)     (4,077,790)
                                                                               -------------    -------------     -----------
      NET (DECREASE) INCREASE IN CASH AND
       CASH EQUIVALENTS                                                           (1,640,161)       4,303,264         277,004

Cash and cash equivalents at beginning of year                                    13,515,812        9,212,548       8,935,544
                                                                               -------------    -------------     -----------
Cash and cash equivalents at end of year                                      $   11,875,651   $   13,515,812    $  9,212,548
                                                                               =============    =============     ===========

Noncash investing and financing activities consist of issuance of Company stock for notes in the amount of $7,108,385, $2,691,239 and $2,425,227 for 1997, 1996
and 1995, respectively, and the acquisition of W F Corroon in 1997.




The accompanying notes are an integral part of these statements.

                    BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         March 31, 1997, 1996 and 1995



NOTE A - SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

  Buck Consultants, Inc. together with its subsidiaries is a diversified international company engaged in providing a wide array of actuarial, employee benefit, compensation and related services to its clients.

  Sale of Company

  The Company has agreed, subject to final shareholder approval, to a sale and merger with a major financial institution. The sale is expected to be finalized on or about July 1, 1997.

  Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and all of its subsidiaries, consisting of its wholly-owned subsidiaries and its 60% - owned Australian joint venture, Buck Consultants Pty. Ltd. All material intercompany accounts and transactions have been eliminated.

  Accounts Receivable

  Unbilled receivables are based on accumulated time on client projects that are currently in process, valued at the lower of standard billing rates or expected recoveries.

  Furniture, Equipment and Leasehold Improvements

  Furniture and equipment are depreciated on the straight-line basis over the estimated useful lives of the individual assets. Leasehold improvements are being amortized over the periods of the respective leases, if those periods are shorter than the estimated useful lives of the related assets. Estimated useful lives for furniture and equipment range from 4 to 15 years. Estimated useful lives for leasehold improvements range from 1 to 20 years.

                    BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                         March 31, 1997, 1996 and 1995



NOTE A (continued)

  Cost in Excess of Net Assets of Businesses Acquired

  Cost in excess of net assets of acquired businesses is being amortized using the straight-line method over periods generally ranging from 15 to 40 years. The amortization of a portion of the costs in excess of net assets of businesses represents a change in accounting method to an acceptable method in contemplation of a public filing. On an ongoing basis, management reviews the valuation and amortization of intangibles to determine possible impairment by comparing the carrying value to the undiscounted cash flows of the related asset. Should the Company determine that the intangibles are impaired, it would adjust the intangibles to reflect the fair value at that time.

  Translation of Foreign Currencies

  All balance sheet accounts of foreign operations are translated into U.S. dollars at the year-end rate of exchange. The resulting translation adjustments are made directly to a separate component of stockholders' equity. The statement of income items are translated at the average exchange rates for the year and are reflected in the statement of income for that year.

  Statements of Cash Flows

  For purposes of this statement, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Use of Estimates

  In preparing the Company's financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions in determining the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                         March 31, 1997, 1996 and 1995



NOTE A (continued)

  Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximate fair value, principally because of the short maturity of these items.

  Based on borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the Company's long-term debt and installment obligations approximates the carrying value.

  Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of certain cash and cash equivalents and receivables from clients. The Company invests its excess cash with high credit quality financial institutions. Concentrations of credit risk with respect to receivables from clients are limited due to the Company's large number of customers and their dispersion across many industries and geographic regions.

  Software Development Costs

  During 1996, the Company changed its method of accounting for software development costs which were not significant in prior years.

  Software development costs capitalized in fiscal 1997 and 1996 relate principally to software that will be or is currently being used in providing services to clients in the U.S., Canada, and Australia. The software costs are being amortized over a three-year useful life beginning when the products are placed in service. At March 31, 1997 and 1996, accumulated amortization was $1,957,507 and $545,852, respectively.

                    BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                         March 31, 1997, 1996 and 1995



NOTE B - INCOME TAXES

  The provision for income taxes consists of the following:

                                                                                         State
                                                     Non-U.S.         Federal          and local         Total
                                                   -----------      -----------       -----------      ----------
            Year ended March 31, 1997
                Current                             $1,229,564      $   978,093       $   780,466      $2,988,123
                Deferred                               252,227          878,907           278,210       1,409,344
                                                     ---------          -------           -------       ---------

                                                    $1,481,791       $1,857,000        $1,058,676      $4,397,467
                                                     =========        =========         =========       =========
            Year ended March 31, 1996
                Current                             $1,372,537       $1,731,329       $   974,582      $4,078,448
                Deferred                                19,289        2,210,671           652,630       2,882,590
                                                     ---------        ---------           -------       ---------

                                                    $1,391,826       $3,942,000        $1,627,212      $6,961,038
                                                     =========        =========         =========       =========
            Year ended March 31, 1995
                Current                            $   516,837       $5,668,000        $1,942,912      $8,127,749
                Deferred                               408,787         (598,959)          (52,601)       (242,773)
                                                     ---------        ---------         ---------       ---------

                                                   $   925,624       $5,069,041        $1,890,311      $7,884,976
                                                    ==========        =========         =========       =========

  The Company recognizes a deferred tax benefit for the operating losses of its non-U.S. subsidiaries as management is of the opinion that the benefit of these losses will be realized in the future.

                    BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                         March 31, 1997, 1996 and 1995



NOTE B (continued)

  Deferred income taxes at March 31, 1997 and 1996 are comprised of the following:

                                                                               Current              Noncurrent
                                                                           --------------         --------------
         1997
           Assets
             Accrual to cash basis adjustments                                                    $  12,377,320
             Net operating loss carryforward of foreign
               subsidiaries in the U.K. and Belgium                                                   1,199,594

           Liabilities
             Accrual to cash basis adjustments                              $(35,225,618)
             Depreciation                                                                               148,187
             Other                                                                   871
                                                                             -----------             ----------

           Current deferred tax liability                                   $(35,224,747)
                                                                             -----------
           Net noncurrent deferred tax asset                                                        $13,725,101
                                                                                                     ----------
         1996
           Assets
             Accrual to cash basis adjustments                                                     $  9,900,049
             Net operating loss carryforward of foreign
               subsidiaries in the U.K. and Belgium                                                   1,368,020

           Liabilities
             Accrual to cash basis adjustments                              $(30,765,294)
             Depreciation                                                                              (528,190)
             Other                                                              (369,994)
                                                                             -----------             ----------

           Current deferred tax liability                                   $(31,135,288)
                                                                             -----------
           Net noncurrent deferred tax asset                                                        $10,739,879
                                                                                                     ----------

                    BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                         March 31, 1997, 1996 and 1995



NOTE B (continued)

  No provision has been made for taxes which could result from the remittance of undistributed earnings ($10,344,382 at March 31, 1997) of the Company's non-U.S. subsidiaries since the Company intends to reinvest such earnings indefinitely.

  The difference (expressed as a percentage of pretax income) between the statutory Federal income tax rate and effective income tax rate is reflected in the accompanying consolidated statements of earnings as follows:

                                                       1997             1996           1995
                                                     --------         --------       --------
         Statutory Federal income tax rate             35.0%            35.0%          35.0%
         Excess foreign tax credit                      4.3              -              -
         State income taxes                             9.2              7.3            7.3
         Foreign income tax differential                2.3              1.3            1.3
         Travel and entertainment                       1.9              0.7            0.5
         Amortization - goodwill                        3.2              1.1            0.9
         Minority interest                              3.8              1.0
         Other                                         (0.7)             1.3            1.6
                                                      ------           -----          -----

         Effective tax rate                            59.0%            47.7%          46.6%
                                                       ====             ====           ====

                     BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                          March 31, 1997, 1996 and 1995



NOTE C - ACQUISITIONS

      Effective November 29, 1996, the Company purchased certain assets and agreed to assume certain liabilities of W F Corroon, and purchased all the issued share capital of W F Corroon Limited. The minimum purchase price is $20,250,000, to be adjusted based on future revenue, with $10,000,000 paid at closing and the balance payable in quarterly installments over three years. The payments in excess of one year are collateralized by a letter of credit. The acquisition was recorded using the purchase method of accounting and the results of operations of W F Corroon and W F Corroon Limited have been included in the Company's consolidated financial statements for the period from December 1, 1996 through March 31, 1997.

      The following unaudited pro forma summary combines the consolidated results of operations of the Company, W F Corroon and W F Corroon Limited as if the acquisition had occurred at the beginning of fiscal years 1997 and 1996. The pro forma summary does not necessarily reflect the results of operations as they would have been if the Company and W F Corroon had constituted a single entity during such periods.

                                                                       March 31,
                                                      -----------------------------------------------
                                                          1997                               1996
                                                      ------------                       ------------
          Revenues                                    $274,582,000                       $250,033,000
          Net Income                                     5,155,000                         10,205,000

      The following summarizes the cash paid in conjunction with the acquisition:

          Assets purchased                                                               $21,497,117
          Liabilities assumed                                                             (1,015,736)
          Debt issued                                                                     (9,131,667)
                                                                                         -----------

          Cash paid                                                                      $11,349,714
                                                                                         ===========

      Effective May 15, 1995, the Company entered into a joint venture agreement with National Mutual Life Insurance Company in Australia. The Company and National Mutual Life Insurance established a new company called Buck Consultants Pty. Ltd. which is majority 60% owned by Buck and 40% owned by National Mutual Life. The joint venture was capitalized with a combined contribution of $7,299,000 from the Company and National Mutual Life according to their respective ownership percentage. The new entity provides consulting and administrative services in Australia.

                     BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                          March 31, 1997, 1996 and 1995




NOTE C (continued)

      Effective May 1, 1995, the Company acquired all of the stock of Acumen Limited located in Port-of-Spain, Trinidad and Tobago, from Guardian Life of the Caribbean Limited. The acquisition was recorded using the purchase method of accounting, and the results of operations of Acumen have been included in the Company's consolidated financial statements since the effective date of the acquisition.


NOTE D - INTERNATIONAL OPERATIONS

      At March 31, 1997, 1996, and 1995, the Company's non-U.S. operations included:

                                                  1997                 1996               1995
                                              -----------          -----------        -----------
           Assets                             $63,653,142          $46,817,475        $33,007,998
           Liabilities                         28,002,742           18,608,371         17,375,539
           Revenues                            64,033,722           50,925,138         35,425,700
           Loss before income taxes            (1,028,412)            (592,082)          (641,271)

NOTE E - COMMITMENTS AND CONTINGENCIES

      The Company has executed irrevocable letters of credit in the amount of $6,150,000 which expire on various dates through December 31, 1999, as part of its acquisition of W F Corroon and W F Corroon Limited.

      The Company may be obligated under certain circumstances to invest additional amounts up to $1,200,000 with regard to the formation of Professional Consultants Insurance Company. In connection therewith, the Company has executed an irrevocable letter of credit expiring on March 31, 1998 (see Note G).

                     BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                          March 31, 1997, 1996 and 1995



NOTE F - BANK CREDIT LINES

      The Company has line of credit agreements with its principal banks approximating $25,605,777. At March 31, 1997 and 1996, the Company had borrowings against these lines of credit of $1,874,035 and $2,780,387, respectively, with interest payable at various rates. This obligation is classified as current since it is required to be settled annually.

      During 1997, the Company entered into a credit agreement with one of its principal banks which provides for $25,000,000 of revolving credit, of which the unused portion is $8,000,000 at March 31, 1997. Under the credit agreement, borrowing shall be evidenced by a promissory note bearing interest at Eurodollar Rate plus 1%. The credit agreement contains certain financial covenants including but not limited to minimum consolidated tangible net worth and a consolidated current ratio of not less than 1.5 to 1. At March 31, 1997, the Company is in violation of the current ratio requirement. The violation has been waived by the bank and will be amended during fiscal year 1998.

      The commitment amount automatically reduces by $5,000,000 annually commencing November 29, 1998.

      Interest paid during 1997 and 1996 amounted to $1,887,375 and $1,587,184, respectively.


NOTE G - OTHER NONCURRENT ASSETS AND LONG-TERM LIABILITIES

      In July 1991, the Company established a German holding company, Buck Consultants GmbH, which has a 25% ownership interest in the employee benefits and compensation consulting firm of Heissmann/IPC. The investment is accounted for by the equity method of accounting and its carrying value at March 31, 1997 and 1996 was $3,973,840 and $3,997,491, respectively.

      Also included in other noncurrent assets is a prepaid pension asset of $18,705,000 and $17,563,000 at March 31, 1997 and 1996, respectively.
      Included in other long-term liabilities are accrued pension costs of $13,731,000 and $10,845,000 and accrued postretirement benefit costs of $14,153,000 and $13,552,000 at March 31, 1997 and 1996, respectively.

                     BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                          March 31, 1997, 1996 and 1995



NOTE G (continued)

      In November 1987, the Company with several other employee benefit and management consulting firms established Professional Consultants Insurance Company, which provides professional liability insurance to member firms. The Company's cash investment of $400,000 is classified as an other noncurrent asset (see Note E).


NOTE H - LONG-TERM DEBT

      Long-term debt consisted of the following:

                                                                                 March 31,
                                                                      ------------------------------
                                                                          1997              1996
                                                                      -----------        -----------

             Notes payable - primarily due in quarterly
                  installments, at various interest rates and
                  end dates through 2001                              $ 8,585,811          $ 428,558
             Less current portion                                      (3,458,422)          (193,264)
                                                                       ----------           --------

                                                                      $ 5,127,389          $ 235,294
                                                                       ==========           ========

      Noncurrent portion of long-term debt at March 31, 1997 matures as follows:
      $2,883,303 in 1999, $2,235,331 in 2000, $8,755 in 2001.


NOTE I - INSTALLMENT OBLIGATIONS ARISING FROM
           COMMON STOCK REDEMPTIONS

      Installment obligations result from the repurchase of shares of the Company's common stock from retired stockholders. The notes bear interest at 120% of the prime rate at the fiscal year-end preceding retirement. The obligations are payable in annual installments each April, as follows:
      $2,567,644 in 1998, $2,005,411 in 1999, $1,677,294 in 2000 and $825,704 in
      2001. The April 1997 installment of $3,950,074 was paid prior to March 31, 1997.

                     BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                          March 31, 1997, 1996 and 1995



NOTE J - COMMON STOCK

      The Company is obligated to repurchase its outstanding common stock from its stockholders in the event of retirement, death, termination of employment or their permanent disability. In the event of retirement, stockholders representing approximately 42% of the Class A Common Stock shares and all shares for Class B Common Stock shall offer to sell the shares at a purchase price equal to the book value of the shares at the fiscal year-end preceding such offer. Principal payments will be made in five equal annual installments with interest payable at 120% of the then existing prime rate.

      Stockholders representing approximately 58% of the Class A Common Stock shares shall offer to sell such shares in varying increments for five successive years, at a purchase price equal to the book value of the shares at the fiscal year-end preceding each incremental offer. In the event of death in service or termination, the purchase price for shares being repurchased shall be equal to the book value of the shares as of the end of the Company's fiscal year preceding the offer to sell (or in event of the death of a stockholder, the book value of the shares as of the end of the Company's succeeding fiscal year, if such value is greater). In the event of permanent disability, holders of Class A Common Stock shares shall offer to sell such shares in varying increments for five successive years, at a purchase price equal to the book value of the shares at the fiscal year-end preceding each incremental offer. In the event a selling stockholder engages in any business competing with the Company, or the employment of a selling stockholder is terminated for cause, the Company has the right to reduce the purchase price of the shares by an amount up to 50% of the excess, if any, of such purchase price over such selling stockholder's cost.

      In addition to the Fixed Payment Option, retirees are entitled to participate, during the five-year period immediately following their retirement, in the premium, if any, received from the sale or other liquidation of the Corporation during such period. The additional payment will be calculated on a declining monthly basis and based on the value of the Corporation stock that was repurchased from the stockholder by the Corporation upon retirement pursuant to the Fixed Payment Option. Retiring stockholders who satisfy criteria regarding age and years of service will be eligible to receive the additional payment. Retirees are not eligible to receive the additional payment in the event they are deemed by the Board of Directors to be in violation of the noncompete clause contained in the stock purchase agreement.

                     BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                          March 31, 1997, 1996 and 1995



NOTE J (continued)

      The Company, pursuant to Board of Directors approval, authorized the sale in U.S. dollars, and certain employees agreed to purchase shares of Class B Common Stock, 77,700 shares in 1997 and 33,675 shares in 1996, at a price per share equal to the book value per share at the beginning of the fiscal year. Unissued shares from each sale at March 31, 1997, are to be purchased over periods through 2001 and will be issued in proportion to the employees' payments.


NOTE K - EMPLOYEES' RETIREMENT AND OTHER BENEFIT PLANS

      The Company has five defined benefit pension plans covering substantially all employees; two are nonqualified plans which provide benefits in excess of those which are provided by the qualified plans. The benefits under each plan are based on an employee's years of service and average total compensation, as defined. The Company's funding policy for the qualified plans is to contribute annually amounts which are not less than the minimum required by applicable regulations.

      Net pension costs for the U.S. and non-U.S. plans include the following components:

                                                                       1997                1996               1995
                                                                  --------------      --------------     --------------
          Service cost - benefits earned during the period         $   5,555,000       $   4,443,000      $   5,095,000
          Interest cost on projected benefit obligation                8,000,000           7,102,000          6,911,000
          Actual return on assets                                    (14,675,000)        (25,563,000)       (10,250,000)
          Net amortization and deferral                                3,408,000          14,914,000            405,000
                                                                     -----------         -----------      -------------

                      NET PERIODIC PENSION COST                   $    2,288,000      $      896,000      $   2,161,000
                                                                   =============       =============       ============

      The expected long-term rate of return on assets ranged from 9.5% to 10.0% for the years ended March 31, 1997, 1996 and 1995, respectively.

                     BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                          March 31, 1997, 1996 and 1995



NOTE K (continued)

      The actuarial calculations of the U.S. and non-U.S. plans are performed by enrolled actuaries of the Company. The following tables set forth the funded status and the amounts recognized in the Company's balance sheets at March 31, 1997 and 1996 for the plans so indicated:

                                                                        Qualified         Nonqualified
                                                                          plans              plans               Total
                                                                       ------------      --------------       ------------
        1997
             Actuarial present value of benefit obligations
                Vested benefit obligation                              $ (68,978,000)    $  (10,312,000)      $ (79,290,000)
                                                                        ============      =============        ============

                Accumulated benefit obligation                         $ (78,918,000)    $  (12,285,000)      $ (91,203,000)
                                                                        ============      =============        ============

             Projected benefit obligation                              $ (93,033,000)      $(20,893,000)     $ (113,926,000)
             Plan assets at fair value, primarily listed stocks
                and bonds                                                134,785,000                            134,785,000
                                                                         -----------        -----------         -----------

                   FUNDED STATUS                                          41,752,000        (20,893,000)         20,859,000

             Unrecognized net (asset) obligation                          (4,241,000)           223,000          (4,018,000)
             Unrecognized prior service cost (benefit)                    (3,044,000)         6,323,000           3,279,000
             Unrecognized (gain) loss                                    (15,762,000)           616,000         (15,146,000)
                                                                        ------------      -------------        ------------

                   PREPAID (ACCRUED) PENSION COST                      $  18,705,000       $(13,731,000)     $    4,974,000
                                                                        ============        ===========       =============

        1996
             Actuarial present value of benefit obligations
                Vested benefit obligation                              $ (62,616,000)     $  (7,278,000)      $ (69,894,000)
                                                                        ============       ============        ============

                Accumulated benefit obligation                         $ (71,226,000)     $  (9,816,000)      $ (81,042,000)
                                                                        ============       ============        ============

             Projected benefit obligation                              $ (82,287,000)      $(17,499,000)      $ (99,786,000)
             Plan assets at fair value, primarily listed stocks
                and bonds                                                122,490,000                            122,490,000
                                                                         -----------        -----------         -----------

                   FUNDED STATUS                                          40,203,000        (17,499,000)         22,704,000

             Unrecognized net (asset) obligation                          (5,088,000)           260,000          (4,828,000)
             Unrecognized prior service cost (benefit)                    (4,445,000)         6,512,000           2,067,000
             Unrecognized loss (gain)                                    (13,107,000)          (118,000)        (13,225,000)
                                                                        ------------        -----------        ------------

                   PREPAID (ACCRUED) PENSION COST                      $  17,563,000       $(10,845,000)     $    6,718,000
                                                                        ============        ===========       =============

                     BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                          March 31, 1997, 1996 and 1995



NOTE K (continued)

      The weighted average discount rates and rates of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations for the year ended March 31, 1997 ranged from 8.0% to 9.0%, and 5.0% to 6.0%, respectively, and for the year ended March 31, 1996 ranged from 7.6% to 9.5%, and 4.6% to 6.0%, respectively.

      The Company has a savings and profit sharing plan for U.S. employees which requires the Company to contribute a specified percentage of employee contributions and permits the Company to make additional contributions up to the maximum amount deductible for Federal income tax purposes. Total expense to the plan amounted to $4,100,000 and $3,376,000 for the years ended March 31, 1997 and 1996, respectively.

      The Company provides postretirement health benefits to its U.S. retirees. Effective as of the beginning of Fiscal 1992, the Company adopted SFAS No. 106 ("SFAS No. 106"), "Employers Accounting for Postretirement Benefits Other Than Pensions," for its U.S. plan. As permitted by SFAS No. 106, the Company elected to amortize the transition obligation as of the adoption date over the working lifetime of those expected to benefit.

      The net periodic postretirement benefit expenses for the years ended March 31, 1997, 1996 and 1995 included the following components:

                                                                     1997               1996             1995
                                                                -------------      -------------    -------------
           Service cost                                           $   514,000        $   499,000      $   767,000
           Interest cost                                              671,000            721,000          833,000
           Net amortization of transition obligation                 (196,000)          (151,000)          13,000
                                                                   ----------         ----------      -----------

                   NET PERIODIC POSTRETIREMENT
                         BENEFIT EXPENSE                          $   989,000         $1,069,000       $1,613,000
                                                                  ===========          =========        =========

       The assumptions used to develop the net periodic postretirement benefit expense were a discount rate of 8.0% in 1997, and 8.3% in 1996 and 1995 and a medical care cost trend rate of 7.9% in 1997 and 8.3% in 1996 and 1995. The medical care cost trend rate used in the computation ultimately reduces to 5.4% in 2005 and subsequent years. The accrued postretirement benefits cost at March 31, 1997

                     BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                          March 31, 1997, 1996 and 1995



NOTE K (continued)

      reflects a discount rate of 8.0%. The plan was amended on October 1, 1995 to be effective January 1, 1996. The benefit obligations for the U.S. plan are presented below as of March 31, 1997 and 1996:

                                                                           1997                  1996
                                                                        ------------         ------------
          Retirees                                                     $  (3,583,000)       $  (3,372,000)
          Eligible active plan participants                               (1,589,000)          (1,609,000)
          Other active plan participants                                  (4,504,000)          (4,359,000)
                                                                        ------------         ------------

          Accumulated postretirement benefit obligations                  (9,676,000)          (9,340,000)
          Plan assets at fair value                                            -                    -
                                                                        ------------         ------------

                   FUNDED STATUS                                          (9,676,000)          (9,340,000)

          Unrecognized net loss                                           (5,317,000)          (5,104,000)
          Unrecognized transition obligation                                 840,000              892,000
                                                                        ------------         ------------

                   ACCRUED POSTRETIREMENT
                        BENEFITS COST                                   $(14,153,000)        $(13,552,000)
                                                                        ============         ============

      The effect of a one percentage point increase in each future year's assumed medical care cost trend rate, holding all other assumptions constant, would have been to increase the net periodic postretirement benefit expense by $286,000 and the accumulated postretirement benefits cost by $1,900,000.


NOTE L - LEASE COMMITMENTS

      The Company leases office space and equipment under operating leases for periods ranging from one to twenty years. The majority of the office leases contain escalation clauses relating to increases in real estate taxes and operating expenses. It is expected that as these office leases expire they will be renewed or replaced by other leases.

                     BUCK CONSULTANTS, INC. AND SUBSIDIARIES

                          March 31, 1997, 1996 and 1995



NOTE L (continued)

      Future minimum rental commitments under noncancelable operating leases in excess of one year as of March 31, 1997 are as follows:

                 Fiscal year                      Amount
                 -----------                    -----------
                    1998                        $16,482,270
                    1999                         14,012,546
                    2000                         12,327,148
                    2001                         10,658,678
                    2002                          9,553,263
                    Thereafter                   37,854,256
                                                -----------

                                               $100,888,161
                                                ===========

      Total annual rental expense under all operating leases amounted to $17,130,141, $13,084,000 and $11,700,000 for the years ended March 31,
      1997, 1996 and 1995, respectively.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made
                                                           ---------
as of March 17, 1997, by MELLON BANK CORPORATION, a Pennsylvania corporation

("MBC"), and BUCK CONSULTANTS, INC., a Delaware corporation ("Buck"), pursuant
-----                                                         ----
to the terms of the Delaware General Corporation Law. For purposes of this Agreement, capitalized terms used herein which are not otherwise defined shall have the respective meanings assigned to them in Appendix A attached hereto.
                                                 ----------

                                    RECITALS

          A.  Buck Common Stock.  Buck is a corporation duly organized and
              -----------------
existing in good standing under the laws of the State of Delaware, with its principal executive offices located in New York, New York. As of the date hereof, Buck has: (1) 1,200,000 authorized shares of Class A Common Stock, par value $5.459 per share ("Class A Common Stock"), of which, as of the date
                         --------------------
hereof, no more than 88,243 shares were issued and outstanding; (2) 1,000,000 authorized shares of Class B Common Stock, par value $1.00 per share ("Class B
                                                                       -------
Common Stock"), of which, as of the date hereof, no more than 687,958 shares
------------
were issued and outstanding; and (3) 1,000,000 authorized shares of Class C Common Stock, par value $1.00 per share ("Class C Common Stock"), of which, as
                                          --------------------
of the date hereof, no shares were issued and outstanding (the Class A Common Stock, Class B Common Stock and Class C Common Stock being referred to collectively as the "Buck Common Stock"). No other class of capital stock of
                     -----------------
Buck is authorized.

          B.  Retiree Protection Plan.  The annex to the Buck Disclosure Letter
              -----------------------
sets forth the Buck corporate policy (the "Retiree Protection Plan") pursuant to
                                           -----------------------
which certain persons who have retired from Buck within 60 months prior to the Closing Date may be entitled to an Additional Payment (as that term is defined in the Retiree Protection Plan and herein so defined). The amount of the Additional Payment for each such eligible person, generally stated, is the product of the "premium" of the Merger consideration per share of Buck Common Stock over the book value per share of Buck Common Stock, multiplied by a number of units which, for each eligible person, is a function of (x) the number of shares of Buck Common Stock tendered to Buck at the retirement of such person and (y) the relative proximity of time of such person's retirement to the Closing Date. Accordingly, the entitlement of an eligible retiree is commonly referred to as being based on the number of "phantom shares" or "equivalent shares" associated with such person, it being understood, however, that such person's entitlement is wholly contractual in nature and such person is not a stockholder of Buck and has no rights as a stockholder.

          C.  Non-Voting and Non-Electing Stockholders.  Each holder of Buck
              ----------------------------------------
Common Stock who does not vote for the Merger and is a Non-Electing Holder will have his or her shares taken and exchanged and converted into the Statutory Class A Payment and the Statutory Class B Payment, as the case may be (less, in
                                                                       ----
the case of Issuable Shares, the Cost thereof), at the Effective Time pursuant to the terms and provisions of Section 251 of the Delaware General Corporation Law without any further action on behalf of such holder pursuant to Section 2.03 below.

          D.  Intention of the Parties.  It is the intention of the parties that
              ------------------------
the transactions contemplated hereby shall qualify as a reorganization under
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the

"Code"), by reason of Section 368(a)(2)(D) of the Code, and that this Agreement
 ----
constitute a "plan of reorganization" within the meaning of Section 368 of the Code.


          NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I
                                  THE MERGER

          1.01.  The Merger.  The reorganization contemplated by this Agreement
                 ----------
is the merger of Buck and Buck Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of MBC ("Merger Subsidiary") pursuant to the
                                       -----------------
Agreement and Plan of Merger attached hereto as Appendix B (the "Merger
                                                ----------       ------
Agreement").  As provided in the Merger Agreement, at the Effective Time:
---------

          (a)  The Continuing Corporation.  Buck shall merge (the "Merger") with
               --------------------------                          ------
and into Merger Subsidiary, the separate existence of Buck shall cease and Merger Subsidiary (the "Continuing Corporation") shall be the surviving
                        ----------------------
corporation in the Merger.

          (b)  Rights, Etc.  The Continuing Corporation shall thereupon and
               -----------
thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed and all debts due on whatever account and all other choses in action and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger.

          (c)  Liabilities.  The Continuing Corporation shall thenceforth be
               -----------
responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.

          (d)  Certificate of Incorporation; Bylaws; Directors; Officers.  The
               ---------------------------------------------------------
Certificate of Incorporation and Bylaws of the Continuing Corporation shall be those of Merger Subsidiary, as amended and restated in accordance with the provisions of the Merger Agreement. The directors and officers of Buck in office immediately prior to the Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

          1.02.  Closing and Effective Time.  Subject to the conditions to the
                 --------------------------
obligations of the parties to consummate the transactions contemplated by this Agreement as set forth in Sections 7.02 and 7.03, the closing of the transactions contemplated by this Agreement and the Merger Agreement (the

"Closing") shall take place at the offices of Mellon Bank Corporation,
--------
Pittsburgh, Pennsylvania, at 10:00 a.m., local time, on the second Business Day following the fulfillment of all conditions set forth in Section 7.01 hereof or at such other place, time and date as the parties shall agree (the date of the Closing being referred to as the "Closing Date"). Prior to the Closing, Buck
                                  ------------
and Merger Subsidiary shall execute and deliver to the Delaware Secretary of State a Certificate of Merger in proper form for filing under the Delaware General Corporation Law on the Closing Date. The Certificate of Merger shall specify an effective time for the Merger, and the Merger shall become effective at such time on the Closing Date as is so specified, such time being herein called the "Effective Time."
            --------------


                                   ARTICLE II
                                 CONSIDERATION

          2.01.  Consideration.  Subject to the provisions of this Agreement, at
                 -------------
the Effective Time:

          (a)  Outstanding Capital Stock of Merger Subsidiary.  Each share of
               ----------------------------------------------
capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding, without change therein by reason of the Merger.

          (b)  Outstanding Buck Common Stock.  Subject to the provisions of
               -----------------------------
Section 2.03(b) hereof with respect to the payment of fractional shares in cash and Section 2.05 hereof with respect to dissenters' rights, at the Effective Time each issued and outstanding share of Class A Common Stock shall receive the Class A Payment and each share of Class B Common Stock which is issued and outstanding or which is an Issuable Share shall receive the

Class B Payment; provided, however, that any share of Class B Common Stock which
                 -----------------
is an Issuable Share shall receive the Class B Payment less the Cost of such
                                                       ----
Issuable Share; provided, further, however that such Cost may be paid by the
                -----------------
delivery of shares of Class B Common Stock to Buck (having a value of the Class B Payment) which will be treated as outstanding shares for purposes of the Merger, but that such shares so delivered to Buck shall be cancelled immediately prior to the Effective Time such that no payment of the Merger consideration shall be made therefor; and provided further, that each holder of shares of Buck
                        --------------------
Common Stock who did not vote for the Merger and did not perfect his or her dissenters' rights under Section 262 of the Delaware General Corporation Law and who is a Non-Electing Holder shall have his or her Buck Common Stock taken and converted and exchanged, at the Effective Time pursuant to Section 251 of the Delaware General Corporation Law, into the Statutory Class A Payment and the Statutory Class B Payment, as the case may be, less, in the case of Issuable
                                               ----
Shares, the Cost thereof. The number of shares of MBC Common Stock to be received by a Buck stockholder who made a Stock Election or a Mixed Payment Election shall be determined on the basis of the Transaction Share Price as of the Effective Time. "Transaction Share Price" shall mean, as of any date, the
                    -------------------------
average of the daily closing price of MBC Common Stock (adjusting both the number of shares and price of shares as may be necessary to account for a pending stock split, if any) for a period consisting of 10 consecutive trading days ending the fifth Business Day prior to such date, such last sale prices in each case as reported by the NYSE composite transactions reporting system (as reported in The Wall Street Journal); provided however, that in the circumstance
            -----------------------   ----------------
where the Closing Date is after the record date with respect to a dividend declared on the MBC Common Stock and any of such 10 consecutive trading days occurs on a date from and after the date of declaration of such dividend to but excluding the date MBC Common Stock begins to trade on an ex-dividend basis, then for purposes of determining the Transaction Share Price, the reported closing price of MBC Common Stock for each of such days which occur during such period will not include the value of such declared dividend.

          (c)  Payments to Eligible Buck Retirees.  Each Class A Retiree shall
               ----------------------------------
receive, in cash, the Class A Retiree Payment multiplied by the Class A Equivalents owned by such Class A Retiree, and each Class B Retiree shall receive, in cash, the Class B Retiree Payment multiplied by the Class B Equivalents owned by such Class B Retiree.

          (d)  Certain Definitions.  For purposes of the foregoing, the
               -------------------
following terms shall have the meanings set forth below:

          (i)  "Book Value of Class A Common Stock" or "BVA" means the book
                ----------------------------------      ---
               value of a share of Class A Common Stock as of the end of the most recent fiscal year of Buck prior to the Closing Date.

          (ii) "Book Value of Class B Common Stock" or "BVB" means the book
                ----------------------------------      ---
               value of a share of Class B Common Stock as of the end of the most recent fiscal year of Buck prior to the Closing Date.

          (iii)  "Class A Common Stock Outstanding" or "NA" means the number of
                  --------------------------------      --
               shares of Class A Common Stock outstanding on the Closing Date.

          (iv) "Class B Common Stock Outstanding" or "NB" means the number of
                --------------------------------      --
               shares of Class B Common Stock outstanding on the Closing Date including Issuable Shares as of such date.

          (v)  "Class A Equivalents" or "NEA" means the number of shares of
                -------------------      ---
               Class A Common Stock previously repurchased by Buck which are entitled to receive an Additional Payment under the Retiree Protection Plan.

          (vi) "Class B Equivalents" or "NEB" means the number of shares of
                -------------------      ---
               Class B Common Stock previously repurchased by Buck which are entitled to receive an Additional Payment under the Retiree Protection Plan.

     (vii) " Class A Payment" or "CAP" and "Class B Payment" or "CBP" means
             ---------------      ---       ---------------      ---
           the respective per share amount determined by the joint solutions of the following formulas:


                              CAP  =  BVA  x  CBP
                                      -----------
                                      BVB

           PP = (CAP x NA) + (CBP x NB) + [(CAP - BVA) x NEA] + [(CBP - BVB) x
                 NEB], where

           "Class A Retiree" means a holder of Class A Equivalents.
            ---------------

           "Class B Retiree" means a holder of Class B Equivalents.
            ---------------

           "Class A Retiree Payment" means the Class A Payment (CAP) less
            -----------------------                                  ----
           the Book Value of Class A Common Stock (BVA).

           "Class B Retiree Payment" means the Class B Payment (CBP) less
            -----------------------                                  ----
           the Book Value of Class B Common Stock (BVB).

           "Cost" of any Issuable Share means the amount required to be paid
            ----
           to Buck to acquire such Issuable Share.

           "Issuable Share" means any share of unissued Class B Common Stock
            --------------
           which is issuable upon payment therefor to Buck pursuant to any Purchase Agreement in effect on the Closing Date.

           "Purchase Agreement" means an agreement between Buck and a
            ------------------
           stockholder of Buck pursuant to which Buck has agreed to issue and sell Buck Common Stock to such stockholder and such stockholder has agreed to purchase and pay for such Buck Common Stock, all in accordance with the terms and conditions thereof.

           "Purchase Price" or "PP" means $225,000,000.
            --------------      --

           "Retiree Protection Plan" has the meaning assigned to that term
            -----------------------
           in the Recitals hereof.

           "Statutory Class A Payment" means the Class A Payment payable
            -------------------------
           solely in MBC Common Stock (subject to Section 2.03(b) hereof).

           "Statutory Class B Payment" means the Class B Payment payable
            -------------------------
           solely in MBC Common Stock (subject to Section 2.03(b) hereof).

     (e)  Pro Forma Calculation.  For purposes of elucidation of the payment
          ---------------------
  methodology set forth in Sections 2.01(a), (b) and (c), above, Part A of the Buck Disclosure Letter sets forth a pro forma calculation, as of the date hereof, of the Class A Payment, the Class B Payment, the Class A Retiree Payment and the Class B Retiree Payment. Said Part A of the Buck Disclosure Letter shall set forth detailed schedules identifying all of the variables included in the payment methodology (as of the date hereof), including without limitation, listings of the Class A Retirees and Class B Retirees and identification of the Class A Equivalents and Class B Equivalents associated therewith. The parties acknowledge and agree that the final calculation of such payment amounts will be at and as of the Effective Time.

      2.02.  Election Procedures.
             -------------------

      (a)  An election form (the "Election Form") pursuant to which each
                                  -------------
  holder of Buck Common Stock may elect to receive (i) only MBC Common Stock with respect to such holder's Buck Common Stock (the "Stock Election"), (ii)
                                                        --------------
  only cash with respect to such holder's Buck Common Stock (the "Cash
                                                                  ----
  Election") or
  --------

  (iii) (A) MBC Common Stock with respect to a percentage of such holder's Buck Common Stock (such percentage to equal a minimum of 10% of such holder's Buck Common Stock or, if in excess of 10% of such holder's Buck Common Stock, an integral multiple of 10% up to 90% of such holder's Buck Common Stock) and (B) cash with respect to a percentage of such holder's Buck Common Stock (such percentage, when added to the percentage elected under sub-clause (A), to equal 100%), rounded in each case to the nearest whole share ("Mixed Payment
                                                                 -------------
  Election") will be mailed to each holder of record of Buck Common Stock on the
  --------
  record date (the "Buck Record Date") for the meeting of stockholders of Buck
                    ----------------
  to be called to take action with respect to the Merger (the "Buck
                                                               ----
  Stockholders' Meeting"). In addition, Buck will use its commercially
  ---------------------
  reasonable efforts to make the Election Form available to all persons who become holders of record of Buck Common Stock between the Buck Record Date and the Election Deadline. To be effective, an Election Form (or a facsimile thereof), properly completed and signed, must be received by Buck no later than 5:00 p.m., local time, on the last business day before the date of the Buck Stockholders' Meeting (the "Election Deadline"). Any holder of record of
                                   -----------------
  Buck Common Stock whose Election Form is not so received by the Election Deadline (a "Non-Electing Holder") shall be deemed to have made the Stock
               -------------------
  Election. Subject to the provisions of this Section 2.02, the shares subject to Mixed Payment Elections shall be divided by MBC into such proportion with respect to which the holder has elected to receive MBC Common Stock ("Mixed
                                                                        -----
  Stock Shares") and such portion with respect to which the holder has elected
  ------------
  to receive cash ("Mixed Cash Shares") for purposes of allocating the total
                    -----------------
  consideration as specified below.

            (b) Except as otherwise hereinafter provided, each holder of record of Buck Common Stock may make only the Stock Election or the Cash Election or the Mixed Payment Election with respect to all shares of Buck Common Stock held of record by such holder, whether such shares be held in a single or in multiple stockholder accounts. For purposes of this Agreement, a person holding shares of record individually will be treated as a separate holder from the same person holding shares of record jointly with another person or in a fiduciary capacity. A holder of record of Buck Common Stock who is a nominee only may submit one or more Election Forms indicating thereon a combination of Elections covering up to the aggregate number of shares of Buck Common Stock registered in the name of such holder; provided that such holder
                                                      --------
  certifies to the satisfaction of MBC that such shares are held by such holder as nominee for more than one beneficial owner and that the Stock Election or the Cash Election or the Mixed Payment Election has been made with respect to all shares held as nominee for any one beneficial owner. For purposes of this Agreement, each beneficial owner for which such an Election Form is so submitted will be treated as a separate holder of Buck Common Stock.

            (c) Any holder of record who has made an Election may change it at any time prior to the Election Deadline by submitting to Buck a revised Election Form (or a facsimile thereof), properly completed and signed. Upon the Election Deadline, Elections will become irrevocable except to the extent changes therein are made as provided in or are permitted by MBC in order to satisfy the limitations referred to in this Section 2.02. Unless changed as aforesaid, an Election Form submitted by any holder of record of Buck Common Stock shall be binding upon any transferee of the shares of such holder.

            (d) Holders of shares of Buck Common Stock who do not vote for the Merger, do not perfect their dissenters' rights under Section 262 of the Delaware General Corporation Law and who are Non-Electing Holders shall be entitled only to the Statutory Class A Payment and to the Statutory Class B Payment, as the case may be, less, in the case of Issuable Shares, the Cost
                               ----
  thereof.

            (e) Notwithstanding any other provision contained herein or in any Election Form, the effectiveness of the Elections by holders of Buck Common Stock herein provided for shall be subject to the limitation that the aggregate market value on the day prior to the Effective Time of all whole shares of MBC Common Stock to be issued pursuant to the Stock Election (including shares of Buck Common Stock held by Non-Electing Holders deemed to have made the Stock Election pursuant to Section 2.02(a)) and the Mixed Payment Election (the "Stock Value") shall be at least equal to 55.6% of the
                         -----------
  Total Consideration (the "Minimum Stock Limitation").  For purposes of the
                            ------------------------
  Minimum Stock Limitation, the term "Total Consideration" shall mean the sum of
                                      -------------------
  (i) the Stock Value, (ii) the aggregate amount of cash to be paid pursuant to the Cash Election and the Mixed Payment Election, (iii) the aggregate amount of cash to be paid in lieu of fractional shares of MBC Common Stock pursuant to the Stock Election and the Mixed Payment Election, (iv) the aggregate amount of cash which MBC determines may be payable to all holders of Buck Common Stock who as of the Effective Time may perfect rights of dissenting stockholders pursuant to Delaware law and (v) the aggregate amount of cash to be paid in respect of the Class A Retiree Payments and the Class B Retiree Payments pursuant to Section 2.01(c) hereof.

            (f) In applying the Minimum Stock Limitation, if, after tentatively giving effect to the Elections by holders of Buck Common Stock herein provided for, MBC shall determine that the Minimum Stock Limitation may be violated, then certain of such Elections shall be deemed ineffective as follows: if the Minimum Stock Limitation might otherwise not be met, MBC shall automatically convert, on a pro rata basis, the number of shares of Buck Common Stock
                --- ----
  subject to Cash Elections and the Mixed Cash Shares to the Stock Election and to Mixed Stock Shares, respectively, to the extent MBC shall determine to be reasonably necessary in order to assure that the Minimum Stock Limitation shall be met. The pro rata conversion to be used by MBC shall consist of an
                     --- ----
  equitable proration process reasonably designed to treat all holders of Buck Common Stock who have elected the Cash Election and who have elected the Mixed Shares Election equally based on the amount of cash elected to be received by such holders.

            (g) If, after tentatively giving effect to the Elections by holders of Buck Common Stock herein provided for, MBC and Buck shall mutually determine that it would be reasonable to reduce the number of Stock Elections in a particular jurisdiction (other than the United States) in order to obviate the need to comply with the securities registration requirements of that jurisdiction (or to reduce the costs of compliance with such requirements), then MBC shall have the authority to automatically convert, on a reasonable basis, the number of shares of Buck Common Stock subject to Stock Elections relating to that jurisdiction to the Cash Election to the extent MBC shall determine to be reasonably necessary in order to achieve such goals.

            (h) MBC shall have the right to establish additional procedures and to make reasonable determinations not inconsistent with the provisions of this Agreement governing any matters in connection with this Agreement, including but not limited to procedures and determinations as to the manner, form and validity of Elections. Any such procedures established shall be effective as if set forth in this Agreement and any such determinations made by MBC in good faith shall be final and conclusive.

            2.03.  Surrender and Exchange of Buck Certificates.
                   -------------------------------------------

            (a) As promptly as practicable after the Effective Time, MBC shall cause to be sent to each person who immediately prior to the Effective Time was a holder of record of Buck Common Stock transmittal materials and instructions for surrendering certificates for Buck Common Stock ("Old
                                                                     ---
  Certificates") in exchange for a certificate or certificates for the number of
  ------------
  whole shares of MBC Common Stock or for the cash to which such person is entitled hereunder. Alternatively, as may be agreed to by MBC and Buck, prior to the Effective Time Buck shall send to each holder of record of Buck Common Stock such transmittal materials and instructions and Buck shall hold the Old Certificates in escrow pending the Closing Date.

            (b) No certificates for fractional shares of MBC Common Stock shall be issued in connection with the Merger. In lieu thereof, MBC shall issue to any holder of Old Certificates otherwise entitled to a fractional share, upon surrender of such Old Certificates in accordance with the instructions furnished by MBC, a check for an amount of cash (without interest thereon and less the amount of Taxes, if any, which are required to be imposed or paid thereon) equal to the fraction of a share of MBC Common Stock represented by the Old Certificates so surrendered multiplied by the Transaction Share Price as of the Effective Time.

            (c) No interest shall accrue or be payable in respect of any cash payable upon surrender for exchange of Old Certificates. If any dividend on MBC Common Stock is declared with a record date after the Effective Time, the declaration shall include dividends on all whole shares of MBC Common Stock into which shares of Buck Common Stock have been converted under this Agreement, but no former holder of record of Buck Common Stock shall be entitled to receive payment of any such dividend until surrender of the stockholder's Old Certificates shall have been effected in accordance with the instructions furnished by MBC. Upon such surrender for exchange of a stockholder's Old Certificates, such stockholder shall be entitled to receive from MBC (without interest thereon and less the amount of Taxes, if any, which may have been imposed or paid thereon) an amount equal to all such dividends declared and for which the payment date has occurred, on the whole shares of MBC Common Stock into which the shares represented by such Old Certificates have been converted.

            (d) After the Effective Time, there shall be no transfer on the stock transfer books of Buck or MBC of shares of Buck Common Stock. If Old Certificates are presented for transfer after the Effective Time, they shall be cancelled and certificates representing whole shares of MBC Common Stock (and a check in lieu of any fractional share) or cash, as the case may be, shall be issued or paid in exchange therefor as provided herein.

            2.04.  Stockholder Rights.  At the Effective Time, holders of Buck
                   ------------------
  Common Stock shall cease to be and shall have no rights as, stockholders of Buck, other than to receive the consideration provided under this Article II.

            2.05.  Dissenting Stockholders.
                   -----------------------

            (a) Any holder of shares of Buck Common Stock who perfects his or her dissenters' rights of appraisal in accordance with and as contemplated by
  Section 262 of the Delaware General Corporation Law (the shares held by such holder being referred to herein as "Dissenters' Shares") shall be entitled to
                                      ------------------
  receive the value of such shares as determined pursuant to such provision of law; provided, however, that no such payment shall be made to any dissenting
       --------  -------
  stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the Delaware General Corporation Law and duly surrendered the certificate or certificates representing the shares for which payment is being made. If a dissenting stockholder of Buck fails to perfect or effectively withdraws or loses, his or her rights to appraisal and of payment for his or her shares, after the Effective Time, such holder shall be deemed to have made a Stock Election or Cash Election, as determined by MBC in its sole discretion and MBC shall issue and deliver the consideration to which such holder is entitled hereunder (without interest) upon surrender by such holder of the Old Certificates representing shares of Buck Common Stock held by him or her.

            (b) Any holder of shares of Buck Common Stock who does not vote for the Merger, does not perfect his or her dissenters' rights under Section 262 of the Delaware General Corporation Law and is a Non-Electing Holder shall only be entitled to the Statutory Class A Payment and the Statutory Class B Payment, as the case may be, less, in the case of Issuable Shares, the Cost
                               ----
  thereof.


                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUCK

            Buck represents and warrants to MBC that the statements contained in the Recitals that relate to Buck are true and correct. Buck further represents and warrants to MBC that the following matters are true and correct.

            3.01.  Organization; Good Standing; Power and Authority.
                   ------------------------------------------------

            (a) Part 3.01 of the Buck Disclosure Letter contains a complete and accurate list for each Buck Company of its name, a summary of its business activities which it carries on in the ordinary course on the date hereof (as to each Buck Company, its "Business"), its jurisdiction of incorporation,
                             --------
  other jurisdictions in which it is authorized to do business and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Buck Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the full corporate power and authority to conduct its Business. Each Buck Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the failure to be duly qualified would have a Buck Material Adverse Effect.

            (b) Buck has delivered to MBC copies of the Organizational Documents, as currently in effect, of those of the Buck Companies in which Buck or another Buck Company owns a majority interest.

            3.02.  Authorization; Enforceability; No Conflict.
                   ------------------------------------------

            (a) The execution and delivery of this Agreement and the Merger Agreement by Buck and the consummation by Buck of the transactions contemplated herein and therein, subject to Buck Stockholder approval with respect to the Merger, have been duly and validly authorized by all necessary corporate action on the part of Buck. This Agreement represents the valid and legally binding obligation of Buck, enforceable against Buck in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and general principles of equity, whether such principles are considered in a proceeding in equity or law. The Merger Agreement, when executed by Buck and subject to the approval of the stockholders of Buck to the extent required by applicable Legal Requirements, shall represent the valid and legally binding obligation of Buck, enforceable against Buck in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and general principles of equity, whether such principles are considered in a proceeding in equity or law.

            (b) Except as set forth in Part 3.02 of the Buck Disclosure Letter, neither the execution and delivery of this Agreement by Buck nor the consummation or performance of any of the transactions contemplated hereby by Buck will, directly or indirectly (with or without notice or lapse of time):

             (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of the Buck Companies or (B) any resolution adopted by the Board of Directors or the stockholders of any Buck Company;

            (ii) contravene, conflict with or result in a violation of or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Buck Company may be subject, except such contravention, conflict or violation which, individually or in the aggregate, would not materially and adversely impede the conduct of the Business of the Buck Company;

           (iii) contravene, conflict with or result in a violation of any of the terms or requirements of or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Buck Company or that otherwise relates to the Business of any Buck Company, except for any such result which, individually or in the aggregate, would not materially and adversely impede the conduct of the Business of the Buck Company;

            (iv) cause any Major Buck Company to become subject to or to become liable for the payment of any Tax or cause any of the assets owned by any Major Buck Company to be reassessed or revalued by any taxing authority pursuant to any existing agreement between such Major Buck Company and taxing authority or by operation of law;

             (v) contravene, conflict with or result in a violation or breach of any provision of or give any Person the right to declare a default or exercise any remedy under or to accelerate the maturity or performance of or to cancel, terminate or modify, any Applicable Contract, other than Contracts the acceleration, cancellation, termination or modification of which, individually or in the aggregate, would not materially and adversely impede the conduct of the Business of the Buck Company; or

            (vi) except for the voting agreement for the Board of Directors contemplated hereby, result in the imposition or creation of any Encumbrance upon or with respect to the Buck Common Stock or any of the assets owned or used by any Buck Company.

  Part 3.02-A of the Buck Disclosure Letter sets forth all notices or Consents required to be given to or obtained from any Person by any Buck Company in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby, and Part 3.02-B of the Buck Disclosure Letter is a subset thereof setting forth thereof, as to each Buck Company, those notices or Consents the failure to give or obtain, individually or in the aggregate, would materially and adversely impede the conduct of the Business of the Buck Company.

            3.03.  Capitalization.  As of the date hereof, the equity securities
                   --------------
  and other securities of Buck are as described in the Recitals. Except as set forth in Part 3.03 of the Buck Disclosure Letter, all of the outstanding equity securities and other securities of each Buck Company (other than Buck) are owned of record and beneficially by one or more of the Buck Companies (other than director qualifying shares or up to 5% of the shares of Buck Companies required to be held by local employees, the identity of ownership of which, in each case, is described in Part 3.01 of the Buck Disclosure Letter), free and clear of all Encumbrances. Except as set forth in Part 3.03 of the Buck Disclosure Letter, no legend or other reference to any purported Encumbrance appears on any certificate representing equity securities or other securities of any Buck Company. All of the outstanding equity securities or other securities of each Buck Company have been duly authorized and validly issued and, except as set forth in Part 3.03 of the Buck Disclosure Letter, are fully paid and nonassessable. Except as set forth in Part 3.03 of the Buck Disclosure Letter, there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of any Buck Company. None of the outstanding equity securities or other securities of any Buck Company was issued in violation of the Securities Act or any other Legal Requirement. No Buck Company owns or has any Contract to acquire, any equity securities or other securities of any Person (other than Buck Companies) or any direct or indirect equity or ownership interest in any other company other than equity interests resulting from the accounts receivable of insolvent clients which in the aggregate do not have a fair market value in excess of $10,000.

            3.04.  Financial Statements.  Buck has delivered to MBC, prior to
                   --------------------
  the execution of this Agreement, the Buck Financial Statements in respect of periods ended on or prior to March 31, 1996, and, in accordance with Section
  5.14 hereof, will deliver copies of the Buck Financial Statements in respect of periods ending after March 31, 1996. The Buck Financial Statements (as of the dates thereof and for the periods covered thereby): (a) are (and, in the case of the Buck Financial Statements in respect of periods ending after March 31, 1996, will be) in accordance with the books and records of the Buck Companies and have been prepared (and, in the case of the Buck Financial Statements in respect of periods ending after March 31, 1996, will be prepared), except as set forth in Part 3.04 of the Buck Disclosure Letter, in accordance with GAAP and (b) present fairly (and, in the case of the Buck Financial Statements in respect of periods ending after March 31, 1996, will present fairly), in all material respects, the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of the Buck Companies as of the dates and for the periods indicated, in accordance with GAAP applied, except as otherwise disclosed therein, on a basis consistent with prior periods (subject in the case of interim financial statements to normal recurring year-end adjustments normal in nature and amount). "Buck Financial Statements" shall mean (i) the
                           -------------------------
  consolidated balance sheets of the Buck Companies as at March 31 in each of the years 1994, 1995, 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flow for each of the fiscal years then ended, together with the report thereon of Grant Thornton LLP, independent certified public accountants, (ii) when prepared as required by
  Section 5.14, the consolidated balance sheets of the Buck Companies as at December 31 in each of the years 1995 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flow for each of the nine months then ended, (iii) when prepared as required by Section 5.14, the consolidated balance sheets of the Buck Companies as at March 31, 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, together with the report thereon of Grant Thornton LLP, independent certified public accountants, and (iv) when prepared as required by Section 5.14, the quarterly unaudited consolidated balance sheets of the Buck Companies and the related quarterly unaudited consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal quarter then ended, including in each case the notes thereto, for each fiscal quarter of the Buck Companies from and after March 31, 1997 through the Closing Date.

            3.05.  Books and Records.  Except as set forth in Part 3.05 of the
                   -----------------
  Buck Disclosure Letter, the books of account, minute books, stock record books and other records of the Major Buck Companies, all of which have been made available to MBC, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Except as set forth in

  Part 3.05 of the Buck Disclosure Letter, the minute books of the Major Buck Companies contain accurate and complete records of all meetings held of and corporate action taken by, the stockholders, the Boards of Directors and committees of the Boards of Directors of the Major Buck Companies and, except as set forth in Part 3.05 of the Buck Disclosure Letter, no meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the books and records of the Buck Companies will be in the possession of the respective Buck Companies.

            3.06.  No Undisclosed Liabilities.  The Buck Companies have no
                   --------------------------
  liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) required by GAAP to be reflected, reserved against or disclosed, except for liabilities or obligations set forth on Part 3.06 of the Buck Disclosure Letter, those reflected or reserved against or disclosed in the 1996 Balance Sheet and current liabilities incurred in the ordinary course of business since the date thereof.

            3.07.  Taxes.
                   -----

            (a) The Buck Companies have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements, except for categories of Tax Returns which are described on Part 3.07 of the Buck Disclosure Letter. Buck has delivered or made available to MBC copies of and Part 3.07 of the Buck Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since March 31, 1994. The Buck Companies have paid or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise or pursuant to any assessment received by any Buck Company, except such Taxes, if any, as are listed in Part 3.07 of the Buck Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the 1996 Balance Sheet.

            (b) The United States federal and state income Tax Returns of each Buck Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through March 31, 1993. Part 3.07 of the Buck Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a summary of the nature and outcome of each audit. Except as set forth in Part 3.07 of the Buck Disclosure Letter, all deficiencies proposed as a result of such audits have been paid, reserved against, settled or, as described in Part 3.07 of the Buck Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.07 of the Buck Disclosure Letter describes all adjustments to the U.S. federal income Tax Returns filed by any Buck Company or any group of corporations including any Buck Company for all taxable years since March 31, 1993 and the resulting deficiencies proposed by the IRS. Except as described in Part 3.07 of the Buck Disclosure Letter, no Buck Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Buck Company or for which any Buck Company may be liable. Except as set forth in Part 3.07 of the Buck Disclosure Letter, no audit or other proceeding by any Governmental Body is pending or threatened with respect to any Taxes due from or with respect to any Buck Company or any Tax Return filed by or with respect to any Buck Company.

            (c) The charges, accruals and reserves with respect to Taxes on the respective books of each Buck Company are adequate (determined in accordance with GAAP) and are at least equal to that Buck Company's liability for Taxes. Buck has not been notified of any proposed tax assessment against any Buck Company except as disclosed in the 1996 Balance Sheet or in Part 3.07 of the Buck Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired or to be acquired by any Buck Company. All Taxes that any Buck Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. Except as disclosed in Part 3.07 of the Buck Disclosure Letter, the Buck Companies are not currently subject to an agreement or requirement to make any adjustment pursuant to Section 481 of the IRC by reason of any change in any accounting method of the Buck Companies and there is no application pending with any Governmental Body requesting permission for any changes in any accounting period. No Buck Company holds any "interest in U.S. real property" within the meaning of Section 1445(a) of the IRC. No payment to employees or former employees of any Buck Companies is, or as a result of the transactions contemplated hereunder, will be subject to Section 280G of the IRC. None of the Buck Companies has any deferred gains, income, deduction or losses with respect to intercompany transactions under Treasury Regulation Section 1.1502-13.

            (d) All Tax Returns filed by (or that include on a consolidated basis) any Buck Company are true, correct and complete. There is no tax sharing agreement that will require any payment by any Buck Company after the date of this Agreement. No Buck Company is or within the five-year period preceding the Closing Date has been, an "S" corporation as defined in Section 1361 of the IRC. There are no Encumbrances with respect to Taxes which have been placed on the assets or stock of any of the Buck Companies.

            3.08.  Accounts Receivable.  All accounts receivable of the Major
                   -------------------
  Buck Companies that are reflected on the 1996 Balance Sheet or on the accounting records of the Buck Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations
       -------------------
  arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the 1996 Balance Sheet or on the accounting records of the Buck Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Part 3.08 of the Buck Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the 1996 Balance Sheet, which list sets forth the aging of such Accounts Receivable.

            3.09.  No Material Adverse Change.  Since March 31, 1996, there has
                   --------------------------
  not been any material adverse change in the business, operations, properties, assets or condition of any Buck Company and no event has occurred or circumstance exists that may result in such a material adverse change.

            3.10.  Employee Benefits.
                   -----------------

            (a) Buck has delivered or made available to MBC, prior to the execution of this Agreement, copies (or, with respect to unwritten plans, written descriptions) of (i) each pension, retirement, deferred compensation, stock option, stock purchase, savings, employee stock ownership, restricted stock, phantom stock, stock ownership or other similar plan as in effect on the date of this Agreement, including, without limitation, any "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA, in respect of any of the present or former employees or independent contractors of or dependents, spouses or other beneficiaries of any of such employees or independent contractors of, any of the Buck Companies (the "Buck Pension
                                                              ------------
  Plans"), (ii) each employment or consulting agreement, severance (including, without limitation, change of control or golden parachute agreements or arrangements), bonus, profit-sharing, incentive, deferred compensation, supplemental or excess retirement, life insurance, health or other plan, policy, contract or arrangement as in effect on the date of this Agreement, other than an Buck Pension Plan or Buck Welfare Plan (as hereinafter defined) which provides benefits or perquisites to or in respect of any of the present or former directors or officers ("Buck Executive Plans") or dependents,
                                    --------------------
  spouses or other beneficiaries of any of such directors or officers of, any of the Buck Companies and (iii) each severance, bonus, profit-sharing, incentive, deferred compensation, supplemental or excess retirement, life insurance, health, vacation, tuition assistance or reimbursement, legal services, salary continuation, travel or accident insurance or benefits, disability insurance or benefits, unemployment benefits or other plans, policies, contracts or arrangements, including, without limitation, each "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA as in effect on the date of this Agreement which provides benefits or perquisites to or in respect of present or former employees or independent contractors of or dependents, spouses or other beneficiaries of, any of such employees or independent contractors of, any of the Buck Companies (the "Buck Non-Executive Plans")
                                                  ------------------------
  (the Buck Executive and Non-Executive Plans being collectively referred to as the "Buck Welfare Plans") (all the foregoing being collectively referred to as
       ------------------
  the "Buck Benefit Plans").  All such Buck Benefit Plans are listed on Part
       ------------------
  3.10 of the Buck Disclosure Letter. No Buck Company has participated in or been a member of and no Buck Benefit Plan is or has been, a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code.

            (b) All Buck Benefit Plans conform to and their administration is in compliance with, the applicable provisions of ERISA and the Code and any other applicable Legal Requirement. With respect to the Buck Benefit Plans, no event has occurred and no condition or set of circumstances exists, in connection with which any of the Buck Companies could be directly or indirectly, through any other trade or business (whether or not incorporated) which together with the Buck Companies would be deemed to be part of a "controlled group" within the meaning of Section 4001 of ERISA (an "ERISA
                                                                      -----
  Affiliate"), subject to any liability, Encumbrance or loss of tax deduction
  ---------
  under ERISA or the Code or any other Legal Requirement or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which any of the Buck Companies has indemnified or is required to indemnify any person against any such liability (except liability for benefit claims and funding obligations payable in the ordinary course). No notice of a "reportable event," as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any Buck Pension Plan which is subject to Title IV of ERISA within the 12-month period ending on the date of this Agreement. None of the Buck Companies has provided or is required to provide, security to any Buck Pension Plan which is subject to Title IV of ERISA pursuant to Section 401(a)(29) of the Code. No material liability (other than annual premiums, all of which premiums due prior to the Closing have or will be paid) to the Pension Benefit Guaranty Corporation has been incurred with respect to any Buck Pension Plan which is subject to Title IV of ERISA.

            (c) With respect to each Buck Benefit Plan, each of the Buck Companies have made or will make and/or accrue all payments due from them with respect to periods ending on or prior to the Closing Date. No Buck Pension Plan which is subject to Title IV of ERISA has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA and the present fair market value of the assets of each such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated as of the date of this Agreement in accordance with all applicable Legal Requirements. Each such Buck Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter and nothing has occurred since the date of such letter that would adversely affect such qualification. Each Buck Welfare Plan which is a "group health plan" (as defined in ERISA Section 607(1)) has been operated in compliance with the provisions of Part 6 of Title I of ERISA and Code Section 4980B at all times.

            (d) Except as otherwise provided in Part 3.10 of the Buck Disclosure Letter, no Buck Welfare Plan provides medical or death benefits (whether or not insured) with respect to current or former employees beyond their date of retirement or other termination of service (other than coverage mandated by Section 601 of ERISA, the cost of which is fully paid by the former employee or his or her dependents).

            (e) Except as set forth in Part 3.10 of the Buck Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not obligate any of the Buck Companies to provide any current or former officer, director or employee of any Buck Company, including, but not limited to, Continued Employees described in Article X, with severance pay, unemployment compensation or any similar payment, nor accelerate the time of payment or vesting or increase any compensation due to any such employee or former employee under any Buck Benefit Plan.

            (f) None of the Buck Companies has taken any action which would commit any of the Buck Companies to continue any Buck Benefit Plan for any present or former officer, director or employee of any of the Buck Companies, without regard to whether they are Continued Employees, nor has any Buck Company taken any action which would prevent any Buck Company from changing or terminating the Buck Benefit Plans at any time.

            (g) By way of clarification and not intending to limit the generality of the preceding paragraphs of this Section 3.10, each Buck Benefit Plan subject to the Legal Requirements of a Foreign Jurisdiction conforms to and their administration and funding is in compliance with all applicable Legal Requirements in each such Foreign Jurisdiction and no event has occurred and no condition or set of circumstances exists in connection with which any of the Buck Companies could be directly or indirectly subject to any liability, Encumbrance or loss of Tax or similar deduction under the Legal Requirements of such Foreign Jurisdictions, except such nonconformance, noncompliance, event, condition or circumstance which, individually or in the aggregate, would not materially and adversely impede the conduct of the Business of the Buck Company.

            3.11.  Compliance with Legal Requirements; Governmental
                   ------------------------------------------------
                   Authorizations.
                   --------------

            (a)  Except as set forth in Part 3.11 of the Buck Disclosure Letter:

             (i) each Buck Company is and at all times since March 31, 1995, has been, in compliance with each Legal Requirement that is or was applicable to its Business, except for such circumstances of noncompliance which, individually or in the aggregate, would not materially and adversely impede the conduct of the Business of the Buck Company;

            (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes a violation by any Buck Company of or a failure on the part of any Buck Company to comply with, any Legal Requirement, or (B) results in the imposition of any Encumbrance against any Buck Company or any of its property under any Legal Requirement, except for such events or circumstances which, individually or in the aggregate, would not materially and adversely impede the conduct of the Business of the Buck Company; and

           (iii) no Buck Company has received, at any time since March 31, 1995, any written notice or other written communication from any Governmental Body or any other Person regarding any actual or alleged violation of or failure to comply with, any Legal Requirement.

            (b) Part 3.11 of the Buck Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by each Buck Company and that relates to its Business, except for such Governmental Authorizations the absence of which, individually or in the aggregate, would not materially and adversely impede the conduct of the Business of the Buck Company. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in Part 3.11 of the Buck Disclosure Letter:

             (i) each Buck Company is and at all times since March 31, 1995, has been, in compliance with all of the terms and requirements of each Governmental Authorization, except for such circumstances of non-compliance which, individually or in the aggregate, would not materially and adversely impede the conduct of the Business of the Buck Company;

            (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes directly or indirectly a violation of or a failure to comply with any term or requirement of any such Governmental Authorization, except for such violations or circumstances of non-compliance which, individually or in the aggregate, would not materially and adversely impede the conduct of the Business of the Buck Company or (B) would result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of or any modification to, any such Governmental Authorization;

           (iii) no Buck Company has received, at any time since March 31, 1995 any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

            (iv) all applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

  Except for such Governmental Authorizations the absence of which, individually or in the aggregate, would not materially and adversely impede the ability of such Buck Company to conduct and operate its Business, the Governmental Authorizations listed in Part 3.11 of the Buck Disclosure Letter as to each Buck Company collectively constitute all of the Governmental Authorizations necessary to permit such Buck Company to lawfully conduct and operate its Business.

            3.12.  Legal Proceedings; Orders.
                   -------------------------

            (a) Except as set forth in Part 3.12 of the Buck Disclosure Letter, there is no pending Proceeding:

            (i)  that has been commenced by or against any Buck Company; or

            (ii) that challenges or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

  Further, no such Proceeding has been Threatened against any Buck Company.
  Buck has delivered to MBC copies of all material pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.12 of the Buck Disclosure Letter. The Proceedings listed in Part 3.12 of the Buck Disclosure Letter, if adversely determined against the Buck Company, will not have a Buck Material Adverse Effect.

            (b)  Except as set forth in Part 3.12 of the Buck Disclosure Letter:

            (i) there is no Order to which any of the Buck Companies, or any Business of a Buck Company, is subject; and

            (ii) no officer, director, agent or employee of any Buck Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business of the Buck Company.

            (c)  Except as set forth in Part 3.12 of the Buck Disclosure Letter:

            (i) each Buck Company is and at all times since March 31, 1995, has been, in full compliance with all of the terms and requirements of each Order to which its Business is or has been subject;

            (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Buck Company or its Business is subject; and

           (iii) no Buck Company has received, at any time since March 31, 1995, any written notice from any Governmental Body regarding any actual, alleged, possible or potential violation of or failure to comply with, any term or requirement of any Order to which any Buck Company or its Business, is or has been subject.

            3.13.  Absence of Certain Changes and Events.  Except as set forth
                   -------------------------------------
  in Part 3.13 of the Buck Disclosure Letter, since March 31, 1996, the Buck Companies have conducted their businesses only in the ordinary course of business and there has not been any:

            (a) change in any Buck Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Buck Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by any Buck

  Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

            (b)  amendment to the Organizational Documents of any Buck Company;

            (c) payment or increase by any Buck Company of any bonuses, salaries or other compensation (except in the ordinary course of business) to any stockholder, director, officer or employee or entry into any employment, retention, severance or similar Contract with any director, officer or employee;

            (d) adoption of or increase in the payments to or benefits under, any Buck Benefit Plans;

            (e) damage to or destruction or loss of any asset or property of any Buck Company, whether or not covered by insurance, which resulted in a loss in excess of $250,000;

            (f) entry into, termination of or receipt of notice of termination of (i) any license, joint venture, credit or similar agreement or (ii) any Contract or transaction involving a total remaining commitment by or to any Buck Company of at least $250,000;

            (g) sale, lease or other disposition of any material asset or property of any Buck Company or imposition of any Encumbrance on any material asset or property of any Buck Company, including the sale, lease or other disposition of any of the Intellectual Property Assets;

            (h) purchase of a business or an interest in a business by any Buck Company, whether by merger, consolidation, acquisition of shares, acquisition of assets, joint venture arrangement or otherwise;

            (j) cancellation or waiver of any claims or rights with a value to any Buck Company in excess of $250,000;

            (k) material change in the accounting methods used by any Buck Company; or

            (l) agreement, whether oral or written, by any Buck Company to do any of the foregoing.

            3.14.  Contracts; No Defaults.
                   ----------------------

            (a) As of the date hereof, Part 3.14(a) of the Buck Disclosure Letter contains a complete and accurate list, and Buck has made available to MBC true and complete copies (or, as specified below, written summaries of oral Contracts), of the following Contracts:

             (i) written summaries of each Contract for the provision of outsourcing services (including without limitation defined benefit outsourcing, defined contribution outsourcing and total outsourcing);

            (ii) each written Contract that involves performance of services or delivery of goods or materials to one or more Buck Companies of an amount or value in excess of $100,000 with respect to obligations to be performed thereunder;

           (iii) each written lease, rental or occupancy agreement, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);

            (iv) each written licensing agreement or other Contract with respect to software (other than software which is available on a retail basis), patents, trademarks, copyrights or other intellectual property;

             (v) each joint venture, partnership and other written Contract
                 (however named) involving a sharing of profits, losses, costs or liabilities by any Buck Company with any other Person, Buck hereby representing to MBC that no Contract contemplated by this Section 3.14(a)(v) is an oral Contract;

            (vi) each written Contract containing covenants that in any way purport to restrict the Business activity of any Buck Company or limit the freedom of any Buck Company to engage in any line of business or to compete with any Person, Buck hereby representing to MBC that no Contract contemplated by this
                 Section 3.14(a)(vi) is an oral Contract;

           (vii) each written Contract for capital expenditures to be made after the date hereof requiring payments in excess of $100,000;

            (ix) each written warranty, guaranty and or other similar
                 undertaking with respect to contractual performance extended by any Buck Company other than in the ordinary course of business;

            (x) written summaries of each consulting arrangement or Contract (whether written or oral) for professional, advisory and other services by one or more Buck Companies which was in effect on March 31, 1996 with respect to the 96 largest United States and 20 largest Canadian, Australian and UK clients of Buck and the Buck Companies taken as a whole;

            (xi) each written Contract that contains a right of first refusal or option, whether or not for the benefit of a Buck Company (but excluding extension options under real estate leases and customary renewal options under vendor agreements where the payment obligation under such vendor agreement is less than $100,000), Buck hereby representing to MBC that no Contract contemplated by this Section 3.14(a)(xi) is an oral Contract;

           (xii) any indemnification agreement from a Buck Company in favor of any director (whether elected or appointed), officer or employee of a Buck Company;

          (xiii) each credit arrangement, however such credit arrangement may be structured, relating to outstanding borrowings in excess of $100,000; and

           (xiv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing; and

           (b) No officer, director or employee of any Buck Company is bound by any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such officer, director or employee and any other Person that purports to limit the ability of such officer, director or employee to (i) engage in or continue any conduct, activity or practice relating to the Business of any Buck Company or (ii) assign to any Buck Company or to any other Person any rights to any invention, improvement or discovery, except for such contractual provisions the effect of which, individually or in the aggregate, would not materially and adversely impede the conduct of the Business of the Buck Company.

           (c)  Except as set forth in Part 3.14(d) of the Buck Disclosure
  Letter:

            (i) each Buck Company is and at all times since March 31, 1995, has been, in full compliance with all applicable terms and requirements of each Applicable Contract under which such Buck Company has or had any obligation or liability, except for such circumstances of noncompliance which, individually or in the aggregate, would not materially and adversely impede the conduct of the Business of the Buck Company; and

            (ii) no Buck Company has given to or received from any other Person, at any time since March 31, 1995, any written notice or other written communication regarding any actual, alleged, possible or potential violation or breach of or default under, any Applicable Contract.

            (d) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amount paid or payable to any Buck Company in excess of $100,000 under current or completed Applicable Contracts with any Person and no such Person has made written demand for such renegotiation.

            (e) The Applicable Contracts relating to the sale, design, manufacture or provision of products or services by a Buck Company have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement, except for such violations the effect of which, individually or in the aggregate, would not materially and adversely impede the conduct of the Business of the Buck Company.

            3.15.  Insurance.
                   ---------

             (a)  Buck has furnished to MBC with respect to each Major Buck
  Company:

             (i) true and complete copies of all policies of insurance to which any Major Buck Company is a party or under which any Major Buck Company or any director of any Major Buck Company is covered as of the date of this Agreement;

            (ii) true and complete copies of all pending applications for policies of insurance;

           (iii) accurate explanations of any self-insurance arrangement by or affecting any Major Buck Company, including any reserves established thereunder (excluding retentions under insurance policies which have been furnished to MBC);

            (iv) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Major Buck Company.

            (v) for each Major Buck Company a summary of the loss experience under each policy (for the current policy year and each of the five (5) preceding policy years); and

            (vi) a statement describing the loss experience of all claims that were self-insured (excluding retentions under insurance policies which have been furnished to MBC), including the number and aggregate cost of such claims (for the current policy year and each of the five (5) preceding policy years).

            (b)  Except as set forth on Part 3.15(d) of the Buck Disclosure
  Letter:

            (i) all policies to which any Buck Company is a party or that provide coverage to any Buck Company or any director or officer of any Buck Company:

                 (A)  are valid, outstanding and enforceable;

                 (B) are issued by an insurer that is financially sound and reputable;

                 (C) taken together, provide adequate insurance coverage for the assets and the operations of the Buck Companies for all risks normally insured against by a Person carrying on the same or similar business or businesses as the Buck Companies;

                 (D) are sufficient for compliance with all Legal Requirements and Applicable Contracts to which any Buck Company is a party or by which any of them is bound;

                 (E) will continue in full force and effect following the consummation of the transactions contemplated hereby; and

                 (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Buck Company (except for the professional liability insurance provided to the Buck Companies by Professional Consultants Insurance Company, Inc.).

            (ii) No Buck Company has received, under any current insurance policy in favor of such Buck Company (A) any refusal of coverage or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

           (iii) The Buck Companies have paid all premiums due and have otherwise performed all of their respective obligations, under each policy to which any Buck Company is a party or that provides coverage to any Buck Company or director thereof.

            (iv) The Buck Companies have given notice to the insurer of all material claims that may be insured thereby.

            3.16.  Environmental Matters.  Each Buck Company is in compliance
                   ---------------------
  with all applicable Legal Requirements relating to air, water, soil, solid waste management, Hazardous Substances or the protection of health or the environment (collectively, the "Environmental Laws"). Except as set forth on
                                  ------------------
  Part 3.16 of the Buck Disclosure Letter, there are no claims, actions, suits or proceedings pending or Threatened against or involving a Buck Company under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise). No Order under any of the Environmental Laws has been entered against any Buck Company. There has not been a Release by any Buck Company on any property owned or leased by a Buck Company of any Hazardous Substance and no Buck Company has received any notification from any Governmental Body that as to any property owned or leased by such Buck Company or any business and activities conducted on any such property, there exists or has occurred a violation by any Buck Company of applicable environmental laws or potential liability for Release of Hazardous Substances. For purposes of this Section 3.16, "Hazardous Substance" shall
                                                   -------------------
  mean a hazardous or toxic substance (as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended) and petroleum, including crude oil or any fraction thereof, and "Release" shall
                                                               -------
  mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or other disposal in any amount into or onto the air, ground or surface water, land or other parts of the environment, however caused.

            3.17.  Employee Relationships.  Except as set forth on Part 3.17 of
                   ----------------------
  the Buck Disclosure Letter, there are no labor or collective bargaining agreements, contracts or understandings with a labor union or labor organization which are binding upon any Buck Company. As of the date hereof, no Buck Company is the subject of a Proceeding asserting it has committed an unfair labor practice or seeking to compel it to a bargain with any labor organization as to wages and conditions of employment, nor is any such Proceeding Threatened, nor is there pending or Threatened any strike or other labor dispute by employees of any Buck Company nor is there any activity involving any such employees seeking to certify a collective bargaining unit or engaging in any other union organizational activity.

            3.18.  Intellectual Property.
                   ---------------------

            (a) Part 3.18 of the Buck Disclosure Letter contains, with respect to each Buck Company, a complete and accurate list and summary description of all trademarks, tradenames, service marks and copyrights which are owned, used or licensed by such Buck Company and which have either been registered with a Governmental Body or are material to the Business of the Buck Company. Part
  3.18 of the Buck Disclosure Letter also contains, with respect to each Buck Company, a complete and accurate list and summary description of all software which is owned, used or licensed by any Buck Company (other than software which is generally available on a retail basis). All such trademarks, tradenames, service marks, copyrights and software are referred to as the

  "Intellectual Property Assets".  No Buck Company owns or has any rights to any
  -----------------------------
  patents.

            (b) Each Buck Company has the unrestricted right to use its Intellectual Property Assets in its Business, subject to the provisions of Applicable Contracts. The Intellectual Property Assets owned by a Buck Company, used in connection the Business of the Buck Company, are free and clear of all Encumbrances. No Buck Company unlawfully or wrongfully uses any Intellectual Property Asset, or infringes upon the rights of third parties through its use of the Intellectual Property Assets, except for such infringements the effect of which, individually or in the aggregate, would not materially and adversely impede the conduct of the Business of the Buck Company. No Buck Company is in default under, or has received any notice any claim of infringement or any other claim or proceeding relating to any Intellectual Property Asset, except for such defaults or claims the effect of which, individually or in the aggregate, would not materially and adversely impede the conduct of the Business of the Buck Company. No present or former employee of any Buck Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property Asset. Each Buck Company has taken all necessary steps to ensure the validity and enforceability of its Intellectual Property Assets.

            (c) Each Buck Company has in place Contracts with current or former employees, consultants or contractors regarding the assignment to such Buck Company of any know-how or other rights of such person in or to all Intellectual Property Assets, as well as including written agreements regarding the appropriation or the non-disclosure of any Intellectual Property Assets, other than with respect to such know-how or Intellectual Property the absence of such protective Contracts related thereto would not materially and adversely impede the conduct of the Business of such Buck Company.

            3.19.  Statements True and Correct.  None of the information
                   ---------------------------
  supplied in writing by Buck or to be supplied in writing by Buck for inclusion in the registration statement (the "Registration Statement") to be filed by
                                      ----------------------
  MBC with the SEC in connection with the MBC Common Stock to be issued in the Merger, the proxy statement (the "Proxy Statement") to be mailed to Buck's
                                    ---------------
  stockholders in connection with the Buck Stockholders' Meeting or any other documents to be filed with the SEC or any other Governmental Body in connection with the transactions contemplated hereby, will, at the respective times such documents are filed or, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when first mailed to the stockholders of Buck, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Buck Stockholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading.

            3.20.  Properties and Assets.  Part 3.20 of the Buck Disclosure
                   ---------------------
  Letter sets forth a complete and correct list of all real property owned or leased by the Buck Companies. Each Buck Company owns, or has a valid right to use or a leasehold interest in, all real property used by it in the conduct of its business as such business has been or are now being conducted. Except as otherwise disclosed on Part 3.20 of the Buck Disclosure Letter, each Buck Company's ownership or leasehold interest in such property is subject to no Encumbrance. All Governmental Authorizations required for the lawful use and occupancy of any real property by each Buck Company have been obtained and are in full force and effect. Except as otherwise disclosed in Part 3.20 of the

  Buck Disclosure Letter, all personal property owned by each Buck Company or used by such Buck Company in the conduct of its Business is owned free and clear of any Encumbrances, and all of said assets are in good working condition, normal wear and tear excepted. The assets reflected on the 1996 Balance Sheet or identified in this Agreement or in the Buck Disclosure Letter include (a) all of the assets owned by the Buck Companies, except for those subsequently disposed of by a Buck Company for fair value in the ordinary course of business, and (b) all of the assets used by the Buck Companies in the conduct of their Businesses.

            3.21.  Clients.  Buck has made available to MBC a list of all
                   -------
  material clients of the Buck Companies for whom any of the Buck Companies has provided any services at any time from March 31, 1996 through December 31, 1996.

            3.22.  Dissolution of Buck Consultants International, Inc.  The
                   ---------------------------------------------------
  dissolution of Buck Consultants International, Inc. has and will not result in a Buck Material Adverse Effect.

            3.23.  Matters Relating to Acquisitions and Dispositions by Buck
                   ---------------------------------------------------------
  Companies.
  ---------

            (a)  Part 3.23(a) of the Buck Disclosure Letter sets forth a list of
  (i) all purchases and sales of material assets to which any Buck Company has been a party, (ii) all purchases of a business or an interest in a business by any Buck Company, whether by merger, consolidation, acquisition of shares, acquisition of assets, joint venture arrangement or otherwise, and (iii) all dispositions of a business or an interest in a business by any Buck Company, whether by sale of assets, shares or otherwise, in each case since January 1, 1986 (collectively, "Acquisitions and Dispositions").
                       -----------------------------

            (b) Except as set forth in Part 3.23(b) of the Buck Disclosure Letter, no Buck Company has guaranteed or otherwise assured any other party to an Acquisition or Disposition that such other party will receive a minimum rate of return on shares of Buck Common Stock issued to such other party in connection with such Acquisition or Disposition. The Continuing Corporation shall have no further obligation with respect to the matters set forth on Part 3.23(b) of the Buck Disclosure Letter (the "Guaranteed Returns") after the
                                              ------------------
  Merger, except to the extent set forth on Part 3.23(b) of the Buck Disclosure Letter.

            (c) Except as set forth in Part 3.23(c) of the Buck Disclosure Letter, no Buck Company has any continuing obligation to the other party to any Acquisition or Disposition, including without limitation obligations with respect to (x) payment of any deferred portion of the purchase price paid in connection with such Acquisition or Disposition (whether in cash or in shares of Buck Common Stock), (y) supplemental retirement or severance payments to be paid to any persons (whether or not such persons are currently employees of a Buck Company) and (z) tax indemnities and tax sharing arrangements.

            (d) Except as set forth in Part 3.23(d) of the Buck Disclosure Letter, with respect to (x) the acquisition of certain assets from Introspect Inc. pursuant to the Asset Purchase Agreement dated August 6, 1996 (the

  "Introspect Acquisition") and (y) the acquisition of certain assets and stock
  -----------------------
  from Willis Corroon Group plc and its affiliates pursuant to the Acquisition Agreement dated October 31, 1996 and the Sale and Purchase Agreement dated October 31, 1996 (the "Corroon Acquisition"), all material Consents required
                         -------------------
  in connection with the Introspect Acquisition and the Corroon Acquisition have been obtained or waived in writing.

            3.24.  Brokers and Finders.  Except for Benedetto, Gartland &
                   -------------------
  Greene, Inc. pursuant to agreements previously provided to MBC, Buck has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees or similar fees and no broker or finder has acted, directly or indirectly, for Buck, in connection with this Agreement or the transactions contemplated hereby.

            3.25.  Disclosure.  No representation or warranty of Buck in this
                   ----------
  Agreement and no statement in the Buck Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF MBC

            MBC represents and warrants to Buck that the following matters are true and correct.

            4.01.  Organization; Good Standing; Power and Authority.
                   ------------------------------------------------

            (a) MBC is a corporation duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

            (b) Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. MBC has delivered to Buck copies of the Organizational Documents for Merger Subsidiary, as currently in effect.

            4.02.  Authorization; Enforceability; No Conflict.
                   ------------------------------------------

            (a) The execution and delivery of this Agreement by MBC and the execution and delivery of the Merger Agreement by MBC and Merger Subsidiary and the consummation by MBC and Merger Subsidiary of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of MBC and Merger Subsidiary. This Agreement represents the valid and legally binding obligation of MBC, enforceable against MBC in accordance with its terms. The Merger Agreement, when executed by MBC and Merger Subsidiary and subject to the receipt of necessary Governmental Authorizations, shall represent the valid and legally binding obligation of MBC and Merger Subsidiary, enforceable against MBC and Merger Subsidiary in accordance with its terms.

            (b) Except as set forth in Part 4.02 of the MBC Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby (including the execution, delivery and performance by MBC and Merger Subsidiary of the Merger Agreement) will, directly or indirectly (with or without notice or lapse of time):

             (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of MBC or Merger Subsidiary or (B) any resolution adopted by the Board of Directors or the stockholders of MBC or Merger Subsidiary;

            (ii) contravene, conflict with or result in a violation of or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which MBC or Merger Subsidiary may be subject, except such contravention, conflict or violation which, individually or in the aggregate, would not materially and adversely impede the conduct of the business of MBC or Merger Subsidiary;

           (iii) contravene, conflict with or result in a violation of any of the terms or requirements of or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by MBC or Merger Subsidiary or that otherwise relates to the business of MBC or Merger Subsidiary, except for any such result which, individually or in the aggregate, would not materially and adversely impede the conduct of the business of MBC or Merger Subsidiary;

  Except as set forth in Part 4.02 of the MBC Disclosure Letter, neither MBC nor Merger Subsidiary will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

            4.03.  Capitalization.  As of the date hereof, MBC has:  200,000,000
                   --------------
  authorized shares of MBC Common Stock and the authorized shares of preferred stock ("MBC Preferred Stock") listed in the MBC Disclosure Letter, of which no
          -------------------
  more than 130,000,000 shares of MBC Common Stock and the shares of MBC Preferred Stock listed in the MBC Disclosure Letter, were issued and outstanding as of December 31, 1996. All of the outstanding shares of MBC Common Stock and MBC Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and upon consummation of the Merger the shares of MBC Common Stock to be issued pursuant to the Merger Agreement will be duly authorized and validly issued and fully paid and nonassessable.

            4.04.  Financial Statements.  MBC has delivered to Buck, prior to
                   --------------------
  the execution of this Agreement, the MBC Financial Statements (as hereinafter defined) in respect of periods ending on or prior to September 30, 1996. The MBC Financial Statements (as of the dates thereof and for the periods covered thereby): (a) are in accordance with the books and records of MBC and its Subsidiaries (the "MBC Companies") and have been and will continue to be
                     -------------
  prepared in accordance with GAAP and good business practices and (b) present fairly, in all material respects, the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of the MBC Companies as of the dates and for the periods indicated, in accordance with GAAP applied, except as otherwise disclosed therein, on a basis consistent with prior periods (subject in the case of interim financial statements to normal recurring year-end adjustments normal in nature and amount). "MBC Financial Statements" shall mean the consolidated balance
             ------------------------
  sheets (including related notes and schedules, if any) of MBC as of September 30, 1996 and as of December 31, 1995, 1994 and 1993 and the related consolidated statements of income, of changes in stockholders' equity and of cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1996 and for each of the three years ended December 31, 1995, 1994 and 1993, as filed by MBC with the SEC.

            4.05.  Reports.  Since January 1, 1993, each of the MBC Companies
                   -------
  has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC and (b) any other applicable Federal or state banking, securities or other Governmental Bodies (except state filings which are not material or filings with Governmental Bodies other than Federal or state banking or securities authorities which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the Legal Requirements enforced or promulgated by the Governmental Body with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.

            4.06.  Brokers and Finders.  MBC has not employed any broker or
                   -------------------
  finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees or similar fees and no broker or finder has acted, directly or indirectly, for MBC, in connection with this Agreement or the transactions contemplated hereby.


                                   ARTICLE V
                           CERTAIN INTERIM COVENANTS

            5.01.  Operation of the Businesses of the Buck Companies.  Between
                   -------------------------------------------------
  the date of this Agreement and the Closing Date, Buck will and will cause each Buck Company to:

            (a) conduct the business of such Buck Company only in the ordinary course of business; and

            (b) use all reasonable efforts to preserve intact the current business organization of such Buck Company, except for dissolutions of dormant subsidiaries, the merger of Buck Consultants International, Inc. into Buck, the closure of certain operations in France and the consolidation of certain offices in the United Kingdom in effectuation of the Buck/Corroon business plan, keep available the services of the current officers, employees and agents of such Buck Company and maintain the relations and good will with clients, suppliers, customers, landlords, creditors, employees, agents and others having business relationships with such Buck Company.

            5.02.  Negative Covenant.  Except as otherwise expressly permitted
                   -----------------
  by this Agreement, between the date of this Agreement and the Closing Date, Buck will not and will cause each Buck Company not to, without the prior consent of MBC, take any affirmative action or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.13 is likely to occur.

            5.03.  Notification.  Between the date of this Agreement and the
                   ------------
  Closing Date, each party will promptly notify the other party in writing if
  (a) such party becomes aware of any fact or condition that causes or constitutes a Breach of any of such party's representations and warranties as of the date of this Agreement, (b) such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, (c) such party becomes aware of any matter which should have been set forth or described on such party's Disclosure Letter as of the date of this Agreement or (d) such party becomes aware of the occurrence or existence after the date of this Agreement of any fact or condition that would have been required to have been set forth or described on such party's Disclosure Letter had such fact or condition existed or occurred on or before the date of this Agreement. During the same period, each party shall promptly notify the other party of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely. No notice or amendment or supplement to any party's Disclosure Letter pursuant to this Section 5.03 shall be deemed to cure any Breach of any representation or warranty made by such party in this Agreement.

            5.04.  Required Approvals.
                   ------------------

            (a) As promptly as practicable after the date of this Agreement, Buck will and will cause each Buck Company to, make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated hereby (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buck will and will cause each Buck Company to (i) cooperate with MBC with respect to all filings that MBC elects to make or is required by Legal Requirements to make in connection with the transactions contemplated hereby and (ii) cooperate with MBC in obtaining all Consents identified in Part 4.02 of the MBC Disclosure Letter (including taking all actions requested by MBC to cause early termination of any applicable waiting period under the HSR Act).

            (b) As promptly as practicable after the date of this Agreement, MBC will make all filings required by Legal Requirements to be made by it to consummate the transactions contemplated hereby (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, MBC will and will cause each MBC Subsidiary to (i) cooperate with Buck with respect to all filings that Buck is required by Legal Requirements to make in connection with the transactions contemplated hereby and (ii) cooperate with Buck in obtaining all consents identified in Part 3.02 of the Buck Disclosure Letter; provided that this Agreement will not require MBC to dispose of or
          --------
  make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

            5.05.  Reasonable Efforts.
                   ------------------

            (a) Between the date of this Agreement and the Closing Date, Buck will use commercially reasonable efforts to cause the conditions in Article VII to be satisfied.

            (b) Between the date of this Agreement and the Closing Date, MBC will use commercially reasonable efforts to cause the conditions in Article VII to be satisfied.

            5.06.  Current Information.  During the period from the date of this
                   -------------------
  Agreement to the Closing, Buck will cause one or more of its representatives to confer on a regular and frequent basis with representatives of MBC with respect to the status of the ongoing operations of the Buck Companies. Buck will promptly notify MBC of any material change in the normal course of its business or of any complaints from a Governmental

  Body or of any Proceedings (or communications indicating that the same may be contemplated) or the institution or the Threatened institution of any litigation that comes to its attention which would, in any manner, challenge, prevent, alter or materially delay any of the transactions contemplated hereby and Buck will keep MBC informed with respect to such events. Buck and MBC will notify each other of the status of applications with Governmental Bodies and third party Consents related to the transactions contemplated hereby.

            5.07.  Access; Information.
                   -------------------

            (a) Buck shall afford to MBC and its representatives such access during normal business hours and without material business interruption to the Buck Companies' books, records (including, without limitation, Tax Returns and appropriate work papers of independent auditors under normal professional courtesy), properties and to such other information as MBC or such representative may reasonably request. During the period from the date of this Agreement to the Closing, MBC representatives shall be permitted to attend, as invited guests, meetings of the Buck Board of Directors, with the understanding that the Buck Board of Directors shall have the right to go into executive session to the exclusion of such MBC representatives in order to consider matters arising under this Agreement or such other matters as may properly be considered by the Buck Board of Directors, in the opinion of Buck's legal counsel, only in executive session.

            (b) All non-public records, books, contracts, instruments, computer data and other data and information (collectively, the "Information")
                                                          -----------
  concerning the Buck Companies furnished to MBC or any of its representatives pursuant to this Agreement shall be subject to the confidentiality agreement previously entered into between the parties.

            5.08.  Effect of Investigations.  No investigation by the parties
                   ------------------------
  hereto made heretofore or hereafter or the vision of any documents, whether pursuant to this Agreement or otherwise shall affect the representations and warranties of the parties which are contained herein.

            5.09.  Acquisition Proposals.
                   ---------------------

            (a) Buck agrees that neither it nor any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by any of them) (collectively, "Buck Representatives") shall initiate, solicit or encourage,
                  --------------------
  directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation, combination or joint venture or similar transaction involving any purchase of any portion of the assets or business or any portion of the equity securities of Buck or any Buck Company (any such proposal or offer being hereinafter referred to as an "Acquisition
                                                                   -----------
  Proposal") or, except as the Board of Directors of Buck shall determine on the
  --------
  basis of advice in writing by outside counsel (who may be Buck's regularly retained outside counsel) that it is necessary in order for the Board of Directors to act in a manner which is consistent with its fiduciary obligations under applicable Legal Requirements, engage in any negotiations concerning or provide any confidential information or data to or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

            (b) Buck will take the necessary steps to inform the Buck Representatives of the obligations undertaken in Section 5.09(a). For purposes of this Agreement, an Acquisition Proposal shall include any proposal or arrangement providing for or requiring Buck to or contemplating that Buck would, abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated under this Agreement.

            5.10.  Customers.  After execution of this Agreement and prior to
                   ---------
  the Closing, Buck shall, in conjunction with MBC, continue to notify the clients and customers of the Buck Companies of the transactions contemplated hereby.

            5.11.  Press Releases, Etc.  Buck and MBC shall consult with each
                   -------------------
  other as to the form, substance and timing of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that the
                                           --------  -------
  parties may make such disclosures as are required by Legal Requirements after making reasonable efforts in the circumstances to consult in advance with the other parties.

            5.12.  Securities Registration and Disclosure.  As soon as
                   --------------------------------------
  reasonably practicable after the date hereof, MBC shall prepare and file with the SEC the Registration Statement and shall use its best efforts to have the Registration Statement declared effective. Buck shall cooperate with MBC in the preparation, filing and process of securing the effectiveness of the Registration Statement and shall furnish to MBC such information relating to it and the other Buck Companies and the transactions contemplated in this Agreement and the Merger Agreement and such further and supplemental information as may be necessary or as may be reasonably requested by MBC for use in the Registration Statement, the Proxy Statement to be contained therein and any amendments or supplements thereto. MBC will use its commercially reasonable efforts to obtain all necessary blue sky permits and approvals required to permit the issuance of the MBC Common Stock in the Merger and to obtain approval for listing the shares of MBC Common Stock to be issued in the Merger on the NYSE, and Buck shall furnish MBC all information concerning Buck and its stockholders as MBC may reasonably request in connection with any such action. Each party will promptly provide the other with copies of all correspondence, comment letters, notices or other communications to or from the SEC relating to the Registration Statement, the Proxy Statement or any amendment or supplement thereto, and MBC will advise Buck promptly after it receives notice thereof, of the effectiveness of the Registration Statement, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the MBC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the initiation or threat of any proceeding for any such purpose.

            5.13.  Buck Stockholders' Meeting.  Buck will take appropriate
                   --------------------------
  action to call the Buck Stockholders' Meeting, to be held not more than 45 days after the effective date of the Registration Statement, to consider approval of the Merger and the Merger Agreement and will use its best efforts to secure such approval. In connection with the Buck Stockholders' Meeting, Buck and MBC will duly solicit, in compliance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and the proxy rules of the SEC thereunder, the vote of the Buck stockholders by mailing or delivering to each such Stockholder, as soon as practicable after the effectiveness of the Registration Statement, the Proxy Statement, and as soon as practicable thereafter, any amendments or supplements thereto as may be necessary to assure that at the date of the Buck Stockholders' Meeting the Proxy Statement shall conform to the requirements of applicable Legal Requirements. Buck, acting through its Board of Directors, shall recommend to the Buck stockholders that they vote their shares in favor of the Merger and the Merger Agreement and shall reflect such recommendation in the Proxy Statement. Buck shall take all lawful action to solicit proxies for and otherwise obtain stockholder approval of the Merger and Merger Agreement. Buck shall cause each member of the Board of Directors of Buck to execute a voting agreement in form and substance substantially as set forth on Appendix C attached hereto.
                                                   ----------

            5.14.  Additional Financial Statements.  By March 15, 1997 or as
                   -------------------------------
  soon as practicable thereafter, Buck shall deliver to MBC the consolidated balance sheets of the Buck Companies as at December 31 in each of the years 1995 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flow for each of the nine months then ended. By May 15, 1997 or as soon as practicable thereafter, Buck shall deliver to MBC the consolidated balance sheets of the Buck Companies as at March 31, 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, together with the report thereon of Grant Thornton LLP, independent certified public accountants (the "Audited
                                                                        -------
  1997 Financial Statements").  Further, prior to the Closing Date (and in any
  -------------------------
  event not later than 20 days after the end of each fiscal quarter of Buck commencing with the fiscal quarter ended June 30, 1997), Buck shall deliver to MBC the quarterly unaudited consolidated balance sheets of the Buck Companies and the related quarterly unaudited consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal quarter then ended, including in each case the notes thereto.

            5.15.  Affiliate Agreements.  Within two weeks following the date of
                   --------------------
  this Agreement, Buck will provide MBC with a list of those persons who are, in Buck's reasonable judgment after review by its independent counsel, "affiliates" of it within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") (each such person who is an "affiliate" within the
                   --------
  meaning of Rule 145 is referred to herein as a "Rule 145 Affiliate").  Buck
                                                  ------------------
  shall provide MBC with such information and documents as MBC shall reasonably request for purposes of reviewing such list and shall notify MBC in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Effective Time. Buck shall use its commercially reasonable efforts to deliver or cause to be delivered to MBC prior to the Effective Time from each of its Rule 145 Affiliates, an executed Affiliate Agreement, in substantially the form attached hereto as Appendix D an "Affiliate Agreement"). MBC shall be entitled
                     ----------     -------------------
  to place appropriate legends on the certificates evidencing any MBC Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for MBC Common Stock, consistent with the terms of the Affiliate Agreements

            5.16.  Employee Information.  Buck shall deliver to MBC complete and
                   --------------------
  accurate reports in accordance with FAS 106 and FAS 87 for the fiscal year ended March 31, 1997 no later than 5 days prior to the Closing Date.

            5.17.  IRS Closing Agreement.  Between the date of this Agreement
                   ---------------------
  and the Closing Date Buck shall furnish to the IRS a closing agreement with the IRS of the type described in Treasury Regulation 1.1503-2(g)(2)(iv)(B)(2). Except to the extent otherwise required by the IRS, such closing agreement shall be in substantially the form set forth in Appendix E.
                                                  ----------


                                   ARTICLE VI
                               GOVERNANCE MATTERS

            6.01.  Name.  Following the Closing, MBC will cause the Continuing
                   ----
  Corporation to change its name to "Buck Consultants, Inc." and each other Buck Company shall retain its corporate name, but each Buck Company shall trade and do business only by reference to an affiliation with MBC, such as, for example, "Buck Consultants, Inc., an Affiliated Company of Mellon Bank Corporation".

            6.02.  Certain Governance Matters.  Following the Closing, MBC will,
                   --------------------------
  subject to Section 6.03, comply with the governance provisions set forth below, based on the expectation and understanding of the parties that the Continuing Corporation will remain primarily responsible for its operational affairs without diminishing MBC's rights as the sole stockholder.

            (a) At the Effective Time the Board of Directors of the Continuing Corporation will be enlarged to be comprised of 16 members and will be reconstituted to include (i) the twelve persons who served on the Buck Board of Directors immediately prior to the Effective Time (to the extent such persons are able and willing to serve on the Board of Directors of the Continuing Corporation) with the terms of such members being extended to December of the year in which their respective terms are otherwise due to expire, (ii) two senior officers of MBC (or another MBC Company) and (iii) two Buck Level 1 employees selected by MBC (the terms of such Buck Level 1 employees selected by MBC expiring December, 2000). With respect to the twelve directors of the Continuing Corporation who prior to the Effective Time were directors of Buck, and so as to generally continue the staggered terms and Buck nomination process for such directors, four of those twelve director positions for the Continuing Corporation will be up for election each year, the first election following the Effective Time to be held in December, 1997 for a Board term expiring December, 2000. At such meeting in December, 1997, and at the annual meetings of stockholders of the Continuing Corporation thereafter, of such four nominees, two Level 1 employees will be nominated by the Level 1 employees of the Continuing Corporation in accordance with the Buck director nomination process and two Level 1 employees will be nominated by the MBC Vice Chairman-Trust, with the understanding that in the election to be held in December, 2000, and so as to include the Board positions described in item (iii) above which will be up for re-election at that time in such nomination process, three Level 1 employees at that time will be nominated by the Level 1 employees of the Continuing Corporation in accordance with the Buck director nomination process and three Level 1 employees at that time will be nominated by the MBC Vice Chairman-Trust. The MBC Vice Chairman-Trust will be under no constraint whatsoever in his selection of such two nominees (or three nominees, as the case may be) but due consideration will be given to the Level 1 employees who had participated in such nomination process. Upon the death or resignation of any director, his or her successor would be nominated in the same manner as such director was nominated.

            (b) The chief executive officer of the Continuing Corporation shall be appointed by and serve at the pleasure of the MBC Vice Chairman-Trust, and would become a member of MBC's Senior Management Committee. The initial chief executive officer of the Continuing Corporation shall be Joseph LoCicero.

            (c) The basic organizational structure of the Continuing Corporation and the other Buck Companies in general would be consistent with the organizational structure of the Buck Companies as exists on the date hereof, with the additional understanding that (i) the daily defined contribution administration businesses of the Continuing Corporation and the other Buck Companies and Dreyfus Retirement Services and, ultimately, all defined contribution and service center driven administrative services would be combined into one organization or organized in another manner as determined jointly by the chief executive officer of the Continuing Corporation and the MBC Vice Chairman-Trust with common systems under MBC management, (ii) as is the common practice of other MBC Companies, certain corporate staff functions (computer, personnel, finance and other corporate staff functions) of the Continuing Corporation and the other Buck Companies would fall under the functional management of the corporate staff departments of Mellon Bank, N.A. or another MBC Company, but with dual reporting to the line management of the Continuing Corporation and (iii) while maintaining the business organization structure, certain restructurings, reorganizations or liquidations of legal entities may be undertaken to minimize Taxes.

            6.03.  Stockholder Rights.  Nothing in Section 6.02 shall impede the
                   ------------------
  ability of the stockholder of the Continuing Corporation from exercising any right it may enjoy as stockholder, including without limitation the discontinuation at any time of any or all of the arrangements described in
  Section 6.02.


                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

            7.01.  Conditions to Each Party's Obligations to Consummate.  The
                   ----------------------------------------------------
  respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:

            (a)  Governmental Authorizations.  The transactions contemplated by
                 ---------------------------
  this Agreement shall have been approved by any Governmental Body the approval of which is required to permit consummation thereof, including the Board of Governors of the Federal Reserve System, without the imposition of any condition, requirement or commitment which is reasonably likely to have a Buck Material Adverse Effect or an MBC Material Adverse Effect; and all waiting periods arising under the HSR Act or any other applicable Legal Requirement shall have duly lapsed or been terminated.

            (b)  No Orders.  Neither MBC or any MBC Subsidiary nor any Buck
                 ---------
  Company shall be subject to any Order which enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement.

            (c)  Stockholder Approval.  The Buck stockholders shall have
                 --------------------
  approved the Merger in accordance with the Buck Organizational Documents and applicable Legal Requirements.

            (d)  Registration Statement; NYSE Listing.  The Registration
                 ------------------------------------
  Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC. The shares of MBC Common Stock issuable in the Merger shall have been approved for listing on the NYSE upon notice of issuance.

            7.02.  MBC Conditions to Merger.  The obligations of MBC to
                   ------------------------
  consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

            (a)  Representations and Warranties.  The representations and
                 ------------------------------
  warranties of Buck set forth or referred to in this Agreement shall be true and correct both individually and in the aggregate in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (without giving effect to any notices or supplements or amendments to the Buck Disclosure Letter provided pursuant to Section 5.03 hereof), except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date or (ii) as expressly contemplated or permitted by this Agreement. For purposes hereof, a representation or warranty shall be deemed to be correct in all material respects unless a Breach, if any, thereof (excluding for these purposes any materiality limitations therein), has a Buck Material Adverse Effect. The representations and warranties shall be deemed in the aggregate to be true and correct in all material respects unless the Breaches of all the representations and warranties, if any (excluding, for these purposes, any materiality limitations therein) have, as a whole, a Buck Material Adverse Effect.

            (b)  Performance of Agreements and Covenants.  Each and all of the
                 ---------------------------------------
  agreements and covenants of Buck to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with by it in all material respects.

            (c)  Certificates.  Buck shall have delivered to MBC a certificate,
                 ------------
  dated as of the Effective Time and signed on its behalf by a senior officer, to the effect that the conditions of its obligations set forth in Sections 7.02(a) and (b) of this Agreement with respect to it have been satisfied.

            (d)  Legal Opinion.  MBC shall have received from O'Sullivan Graev &
                 -------------
  Karabell, LLP, or other counsel for Buck, an opinion dated the date of the Closing and in substantially the form attached hereto as Appendix F or in such
                                                           ----------
  other form or as to such other matters related to this Agreement, the Merger Agreement and the transactions contemplated thereby as the parties may agree.

            (e)  Consents.  Each of the Consents identified in Part 3.02-B of
                 --------
  the Buck Disclosure Letter shall have been obtained and be in full force and effect.

            (f)  Employment Agreements.  Persons jointly determined by Buck and
                 ---------------------
  MBC shall have, by April 30, 1997, executed employment agreements in form and substance substantially as set forth on Appendix G (with such modifications as
                                          ----------
  shall be necessary or appropriate to comply with Legal Requirements and customary personnel practices of a particular country), which employment agreements shall become effective at the Closing, provided that this condition shall be met if substantially all of such persons shall have timely executed such employment agreements, so long as the absence of such employment agreements shall not, individually or in the aggregate, materially and adversely impede the conduct of the Buck Companies taken as a whole.

            (g)  Offer Letters.  Substantially all Level 1 and Level 2 employees
                 -------------
  (as defined in the Organizational Documents of Buck or defined pursuant to the ordinary course of business of Buck) of the following Buck Companies shall have executed offer letters: each Buck Company organized in one of the states of the United States; Buck Consultants Limited (UK); Buck Investment Consultants Limited (UK); Bevis Trustees Limited; Buck & Willis Healthcare Limited; Buck Consultants Limited (Canada); and, as determined by Buck and MBC, those of the Buck Companies organized in a country other than the United States or Australia. Such offer letters to be so executed shall be in form and substance substantially as set forth on Appendix H (US form), with such
                                              -------------------
  modifications as shall be necessary or appropriate to comply with Legal Requirements and customary personnel practices of a particular country.

            (h)  Stockholder Covenants.  The 10 largest stockholders of Buck
                 ---------------------
  shall have, contemporaneously with the execution of this Agreement, executed a stockholder covenant in form and substance substantially as set forth on

  Appendix I, which stockholder covenant shall become effective at the Closing.
  ----------

            (i)  1997 Financial Results.  The Audited 1997 Financial Statements
                 ----------------------
  shall set forth gross revenue of at least $225,000,000. Further, the book value of a share of Class B Common Stock at and as of March 31, 1997 will be at least 7% more than the book value of a share of Class B Common Stock at and as of

  March 31, 1996, determined by Grant Thornton LLP in a manner consistent with the determination of Buck's audited financial statements for the year ended March 31, 1996, with the following exclusions: (A) all Transaction Expenses of Buck up to but not exceeding $1,600,000 of Transaction Expenses;
  (B) all foreign currency translation adjustments; and (C) the settlement costs of any lawsuits in excess of reserves therefor.

            (j)  Waiver of Right to Acquire Buck's Interest in Heissmann.  Buck
                 -------------------------------------------------------
  shall have obtained from Allianz GmbH ("Allianz") a waiver of Allianz's right
                                          -------
  to acquire from Buck all  the shares of Heissmann GmbH ("Heissmann") owned by
                                                           ---------
  Buck, which right shall be triggered by the Merger.

            (k)  Amendment to Shareholders Agreement for Buck Consultants Pty
                 ------------------------------------------------------------
  Ltd.  Buck Australia Pty Ltd ("Buck Australia") and National Mutual Life
  ---                            --------------
  ("NML") shall have entered into an amendment to the Shareholders Agreement
    ---
  dated October 27, 1995 (the "Shareholders Agreement") between Buck Australia
                               ----------------------
  and NML relating to Buck Consultants Pty Ltd (the "Australian Joint Venture"),
                                                     ------------------------
  pursuant to which the Shareholders Agreement shall be amended to provide that the non-competition provisions contained therein apply only to Australia.

            7.03.  Buck Conditions to Merger.  The obligations of Buck to
                   -------------------------
  consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

            (a)  Representations and Warranties.  The representations and
                 ------------------------------
  warranties of MBC set forth or referred to in this Agreement shall be true and correct both individually and in the aggregate in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (without giving effect to any notices or supplements or amendments to the MBC Disclosure Letter provided pursuant to Section 5.03 hereof), except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date or (ii) as expressly contemplated or permitted by this Agreement. For purposes hereof, a representation or warranty shall be deemed to be correct in all material respects unless a Breach, if any, thereof (excluding for these purposes any materiality limitations therein), has an MBC Material Adverse Effect. The representations and warranties shall be deemed in the aggregate to be true and correct in all material respects unless the Breaches of all the representations and warranties, if any (excluding, for these purposes, any materiality limitations therein) have, as a whole, an MBC Material Adverse Effect.

            (b)  Performance of Agreements and Covenants.  Each and all of the
                 ---------------------------------------
  agreements and covenants of MBC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with by it in all material respects.

            (c)  Certificates.  MBC shall have delivered to Buck a certificate,
                 ------------
  dated as of the Effective Time and signed on its behalf by a senior officer, to the effect that the conditions of its obligations set forth in Sections 7.03(a) and (b) of this Agreement with respect to it have been satisfied.

            (d)  Legal Opinion.  Buck shall have received from Reed Smith Shaw &
                 -------------
  McClay, counsel for MBC, an opinion dated the date of the Closing and in substantially the form attached hereto as Appendix J or in such other form or
                                            ----------
  as to such other matters related to this Agreement, the Merger Agreement and the transactions contemplated thereby as the parties may agree.

            (e)  Buck Key Performers Supplemental Payment Plan.  The Buck Key
                 ---------------------------------------------
  Performers Supplemental Payment Plan (herein so defined) in substantially the form attached hereto as Appendix K shall be in full force and effect.
                          ----------

            (f)  Federal Tax Opinion.  Buck shall have received an opinion of
                 -------------------
  counsel or of independent public accountants, reasonably satisfactory to Buck, to the effect that:

             (i) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code;

            (ii) Except for cash received in lieu of fractional shares, no gain or loss will be recognized by the stockholders of Buck who receive solely MBC Common Stock on the exchange of their shares of Buck Common Stock for shares of MBC Common Stock;

           (iii) Where a stockholder of Buck receives solely cash in exchange for Buck Common Stock, such cash will be treated as having been received by the Buck stockholder as a distribution in redemption of such stock, subject to the provisions and limitations of Section 302 of the Code; and

            (iv) Where a stockholder of Buck receives both MBC Common Stock and cash in exchange for Buck Common Stock, the Buck stockholder will recognize gain, if any, equal to the lesser of the total gain realized by the Buck stockholder on the exchange or the amount of cash received.


                                  ARTICLE VIII
                         TERMINATION; FEES AND EXPENSES

            8.01  Termination.  This Agreement may be terminated at any time
                  -----------
  prior to the Effective Time by written notice by the terminating party to the other party under the circumstances set forth below:

            (a) by mutual consent of the Board of Directors of Buck and the Board of Directors of MBC; or

            (b) by either Buck or MBC if the Closing shall not have occurred by September 30, 1997 (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been a cause of or has resulted in the failure of the Closing to occur on or before such date); or

            (c) by either Buck or MBC if a court of competent jurisdiction or other Governmental Body shall have issued a nonappealable final Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

            (d) by MBC, if, at the Buck Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Buck in favor of this Agreement and the Merger shall not have been obtained; or

            (e) by MBC, if (i) the Board of Directors of Buck shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to consummation of the Merger or shall have resolved to do any of the foregoing; (ii) the Board of Directors of Buck shall have recommended to the stockholders of Buck an Acquisition Proposal; (iii) a tender offer or exchange offer for any of the outstanding shares of Buck Common Stock is commenced (other than by MBC or an affiliate of MBC) and the Board of Directors of Buck recommends that the stockholders of Buck tender their shares in such tender or exchange offer, or (iv) for any reason Buck fails to call and hold the Buck Stockholders' Meeting within 45 days after the effective date of the Registration Statement; or

            (f) by MBC or Buck, if the Board of Directors of Buck shall have made a determination pursuant to Section 5.09 to initiate, solicit, encourage or pursue an Acquisition Proposal;

            (g) by MBC or Buck, if any Governmental Body having jurisdiction (including without limitation the Board of Governors of the Federal Reserve System) shall have denied its approval of the Merger; or

            (h) by Buck or MBC, if (i) the other has Breached any representation or warranty contained in this Agreement, and such Breach shall not have been cured prior to the Effective Time (except where such Breach would not have a Buck Material Adverse Effect or MBC Material Adverse Effect, as the case may be) or (ii) if there has been a material Breach of a covenant or agreement set forth in this Agreement on the part of the other, which shall not have been cured within 15 Business Days following receipt by the breaching party of written notice of such material Breach from the other party (provided that a party shall have the right to terminate this Agreement in the event of a material Breach on the part of the breaching party which is not subject to cure only if such Breach would have a Buck Material Adverse Effect).

            8.02  Effect of Termination.  In the event of termination of this
                  ---------------------
  Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors, stockholders or affiliates arising from the execution and delivery of this Agreement or its termination, except as set forth in Section 8.03 or as otherwise expressly set forth in this Agreement; provided however, that, the provisions of Section 8.03 of this
                  ----------------
  Agreement shall remain in full force and effect and survive any termination of this Agreement; provided further, that nothing herein shall relieve any party
                  ----------------
  from liability for any material Breach of this Agreement.

            8.03  Fees and Expenses.
                  -----------------

            (a) Except as set forth in this Section 8.03, the stockholders of Buck with respect to Buck, on the one hand, and MBC, on the other hand, will bear their respective expenses incurred in connection with the negotiation, preparation and consummation of this Agreement and the transactions and ancillary documents contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, lawyers and accountants (a party's "Transaction Expenses"); provided, however, that if the Closing
           --------------------    -------- --------
  occurs, MBC will only recognize the absorption by Buck of up to $1,600,000 of its Transaction Expenses.

            (b) MBC shall reimburse Buck for out-of-pocket expenses reasonably incurred by Buck relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Buck's lawyers, accountants and financial advisor), upon the termination of this Agreement by Buck pursuant to Section 8.01(h). Buck shall reimburse MBC for out-of-pocket expenses reasonably incurred by MBC relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of MBC's lawyers and accountants), upon termination of this Agreement by MBC pursuant to Section 8.01(h).

            (c) Buck shall pay MBC a fee of $3,000,000 upon the earliest to occur of the termination of this Agreement pursuant to Section 8.01(e) or
  Section 8.01(f). Further, if, within 12 months of such termination of this Agreement for any of such reasons or within 12 months of termination of this Agreement by MBC pursuant to Section 8.01(h) Buck enters into a commitment to consummate a merger, consolidation, combination or joint venture or similar transaction involving any purchase of any portion of the assets or business or any portion of the equity securities of Buck or any Buck Company, or if any such transaction is consummated within such 12-month period, Buck shall also pay to MBC a fee of $12,000,000 upon the earliest to occur of the making of such commitment or such consummation.

            (d) The expenses and fees, if applicable, payable pursuant to Sections 8.03(b) and (c) shall be paid in immediately available funds within one Business Day after the first to occur of any of the events described in Sections 8.03(b) and (c); provided, however, that in no event shall MBC or
                            -------- --------
  Buck, as the case may be, be required to pay such expenses and fees to the other if, immediately prior to the termination of this Agreement, the party to receive such expenses and fees was in material Breach of its obligations under this Agreement.

                                  ARTICLE IX
                         INDEMNIFICATION AND INSURANCE

            9.01  Indemnification and Insurance.
                  -----------------------------

            (a) From and after the Effective Time, MBC shall assume and honor any obligation of Buck immediately prior to the Effective Time with respect to the indemnification of each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director (whether elected or appointed), officer or employee of Buck (collectively, the "Indemnitees") arising out of Buck's Organizational Documents or any
   -----------
  indemnification agreement to which Buck and any Indemnitee are parties as of the date hereof as if such obligations were pursuant to a contract or arrangement between MBC and such Indemnitees.

            (b) If MBC or any of its successors or assigns reorganizes or consolidates with or merges into or enters into another business combination transaction with any other Person and is not the resulting, continuing or surviving Person of such consolidation, merger or transaction or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of MBC assume the obligations set forth in this Section 9.01.

            (c) MBC shall cause Buck's current officers' and directors' liability insurance to be continuously maintained in full force and effect without reduction of coverage for a period of six years after the Effective Time; provided, however, that MBC may substitute therefor policies of at least
        --------  -------
  the same coverage and amounts containing terms and conditions which are not materially less advantageous; provided further, that in no event shall this
                                ----------------
  obligation require the expenditure of any amount per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by Buck for such insurance.

            (d) This Section 9.01 shall be construed as an agreement, as to which the Indemnitees are intended to be third-parties beneficiaries, between MBC and the Indemnitees, as unaffiliated third parties and is not subject to any limitations to which MBC may be subject in indemnifying its own directors, officers, employees, agents and other persons who serve at the request of MBC.


                                   ARTICLE X
                               EMPLOYEE BENEFITS

            10.01  Employment; Benefits Prior to 2001.
                   ----------------------------------

            (a)  Employment.
                 ----------

            (i)  Contract Employees.  MBC shall cause the Continuing Corporation
                 ------------------
  to offer continued employment to all employees (each, a "Contract Employee")
                                                           -----------------
  of any Buck Company whose terms and conditions of employment are governed by an offer letter, an employment agreement or other written instrument binding on any Buck Company (each, an "Employment Agreement"), whether or not such
                                 --------------------
  Employment Agreement provides for "at will" employment, in accordance with the terms of each such Employment Agreement.

            (ii)  Regular Employees.  MBC shall cause the Continuing Corporation
                  -----------------
  to offer continued employment on and after the Closing Date to all common law employees of any Buck Company, other than a Contract Employee, who were such immediately prior to the Closing Date (each, a "Regular Employee"). Contract
                                                  ----------------
  Employees and Regular Employees shall be collectively referred to as

  "Continued Employees".
  --------------------

            (iii)  New Employees.  Any person hired or rehired by MBC or one of
                   -------------
  the Buck Companies, as the case may be, on or after the Closing Date (including, without limitation, former Contract or Continued Employees who terminated employment with all of the Buck Companies on or after the Closing Date and are rehired after incurring a break in service) to perform services for one of the Buck Companies shall be hereinafter referred to as a "New
                                                                       ---
  Employee".
  --------

            (iv)  Cash Compensation.  While recognizing that base and overall
                  -----------------
  compensation plans of the Continuing Corporation need to evolve over time, MBC acknowledges that as of the date hereof it is comfortable with Buck's current levels of base and overall cash compensation plans and does not presently recognize a need to make any substantive changes in such plans or levels of cash compensation as continued in the Continuing Corporation.

            (b)  Benefits During the Transition Period to Continued Employees.
                 ------------------------------------------------------------
  Except as otherwise provided in this Article X, as may be agreed to by the Board of Directors of the Continuing Corporation or as may be provided in any Employment Agreement, during the period (the "Transition Period") commencing
                                                -----------------
  on the Closing Date and ending as of the close of business of the last Business Day prior to January 1, 2001 (the "Benefit Changeover Date"), (i)
                                              -----------------------
  Continued Employees, (ii) all existing retirees of Buck as of the Closing Date and (iii) all employees of Buck as of the Closing Date who retire on or prior to the Benefit Changeover Date shall be provided benefits under the following Buck Benefit Plans without adverse change thereto: (x) each Buck Pension Plan; (y) each Buck Executive Plan; and (z) each Buck Welfare Plan to the extent such Buck Welfare Plan provides group life insurance, LTD, STD, severance, group medical, dental and vision benefits and/or flexible spending accounts to employees, retirees and their dependents. The benefits provided under the Buck Benefit Plans described in (x), (y) and (z) shall be collectively referred to as the "Protected Benefits".
                                   ------------------

            (c)  Benefits Provided to New Employees.  Notwithstanding anything
                 ----------------------------------
  in this Article X to the contrary, New Employees shall be eligible to participate in the Protected Benefits, other than the Buck Retirement Plan, for the period beginning on their date of hire and ending on the Benefit Changeover Date in accordance with the same terms and conditions governing the participation of similarly situated Continued Employees in said Protected Benefits as set forth in this Article X.

            (d)  At-will Employment.  Notwithstanding anything in subsection (a)
                 ------------------
  to the contrary and except as otherwise provided in any Employment Agreement, any offer of continued employment to a Continued Employee or offer of employment to a New Employee, as the case may be, shall not be construed to limit the ability of MBC to terminate Continued and/or New Employees at any time for any reason.

            10.02  Benefits On and After January 1, 2001.
                   -------------------------------------

            (a)  Benefit Analyses.  Prior to the execution of this Agreement,
                 ----------------
  Buck has provided MBC with such information and analyses (the "Benefit
                                                                 -------
  Studies") as MBC and Buck have determined to be necessary or appropriate to enable MBC to evaluate projected direct and indirect future expenses and liabilities under each of the Buck Benefit Plans and the impact on various categories of Continued Employees and New Employees of covering such Employees under the corresponding component plans included within MBC's Benefit Plans (as hereinafter defined). Not later than 120 days prior to the expiration of the Transition Period, Buck will deliver to MBC a complete and accurate list of the following information (the "Updated Information") for each employee or
                                     -------------------
  director of Continuing Corporation, including each employee on leave of absence or layoff status, prepared as of the Benefit Changeover Date: employer; name; job title; current compensation paid or payable; vacation accrued; Cost-Sharing Ratio (as defined in Section 10.02(d)(ii)); and Combined Service (as defined in Section 10.02(d)(iii)). Such Benefit Studies and Updated Information shall be used by MBC to develop a methodology to transition Continued Employees and New Employees, if applicable, to the pension, welfare and/or fringe benefit plans and any other plans, programs, etc., in the nature of a pension, welfare and/or fringe benefit plan (the "MBC
                                                                             ---
  Benefit Plans") which are generally available to employees of MBC on the same
  -------------
  basis as such benefits are otherwise made available to similarly situated employees of MBC at the end of the Transition Period. Notwithstanding the information set forth in the Benefit Studies or disclosed in the Updated Information, the benefits to be provided to Continued Employees and New Employees, if applicable, on and after the Benefit Changeover Date shall be governed by the provisions set forth in the remainder of this Section 10.02 and the following Sections of this Article X.

            (b)  Participation in MBC Benefit Plans; Credit for Prior Service.
                 ------------------------------------------------------------
  Except as otherwise provided in any Employment Agreement, from and after the Benefit Changeover Date, Continued Employees and New Employees, if applicable, shall be eligible to participate in the MBC Benefit Plans on the same basis as such

  MBC Benefit Plans are otherwise then made available to similarly situated employees of MBC. Except as otherwise provided in this Section 10.02 and the remaining Sections of this Article X, Continued Employees will be credited for their Combined Service for all purposes under all such MBC Benefit Plans.

            (c)  Vacation Benefits.  As of any time of reference on and after
                 -----------------
  the Benefit Changeover Date, MBC shall cause Continued Employees to be provided with the greater of: (i) the weeks of vacation (not in excess of four
  (4)) to which they were entitled from the Buck Companies on the day before the Benefit Changeover Date, and (ii) the weeks of vacation to which similarly situated employees of MBC are then entitled under the terms of MBC's vacation policies; provided, however, that Continued Employees shall not be permitted
            -----------------
  to accumulate or carry over unused days of vacation; and provided, further,
                                                           ------------------
  that except as required by applicable Legal Requirements, in no event shall MBC be required to compensate Continued Employees for any unused vacation to which they were entitled on the day before the Benefit Changeover Date.

            (d)  Medical Plan Matters.
                 --------------------

            (i)  In General.  With respect to the component medical, dental and
                 ----------
  prescription drug plans included within MBC's Benefit Plans ("MBC's Medical
                                                                -------------
  Plans") made available to Continued Employees and New Employees, if
  -----
  applicable, on and after the Benefit Changeover Date, except as otherwise hereinafter provided with respect to certain long service employees and retirees, Continued Employees and New Employees, if applicable, shall be treated in the same manner as similarly situated new employees of MBC and, as such, shall not be eligible to elect the "cash benefit in lieu of coverage" option available only to MBC employees hired before December 31, 1992 who elect to "opt out" of coverage under the MBC's Medical Plans. To the extent applicable, MBC shall also administer MBC's Medical Plans so as to coordinate deductibles, "out-of-pocket" maximums and maximum benefit restrictions so that: (A) Continued Employees and New Employees, if applicable, receive credit under the MBC Medical Plans toward any deductible under the MBC Medical Plans for deductibles paid under any of the component medical, dental and prescription drug plans included within the Buck Welfare Plans ("Buck Medical
                                                                   ------------
  Plans") prior to the Benefit Changeover Date which, had the Continued Employee
  -----
  and New Employee, if applicable, been covered by the MBC Medical Plan, would have been taken into account by the MBC Medical Plan, (B) Continued Employees and New Employees, if applicable, receive credit for their eligible out-of-pocket costs with respect to eligible claims incurred under the Buck Medical Plans prior to the Benefit Changeover Date which, had the Continued Employee and New Employee, if applicable, been covered by the MBC Medical Plan, would have been taken into account by the MBC Medical Plan toward any "out-of-pocket" maximums under the MBC Medical Plans, and (C) Continued Employees and New Employees, if applicable, are credited with benefits received under the Buck Medical Plans prior to the Benefit Changeover Date which, had the Continued Employee and New Employee, if applicable, been covered by the MBC Medical Plan, would have been taken into account by the MBC Medical Plan for purposes of applying the maximum benefit restrictions under the MBC Medical Plans.

            (ii)  Coverage Provided to Existing Retirees.  Any retiree of any of
                  --------------------------------------
  the Buck Companies covered under the Buck Medical Plan as of the day before the Benefit Changeover Date ("Existing Retirees"), shall be provided with
                                -----------------
  medical coverage in accordance with (A) or (B), as applicable.

            (A)  Existing Retirees Under Age 65.  An Existing Retiree who has
                 ------------------------------
            not attained age 65 as of the Benefit Changeover Date shall be provided with the same coverage under MBC's Medical Plans as is then being provided to similarly situated employees of MBC for the period commencing on the Benefit Changeover Date and ending as of the last day of the month in which such Existing Retiree attains age 65. MBC shall subsidize the cost of any coverage in accordance with the cost sharing ratio (the "Cost-Sharing Ratio") in effect with respect to
                                ------------------
            such Existing Retiree under the Buck Medical Plan on the day before the Benefit Changeover Date and as set forth on Part 10.02 of the Buck Disclosure Letter or in the Updated Information provided pursuant to Section 10.02(a), as applicable.

            (B)  Existing Retirees Age 65 or Older.  An Existing Retiree age 65
                 ---------------------------------
            or older as of the Benefit Changeover Date and any Existing Retiree described in (A) who attains age 65 after the Benefit Changeover Date, shall be provided with the following two options: (1) to participate in the Mellon Medicare risk Health Maintenance Organization ("Medicare Risk HMO") program; or (2) to participate in Medicare and
              -----------------
            one or both of: MBC's so-called "65 Special" plan; and/or the MBC post-65 "major medical" plan (the "Self-Insured Plans"). MBC shall
                                               ------------------
            pay the entire cost of any Medicare Risk HMO coverage elected by such Existing Retiree except for so-called "Medicare Part B coverage." MBC shall subsidize the cost of any coverage elected under the Self-Insured Plans by an Existing Retiree in accordance with the Cost-Sharing Ratio in effect with respect to such Existing Retiree under the Buck Medical Plan on the day before the Benefit Changeover Date and as set forth on Part 10.02 of the Buck Disclosure Letter or in the Updated Information provided pursuant to
            Section 10.02(a), as applicable.

           (iii)  Coverage Provided to Rule of 55 Retirees.  If for Continued
                  ----------------------------------------
  Employees: (A) the sum of whose age and years of service with any of the Buck Companies, any ERISA Affiliate and MBC; including such service earned prior to the Closing Date ("Combined Service") determined as of the Benefit Changeover
                     ----------------
  Date equals or exceeds 55 ("Rule of 55 Retirees"); and who (B) have at least
                              -------------------
  10 years of Combined Service at the date of their actual termination of employment from MBC and each of the Buck Companies, then such Continued Employees shall be eligible to elect from among the coverage options described in (ii); provided, however, that the Cost Sharing Ratio shall be determined
           -----------------
  under the terms of the Buck Medical Plan applicable to Existing Retirees as in effect on the day before the Benefit Changeover Date based on the Rule of 55 Retiree's Combined Service as of the Benefit Changeover Date.

            (iv)  Coverage Provided to Other Retirees.  Any Continued or New
                  -----------------------------------
  Employee not included within the definitions of an Existing Retiree or a Rule of 55 Retiree who retires from MBC and any of the Buck Companies shall be eligible to participate in those medical coverages, if any, then provided to similarly situated employees who retire from MBC. Solely for purposes of determining their eligibility to receive any such coverages which might be available to retired employees under the MBC Medical Plans, Continued Employees will be credited for their Combined Service.

            (v)  Reservation of Right of Modification and/or Termination.
                 -------------------------------------------------------
  Notwithstanding anything in this Article X to the contrary, the Board of Directors of the Continuing Corporation expressly reserves the right to modify and/or terminate any of the benefits provided by this Section 10.02 as it, in its sole discretion, deems necessary or appropriate to establish and/or continue the benefits tax-qualified status, if applicable, and/or to take into account substantive changes in the regulatory, legal or financial circumstances in existence as of the date hereof. By way of illustration and not limitation, the Board of Directors of the Continuing Corporation reserves the right to modify or terminate the retiree coverage provided in this Section
  10.02 to take into account substantive changes in the federal Medicare program which become effective after the date hereof.

            10.03  Retirement Plan Matters.
                   -----------------------

            (a)  Options With Respect to the Existing Plans After the Benefit
                 ------------------------------------------------------------
  Changeover Date.  As of the Benefit Changeover Date, the Continuing
  ---------------
  Corporation and/or MBC, as the case may be, shall exercise one or more of the following options with respect to the Employee's Retirement Plan of George B. Buck Consulting Actuaries, Inc. and any related plan providing excess or supplemental benefits to eligible Continued Employees participating in the Employee's Retirement Plan of George B. Buck Consulting Actuaries, Inc. (collectively, the "Buck Retirement Plan") and/or the Mellon Bank Retirement
                      --------------------
  Plan and any related plan providing excess or supplemental benefits to eligible MBC employees participating in the Mellon Bank Retirement Plan (collectively, the "MBC Retirement Plan"): (i) amend the Buck Retirement Plan
                      -------------------
  to provide Continued Employees with accruals, benefits, rights and features on and after the Benefit Changeover Date comparable to those then provided to similarly situated employees of MBC under the Mellon Bank Retirement Plan;
  (ii) amend the MBC Retirement Plan to provide Continued Employees with accruals, benefits, rights and features on and after the Benefit Changeover Date comparable to those then provided to similarly situated employees of MBC under the Mellon Bank Retirement Plan; or (iii) terminate, freeze, merge either or both retirement plans and/or take such other action as either or both of the Continuing Corporation and MBC then determines to be necessary or appropriate to provide Continued Employees with accruals, benefits, rights and features with respect to service earned on and after the Benefit Changeover Date which are comparable to those then provided to similarly situated participants in the MBC Retirement Plan.

            (b)  Benefits Payable with Respect to Service Accrued Prior to
                 ---------------------------------------------------------
  January 1, 2001.  Notwithstanding anything in subsection (a) to the contrary,
  ---------------
  the benefits payable with respect to any Continued Employee attributable to service earned prior to the Benefit Changeover Date shall be determined under the terms of the Buck Retirement Plan as in effect on the day before the Benefit Changeover Date but based on the Continued Employee's actual Combined Service, as defined in Section 10.02(d)(iii), determined as of the Benefit Changeover Date but using total compensation and bonus history determined as of the Continued Employee's actual termination or retirement date.

            10.04  401(k) Plan Matters.
                   -------------------

            (a)  During the Transition Period.  Continued Employees and New
                 ----------------------------
  Employees, if applicable, participating in the Savings and Profit Sharing Plan of George B. Buck Consulting Actuaries, Inc. and any related plan providing excess or supplemental benefits to eligible Continued Employees participating in the Savings and Profit Sharing Plan of George B. Buck Consulting Actuaries, Inc. (collectively, the "Buck 401(k) Plan") shall be entitled to receive the
                           ----------------
  following contributions for all plan years ending on or before the Benefit Changeover Date: (i) the matching contribution provided under the terms of the Buck 401(k) Plan as in effect on the day before the Closing Date; (ii) discretionary profit sharing contributions, if any, no greater than those which, when stated as a percentage of compensation, were provided for the 1995 plan year; and (iii) any other contributions, benefits, rights and features provided under the terms of the Buck 401(k) Plan as in effect on the day before the Closing Date.

            (b)  Options with Respect to the Existing 401(k) Plans After the
                 -----------------------------------------------------------
  Benefit Changeover Date.  As of the Benefit Changeover Date, the Continuing
  -----------------------
  Corporation and/or MBC, as the case may be, shall exercise one or more of the following options with respect to the Buck 401(k) Plan and/or the Mellon Bank Corporation 401(k) Retirement Savings Plan and any related plan providing excess or supplemental benefits to eligible MBC employees participating in the Mellon Bank Corporation 401(k) Retirement Savings Plan (collectively, the "MBC
                                                                             ---
  401(k) Plan"):  (i) amend the Buck 401(k) Plan to provide Continued Employees
  -----------
  with contributions, benefits, rights and features on and after the Benefit Changeover Date comparable to those provided to similarly situated employees of MBC under the MBC 401(k) Plan; (ii) amend the MBC 401(k) Plan to provide Continued Employees with contributions, benefits, rights and features on and after the Benefit Changeover Date comparable to those provided to similarly situated employees of MBC under the MBC 401(k) Plan; or (iii) terminate, freeze, merge either or both 401(k) plans and/or take such other action as either or both of the Continuing Corporation and/or MBC then determines to be necessary or appropriate to provide contributions, benefits, rights and features to Continued Employees with respect to service earned on and after the Benefit Changeover Date which are comparable to those then provided to similarly situated participants in the MBC 401(k) Plan.

            (c)  Combined Service Credited for Purposes of Eligibility and
                 ---------------------------------------------------------
  Vesting.  Notwithstanding anything in this Section 10.04 to the contrary,
  -------
  Continued Employees shall be credited with their Combined Service, as defined in Section 10.02(d)(iii), for purposes of determining eligibility for participation (including eligibility for any early retirement benefits) and vesting under the Buck and MBC 401(k) Plans.

            10.05  Treatment of Unfunded Deferred Compensation and Excess
                   ------------------------------------------------------
  Pension Plans.  Notwithstanding anything in this Article X to the contrary, on
  -------------
  and after the Closing Date: (a) MBC and/or the Continuing Corporation, as the case may be, shall cause the obligations of the Buck Companies with respect to the benefits provided under the Buck Deferred Compensation Plan/Split Dollar Plan to be secured through the use of a so-called "rabbi" or grantor trust and an appropriate related investment vehicle; and (b) MBC shall guarantee the obligations of the Buck Companies under the Buck Excess Retirement Plan pursuant to such arrangements as MBC, in its sole discretion, determines to be necessary or appropriate, but in any event in a manner no less secure than such arrangements in effect with respect to senior management of MBC.

            10.06.  Employee Stock Option Plan.  Continued Employees described
                    --------------------------
  in Section 7.02(f) who are required to enter into employment agreements shall be eligible to be considered for annual awards of options of MBC Common Stock ("MBC Stock Options") in accordance with the terms and
                        -----------------
  conditions of the program then in effect under Article IV of the Mellon Bank Corporation Long-Term Profit Incentive Plan (1996) with respect to similarly situated employees of MBC holding the title of Vice President. In addition to the awards described above potentially available to such employees, MBC shall consider making awards of MBC Stock Options to other Continued Employees, to be selected by MBC, in its sole discretion; provided, however, that the total
                                              -----------------
  number of shares of MBC Common Stock to be affected by all such MBC Stock Options in a single year (for both the Continued Employees entering into employment agreements and other Continued Employees) shall not exceed 50,000 for 1997 and a number of shares in years after 1997 that would produce a similar aggregated benefit, in any such case as adjusted to take into account stock splits which may take place after the date hereof.

            10.07.  Treatment of Benefits Under Non-US Plans.  By way of
                    ----------------------------------------
  clarification and not limitation of the generality of the provisions of this
  Article X, not later than 120 days prior to the expiration of the Transition Period, Continuing Corporation will prepare and deliver to MBC such information and analyses (the "Foreign Benefit Studies") with respect to those
                                 -----------------------
  Buck Benefit Plans established or maintained with respect to a Foreign Jurisdiction (the "Foreign Benefit Plans") as MBC and Continuing Corporation
                     ---------------------
  shall determine to be necessary or appropriate to enable MBC and Continuing Corporation to evaluate the changes, if any, to be made to such Foreign Benefit Plans on and after the Benefit Changeover Date.

            10.08.  Regular Bonus Plan Payments.  (a) For the Year Ending March
                    ---------------------------       -------------------------
  31, 1997.  The annual discretionary Regular Bonus  payments to be made to
  --------
  employees of Continuing Corporation for the year ending March 31, 1997 shall be determined by Buck consistent with past practice and paid in accordance with past practice; provided, however, that the aggregate of all such Regular
                      --------  -------
  Bonus payments taken as a percentage of aggregate base compensation for the year ended March 31, 1997 shall not exceed the corresponding percentage for the year ended March 31, 1996; provided further, that such Regular Bonus
                                 ----------------
  payments taken as a percentage of gross revenue for the year ended March 31, 1997 shall not exceed the corresponding percentage of Regular Bonus payments made for the year ended March 31, 1996 taken as a percentage of gross revenue for the year ended March 31, 1996.

            (b)  For Periods Commencing on and after April 1, 1997.  The total
                 -------------------------------------------------
  Regular Bonus Amount for the period from April 1, 1997 to December 31, 1997 and thereafter for calendar year 1998, 1999 and 2000 shall be equal to the greater of (i) 20% of OIBDI or (ii) an amount to be established each year by the Board of Directors of the Continuing Corporation and the MBC Vice Chairman-Trust reflecting historical percentages of aggregate base salaries for each level of employees; provided however, that limits will be established
                               -------- -------
  to ensure that any amounts so determined shall not exceed seven and one-half percent (7.5%) of revenue of the Continuing Corporation in the nine (9) month period ending December 31, 1997 and each of the three (3) subsequent calendar years of 1998, 1999 and 2000; provided further, that for the period April 1,
                                ----------------
  1997 to December 31, 1997, the Regular Bonus Amount shall be prorated to convert to a calendar year cycle. For periods after December 31, 2000, the total Regular Bonus Amount shall revert to a formula determined by the MBC Vice Chairman-Trust based on OIBDI.

            (c)  Employment as a Precondition to Payment.  Regular Bonuses
                 ---------------------------------------
  related to a calendar year (commencing in 1997) shall be payable on a date to be determined early in the following calendar year but not later than March 31 (the "Regular Bonus Payment Date"). Notwithstanding anything in this Section
        --------------------------
  10.08 to the contrary, no Regular Bonus payment shall be made to any person not actively employed by the Buck Companies on the Regular Bonus Payment Date. Any Regular Bonuses not paid pursuant to the preceding sentence shall be deemed to be forfeited and shall revert to the Buck Companies.


                                   ARTICLE XI
                               GENERAL PROVISIONS

            11.01.  Survival.  If the Closing occurs, no representations,
                    --------
  warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except as otherwise explicitly stated herein. If this Agreement is terminated prior to the Effective Time, the agreements and representations of the parties in Section 5.07(b) shall survive.

            11.02.  Notices.  All notices and other communications hereunder
                    -------
  shall be in writing and shall be deemed to have been duly received (a) on the date given if delivered personally or by cable, telegram, telex or telecopy or
  (b) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to MBC:

               Mellon Bank Corporation
               One Mellon Bank Center
               Pittsburgh, PA  15258-0001
               Attention:  Vice Chairman-Trust
               Telephone Number:  (412) 234-3673
               Facsimile Number:  (412) 234-7525

               Copies to:

               Mellon Bank Corporation
               One Mellon Bank Center
               Pittsburgh, PA  15258-0001
               Attention:  James M. Gockley, Esq.
                   Assistant General Counsel
               Telephone Number:  (412) 234-2053
               Facsimile Number:  (412) 234-0555

               Reed Smith Shaw & McClay
               435 Sixth Avenue
               Pittsburgh, PA  15219
               Attention:  Frederick C. Leech, Esq.
               Telephone Number:  (412) 288-4178
               Facsimile Number:  (412) 288-3063

               and

     (b)  if to Buck:

               Buck Consultants, Inc.
               Two Pennsylvania Plaza
               New York, NY  10121
               Attention:  President
               Telephone Number:  (212) 330-1000
               Facsimile Number:  (212) 330-1039

               Copies to:

               O'Sullivan Graev & Karabell, LLP
               30 Rockefeller Plaza, 41st Floor
               New York, NY  10112
               Attention:  George P. O'Sullivan, Esq.
               Telephone Number:  (212) 408-2400
               Facsimile Number:  (212) 408-2420

          11.03.  Counterparts.  This Agreement may be executed in counterparts
                  ------------
(including executed counterparts delivered and exchanged by facsimile transmission) each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          11.04.  Governing Law.  All questions concerning the construction,
                  -------------
interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provision or rule (whether in the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. In furtherance of the foregoing, the internal law of the Commonwealth of Pennsylvania will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Notwithstanding the foregoing provisions of this
Section 11.4, those provisions of this Agreement that relate to the Merger or the internal governance of Buck, Buck Acquisition Corporation and the Continuing Corporation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware.

          11.05.  Waiver; Amendment.  Any provision of this Agreement may be (a)
                  -----------------
amended or modified at any time (including the structure of the transactions contemplated hereby or any part thereof), by an agreement in writing among the parties hereto and executed in the same manner as this Agreement or (b) waived by the party benefitted by the provision.

          11.06.  Entire Agreement; No Third-Party Beneficiaries; Etc.  This
                  ---------------------------------------------------
Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns. Except as otherwise explicitly stated herein, nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          11.07.  Assignment.  This Agreement may not be assigned by either
                  ----------
party hereto without the written consent of the other party and any purported assignment in violation hereof shall be null and void.

          11.08.  Disclosure Letters.
                  ------------------

          (a) The disclosures in the Buck Disclosure Letter and the MBC Disclosure Letter, as the case may be, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Buck Disclosure Letter or the MBC Disclosure Letter, as the case may be (other than an exception expressly set forth as such in the Buck Disclosure Letter or the MBC Disclosure Letter, as the case may be, with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

          11.09.  Severability.  If any provision of this Agreement is held
                  ------------
invalid or unenforceable by any Governmental Body of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          11.10.  Article and Section Headings, Construction.  The headings of
                  ------------------------------------------
Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article", "Articles", "Section" or "Sections" refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms

          IN WITNESS WHEREOF, the parties have duly executed this Agreement and Plan of Reorganization as of the date first written above.

                              Buck Consultants, Inc.


                              By
                                 ------------------------------------
                                 Title:


                              Mellon Bank Corporation


                              By
                                 ------------------------------------
                                 Title:

                                  Appendix A
                                  Definitions

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:


     "1996 Balance Sheet"--the audited consolidated balance sheet of the Buck
     ------------------
Companies as of March 31, 1996.

     "Accounts Receivable"--as defined in Section 3.08.
     -------------------

     "Acquisitions and Dispositions"--as defined in Section 3.23(a).
     -----------------------------

     "Acquisition Proposal"--as defined in Section 5.09(a).
     --------------------

     "Affiliate Agreement"--as defined in Section 5.15.
     -------------------

     "Agreement"--as defined in the first paragraph of this Agreement.
     ---------

     "Allianz"--as defined in Section 7.02(j).
     -------

     "Audited 1997 Financial Statements"--as defined in Section 5.14.
     ---------------------------------

     "Australian Joint Venture"--as defined in Section 7.02(k).
     ------------------------

     "Benefit Changeover Date"--as defined in Section 10.01(b).
     -----------------------

     "Benefit Studies"--as defined in Section 10.02(a).
     ---------------

     "Book Value of Class A Common Stock" or "BVA"--as defined in Section
     ----------------------------------      ---
 2.01(d)(i).

     "Book Value of Class B Common Stock" or "BVB"--as defined in Section
     ----------------------------------      ---
 2.01(d)(ii).

     "Breach"--a "Breach" of a representation, warranty, covenant, obligation or
     ------
other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

     "Buck"--as defined in the first paragraph of this Agreement.
     ----

     "Buck 401(k) Plan"--as defined in Section 10.04(a).
     ----------------

     "Buck Australia"--as defined in Section 7.02(k).
     --------------

     "Buck Benefit Plans"--as defined in Section 3.10(a).
     ------------------

     "Buck Common Stock"--as defined in the Recitals of this Agreement.
     -----------------

    "Buck Companies"--Buck and each Person in which Buck has an ownership
    --------------
interest, including without limitation all Subsidiaries of Buck and all Persons in which Buck (or a Subsidiary of Buck) owns a joint venture interest or more than 10% of the capital stock of such Person.

     "Buck Disclosure Letter"--the disclosure letter delivered by Buck to MBC
     ----------------------
concurrently with the execution and delivery of this Agreement.

     "Buck Executive Plans"--as defined in Section 3.10(a).
     --------------------

     "Buck Financial Statements"--as defined in Section 3.04.
     -------------------------

     "Buck Material Adverse Effect"--a material adverse effect on the
     -----------------------------
business, operations, assets, condition (financial or otherwise) or results of operations of the Buck Companies, taken as a whole or Buck's ability to consummate the transactions contemplated by this Agreement.

     "Buck Medical Plans"--as defined in Section 10.02(d)(i).
     ------------------

     "Buck Non-Executive Plans"--as defined in Section 3.10(a).
     ------------------------

     "Buck Pension Plans"--as defined in Section 3.10(a).
     ------------------

     "Buck Record Date"--as defined in Section 2.02(a).
      ----------------

     "Buck Representatives"--as defined in Section 5.09(a).
     --------------------

     "Buck Retirement Plan"--as defined in Section 10.03(a).
     --------------------

     "Buck Stockholders' Meeting"--as defined in Section 2.02(a).
     --------------------------

     "Buck Welfare Plans"--as defined in Section 3.10(a).
     ------------------

     "Business"--as defined in Section 3.01(a).
     --------

     "Business Day"--any day other than a Saturday, Sunday, public holiday
     ------------
under the laws of Pennsylvania and New York.

     "Cash Election"--as defined in Section 2.02(a).
     -------------

     "Class A Common Stock"--as defined in the Recitals of this Agreement.
     --------------------

     "Class A Common Stock Outstanding" or "NA"--as defined in Section
     --------------------------------      --
 2.01(d)(iii).

     "Class A Equivalents" or "NEA"--as defined in Section 2.01(d)(v).
     -------------------      ---

     "Class A Payment" or "CAP"--as defined in Section 2.01(d)(vii)
     ---------------      ---

     "Class A Retiree"--as defined in Section 2.01(d)(vii).
     ---------------

     "Class A Retiree Payment"--as defined in Section 2.01(d)(vii).
     -----------------------

     "Class B Common Stock"--as defined in the Recitals of this Agreement.
     --------------------

     "Class B Common Stock Outstanding" or "NB"--as defined in Section
     --------------------------------      --
 2.01(d)(iv).

     "Class B Equivalents" or "NEB"--as defined in Section 2.01(d)(vi).
     -------------------      ---

     "Class B Payment" or "CBP"--as defined in Section 2.01(d)(vii).
     ---------------      ---

     "Class B Retiree"--as defined in Section 2.01(d)(vii).
     ---------------

     "Class B Retiree Payment"--as defined in Section 2.01(d)(vii).
     -----------------------

     "Class C Common Stock"--as defined in the Recitals of this Agreement.
     --------------------

     "Closing"--as defined in Section 1.02.
     -------

     "Closing Date"--as defined in Section 1.02.
     ------------

     "Code"--as defined in the Recitals of this Agreement.
     ----

     "Combined Service"--as defined in Section 10.02(d)(iii).
     ----------------

     "Consent"--any approval, consent, ratification, waiver or other
     -------
authorization (including any Governmental Authorization).

     "Continued Employees"--as defined in Section 10.01(a).
     -------------------

     "Continuing Corporation"--as defined in Section 1.01(a).
     ----------------------

     "Contract"--any agreement, contract, obligation, promise or undertaking
     --------
(whether written or oral and whether express or implied) that is legally binding
(a) under which any Buck Company has or may acquire any rights, (b) under which any Buck Company has or may become subject to any obligation or liability or (c) by which any Buck Company or any of the assets owned or used by it is or may become bound.

     "Contract Employees"--as defined in Section 10.01(a).
     ------------------

     "Corroon"--as defined in Section 10.08(c)(ii).
     -------

     "Corroon Acquisition"--as defined in Section 3.23(d).
     -------------------

     "Cost"--as defined in Section 2.01(d)(vii).
     ----

     "Cost Sharing Ratio"--as defined in Section 10.02(d)(ii)(A).
     ------------------

     "Dissenters' Shares"--as defined in Section 2.05.
     ------------------

     "Effective Time"--as defined in Section 1.02.
     --------------

     "Election"--the Cash Election, the Stock Election or the Mixed Payment
     ---------
Election, as the case may be.

     "Election Deadline"--as defined in Section 2.02(a).
     -----------------

     "Election Form"--as defined in Section 2.02(a).
     -------------

     "Encumbrance"--any mortgage, easement, right of way, charge, claim,
     -----------
community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any other encumbrance or exception to title of any kind, other than, with respect solely to any asset of a Buck Company, Permitted Encumbrances.

     "Environmental Laws"--as defined in Section 3.16.
     ------------------

     "ERISA"--the Employee Retirement Income Security Act of 1974 or any
     -----
successor law and regulations and rules issued pursuant to that Act or any successor law.

     "ERISA Affiliate"--as defined in Section 3.10(b).
     ---------------

     "Existing Retirees"--as defined in Section 10.02(d)(ii).
     -----------------

     "Foreign Benefit Plans"--as defined in Section 10.07.
     ---------------------

     "Foreign Benefit Studies"--as defined in Section 10.07.
     -----------------------

     "Foreign Jurisdictions"--each country (other than the United States)
     ---------------------
or subdivision thereof in which a Buck Company is licensed or otherwise authorized to conduct business and each other country or subdivision thereof, if any, of residence and/or domicile, as the case may be, of each Continued Employee receiving or eligible to receive any contributions, benefits or coverages under any of the Buck Benefit Plans.

     "GAAP"--generally accepted United States accounting principles,
     ----
applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.04(b) were prepared.

     "Governmental Authorization"--any approval, consent, license, permit,
     --------------------------
certification, registration, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body"--any:
     -----------------

     (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

     (b) federal, state, local, municipal, foreign or other government;

     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or

     (d) body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     "Guaranteed Returns"--as defined in Section
     ------------------

     "Hazardous Substance"--as defined in Section 3.16.
     -------------------

     "Heissmann"--as defined in Section 7.02(j).
     ---------

     "HSR Act"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or
     -------
any successor law and regulations and rules issued pursuant to that Act or any successor law.

     "Indemnitees"--as defined in Section 9.01(a).
     -----------

     "Information"--as defined in Section 5.07(b).
     -----------

     "Intellectual Property Assets"--as defined in Section 3.18(a).
     ----------------------------

     "Introspect Acquisition"--as defined in Section 3.23(d).
     ----------------------

     "IRS"--the United States Internal Revenue Service or any successor
     ---
agency and, to the extent relevant, the United States Department of the Treasury.

     "Issuable Shares"-- as defined in Section 2.01(d)(vii).
     ---------------

     Legal Requirement"--any federal, state, local, municipal, foreign,
     -----------------
international, multinational or other administrative order, constitution, law, ordinance, principle of common law, court order, consent, decree, regulation, governmental license, permit, statute or treaty.

     "Major Buck Companies"--each Buck Company which was organized in one
     --------------------
of the states of the United States and the following Buck Companies which were organized in a country other than the United States: Buck Consultants Limited
(UK); Buck Investment Consultants Limited (UK); Bevis Trustees Limited; Buck & Willis Healthcare Limited; Buck Consultants Limited (Canada); 3243818 Canada, Inc.; Buck Australia PTY; Buck Consultants PTY Ltd.; Buck Consultants Services PTY Ltd.; Buck Consultants Nominees PTY Ltd.; Buck Consultants Taxation Services PTY Ltd.

     "MBC"--as defined in the first paragraph of this Agreement.
     ---

     "MBC 401(k) Plan"--defined in Section 10.04(b).
     ---------------

     "MBC Benefit Plans" --as defined in Section 10.01(c).
     -----------------

     "MBC Common Stock"--Common Stock of Mellon Bank Corporation, each of $.50
     ----------------
     par value.

     "MBC Companies"--as defined in Section 4.04.
     -------------

     "MBC Disclosure Letter"--the disclosure letter delivered by MBC to
     ---------------------
Buck concurrently with the execution and delivery of this Agreement.

     "MBC Financial Statements"--as defined in Section 4.04.
     ------------------------


     "MBC Material Adverse Effect"--a material adverse effect on the business
     ---------------------------
operations, assets, condition (financial or otherwise) or results of operations of the MBC Companies, taken as a whole or MBC's ability to consummate the transactions contemplated by this Agreement

     "MBC's Medical Plans"--as defined in Section 10.02(d)(i).
     -------------------

     "MBC Preferred Stock"--as defined in Section 4.03.
     -------------------

     "MBC Retirement Plan"--as defined in Section 10.03(a).
     -------------------

     "MBC Stock Options"--as defined in Section 10.06.
     -----------------

     "MBC Vice Chairman-Trust"--the Vice Chairman of MBC with responsibility
     -----------------------
for Mellon Trust (including any designee(s)).

     "Medicare Risk HMO"--10.02(d)(ii)(B).
     -----------------

     "Merger"--as defined in Section 1.01(a).
     ------

     "Merger Agreement"--as defined in Section 1.01.
     ----------------

     "Merger Subsidiary"--as defined in Section 1.01.
     -----------------

     "Minimum Stock Limitation"--as defined in Section 2.02(e).
     ------------------------

     "Mixed Cash Shares"--as defined in Section 2.02(a).
     -----------------

     "Mixed Payment Election"--as defined in Section 2.02(a).
     ----------------------

     "Mixed Stock Shares"--as defined in Section 2.02(a).
     ------------------

     "NML"--as defined in Section 7.02(k).
     ---

     "New Employee"--as defined in Section 10.01(a).
     ------------

     "Non-Electing Holder"--as defined in Section 2.02(a).
     -------------------

     "NYSE"--New York Stock Exchange.
     ----

     "OIBDI"--as defined in the Buck Key Performers Supplemental Payment Plan.
     -----

     "Old Certificates"--as defined in Section 2.03(a).
     ----------------

     "Order"--any award, decision, injunction, judgment order, ruling,
     -----
subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

     "Organizational Documents"--(a) the articles or certificate of
     ------------------------
incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of organization and limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

     "Permitted Encumbrance"--any lien for current Taxes not yet due and
     ---------------------
payable; any lien securing Taxes or any lien of materialmen, carriers, landlords and similar Persons, in each case not yet due or payable; and any minor interest in an asset in favor of another Person which does materially impair the value, ownership or use of such asset.

     "Person"--any individual, corporation (including any non-profit
     ------
corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association organization, labor union or other entity or Governmental Body.

     "Proceeding"--any action, arbitration, audit, hearing, investigation,
     ----------
litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving, any Governmental Body or arbitrator.

     "Protected Benefits"--as defined in Section 10.01(b).
     ------------------

     "Proxy Statement"--as defined in Section 3.19.
     ---------------

     "Purchase Agreement"--as defined in Section 2.01(d)(vii).
     ------------------

     "Purchase Price" or "PP"--as defined in Section 2.01(d)(vii).
     --------------      ----

     "Registration Statement"--as defined in Section 3.19.
     ----------------------

     "Regular Bonus"--the annual bonus, if any, to which an individual
     -------------
employee is entitled to receive under the target performance bonus program applicable to employees of Continuing Corporation similarly situated to the particular employee; determined without regard to: (a) any payments under the Buck Key Performers Supplemental Payment Plan, (b) any bonus or other incentive payment negotiated or promised in lieu of and/or in addition to the annual bonus, if any, which would otherwise be payable to the employee if the employee's performance were measured against the performance targets applicable to similarly situated employees under the regular target performance bonus program, and (c) any other performance incentive program of Continuing

Corporation or any other MBC Company. The aggregate of all such individual Regular Bonuses for employees classified by Continuing Corporation as "level I" or "level II" shall be referred to as the "Regular Bonus Amount."
                                           --------------------

          "Regular Bonus Amount"--as defined in the definition of Regular Bonus.
          --------------------

          "Regular Bonus Payment Date"--as defined in Section 10.08(c).
          --------------------------

          "Release"--as defined in Section 3.16.
          -------

          "Retiree Protection Plan"--as defined in the Recitals of this
          -----------------------
 Agreement.

           "Rule of 55 Retirees"--as defined in Section 10.02(d)(iii).
           -------------------

           "Rule 145"--as defined in Section 5.15.
           --------

           "Rule 145 Affiliate"--as defined in Section 5.15.
           ------------------


           "SEC"--the Securities and Exchange Commission (or its successor
           ---
 Governmental Body).

          "Securities Act"--the Securities Act of 1933 or any successor law and
           --------------
regulations and rules issued pursuant to that Act or any successor law.

          "Self-Insured Plans"--as defined in Section 10.02(d)(ii)(B).
          ------------------

          "Shareholders Agreement"--as defined in Section 7.02(k).
          ----------------------

          "Statutory Class A Payment"--as defined in Section 2.01(d).
          -------------------------

          "Statutory Class B Payment"--as defined in Section 2.01(d).
          ------------------------

          "Stock Election"--as defined in Section 2.02(a).
          --------------

          "Stock Value"--as defined in Section 2.02(e).
          -----------

          "Subsidiary"--with respect to any Person (the "Owner"), any
           ----------
corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

          "Tax"--Any tax, charge, fee, levy, or other assessment of whatever
           ---
kind or nature, including without limitation, any net income, gross income, gross receipts, capital gains, value added, sales, use, services, property, ad valorem, estate, gift, generation skipping tax, tariff, duty, occupation, transfer, franchise, capital stock, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupancy tax, or charges of any kind whatever (together with any interest, penalty or addition to tax) imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such Tax.

          "Tax Return"--any return (including any information return), report,
           ----------
statement, schedule, notice, form or other document or information filed with or submitted to or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment or any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

          "Threatened"--a claim, Proceeding, dispute, action or other matter
           ----------
will be deemed to have been "Threatened" if any demand or statement has been made (in writing) or any notice has been given (in writing) that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future against such Person.

          "Total Consideration"--as defined in Section 2.02(e).
          -------------------

          "Transaction Expenses"--as defined in Section 8.03.
          --------------------

          "Transaction Share Price"--as defined in Section 2.01(b).
          -----------------------

          "Transition Period"--as defined in Section 10.01(b)
          -----------------

          "Updated Information"--as defined in Section 10.02(a).
          -------------------

                                                                         ANNEX B







                     OPINION OF FINANCIAL ADVISORS TO BUCK

Benedetto, Gartland & Greene, Inc.
1330 Avenue of the Americas, New York, New York 10019
Telephone 212.424.9700
Facsimile 212.262.6708

                                           [LOGO OF BENEDETTO GARTLAND & GREENE]

                                           Investment Bankers


                                           March 10, 1997

Board of Directors
Buck Consultants, Inc.
Two Pennsylvania Plaza
New York, NY 10121

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Buck Consultants, Inc. ("Buck" or the "Company") of the consideration to be paid to the Shareholders, pursuant to the Agreement and Plan of Reorganization proposed (the "Agreement") by and between Mellon Bank Corporation ("Mellon") and Buck. The Agreement contemplates a merger (the "Transaction") of Buck into a wholly-owned affiliate of Mellon. It is our understanding that as of the date of the Agreement there were no more than 88,243 shares of Class A Common Stock ("A Stock"), par value $5,459 per share, issued and outstanding and no more than 687,958 shares of Class B Common Stock ("B Stock"), par value $1.00 per share, issued and outstanding (the A Stock and B Stock being referred to collectively herein as the "Buck Common Stock" and the holders of A Stock and B Stock being referred to collectively as "Shareholders"). The Agreement states that the Shareholders will receive aggregate consideration equal to $225,000,000 from Mellon at the closing of the Transaction. In addition, we understand that the consideration will be allocated between the A Stock and the B Stock so that each will receive an equal percentage premium above the respective book values of the shares. We also understand that Buck maintains a Retirement Protection Plan (the "Plan") under the terms of which eligible retired and former shareholders are entitled to receive a portion of the consideration relating to the Transaction, such portion to be determined by the size of an individual's holdings prior to retirement and the amount of time passed since retirement. This obligation is a corporate liability of Buck and the $225,000,000 of consideration to be allocated between the A Stock and B Stock will be reduced first by the amount necessary to satisfy the obligation reflected in the Plan. We understand that this amount is approximately $18,000,000. In addition to the aggregate consideration of $225,000,000 payable to the Shareholders and referred to above, the Company will be relieved of any liability for deferred purchase payments relating to Buck's previously consummated acquisition of W. F. Corroon. Finally, the Shareholders will be able to individually elect as to whether they wish to receive their portion of the consideration in the form of cash, Common Stock of Mellon or a combination subject to a requirement that at least 55.6% of the total consideration paid by Mellon will be in the form of Common Stock.

Benedetto, Gartland & Greene, Inc.


         In arriving at our opinion, we have reviewed and analyzed various information bearing upon the financial and operating conditions and prospects of Buck and have held discussions with parties related to the Transaction. We have taken such other steps as we have deemed appropriate to form our opinion. Our activities have included, among other things, the following:


     (i) a review of various Company documents describing the business, products and services of Buck;

     (ii) a review and analysis of the Company's operating results and historical financial statements for the past three years;

     (iii) a review and analysis of certain financial projections prepared by and provided to us by the Company;

     (iv) extensive discussions with senior management regarding the past and current operations, business and prospects of the Company;

     (v) a review with senior management of the changing competitive market in which the Company operates and implications for future growth;

     (vi) discussions with management regarding possible reasons for a transaction, available options and long range corporate goals;

     (vii) analysis and review of Company performance relative to comparable entities to the extent such information was available in a meaningful form;

     (viii) analysis of the terms of transactions similar to the Transaction to the extent that we deemed them to be comparable or relevant;


     (ix) reviewed the recent operating and financial performance of Mellon and analysis of the market performance of its stock relative to comparables; and

     (x) consideration of such other factors and completion of such other analysis as we deemed appropriate for the purpose of this opinion.


         During the period of our engagement by the Company, we initiated and participated in discussions with potential partners to a transaction other than Mellon. These discussions and initiatives have provided us with additional insights which we have considered in rendering our opinion on the fairness of the Transaction.

     We have also taken into account our assessment of general economic conditions, the state and outlook for the securities and financial markets and such other conditions as our experience in evaluating similar transactions and securities valuation in general would suggest as appropriate.

     In conducting our review and arriving at our opinion, we have relied upon the completeness and accuracy of the operating and financial information provided to us by Buck and Mellon, whether or not publicly available, and have not assumed any responsibility to independently verify the accuracy or completeness of any such information. In the course of our work, we have not obtained or made any appraisal of the Company's assets.

     Based upon and subject to the foregoing, it is our opinion that, as for the date hereof, the consideration to be received in the Transaction is fair, from a financial point of view, to the Shareholders.

                                            Very truly yours,


                                            Benedetto, Gartland & Greene, Inc.

                                            by: [SIGNATURE APPEARS HERE]
                                                -------------------------------


Benedetto, Gartland & Green, Inc.                                 BENEDETTO
1330 Avenue of the Americas, New York, New York 10019             GARTLAND
Telephone 212.424.9700                                          & GREENE
Facsimile 212.262.8708




                                                              Investment Bankers





                                              May 30, 1997



Board of Directors
Buck Consultants, Inc.
Two Pennsylvania Plaza
New York, NY 10121


Members of the Board:

     We refer to our letter of March 10, 1997 to the Members of the Board, relating to the Agreement and Plan of Reorganization dated as of March 17, 1997 by and between Mellon Bank Corporation and Buck Consultants, Inc. We reaffirm as of the date hereof (and as though made on the date hereof) all statements made in that letter.


                                              Very truly yours,



                                              Benedetto, Gartland & Greene, Inc.


                                              by: /s/ [SIGNATURE APPEARS HERE]
                                                 ------------------------------

                                                                         ANNEX C

              STATUTORY PROVISIONS CONCERNING DISSENTERS' RIGHTS
                             OF BUCK STOCKHOLDERS


                       DELAWARE GENERAL CORPORATION LAW
                         SECTION 262--APPRAISAL RIGHTS

     262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares.
     Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to (S)228 or
     (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intend thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by the certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 349, L. '96, eff. 7-1-96.)

                                                                         ANNEX D

                 BUCK KEY PERFORMERS SUPPLEMENTAL PAYMENT PLAN

I.   PURPOSE
     -------

     Mellon Bank Corporation ("MBC"), as sole stockholder of the Company,
                               ---
     acknowledges that the purpose of the Buck Key Performers Supplemental Payment Plan (the "Plan") is to incent and reward Key Performers for their
                        ----
     efforts in furthering the goals of the Company and in contributing to the success of the Company in meeting certain thresholds established for the Company.

II.  BASIC PROVISIONS OF THE PLAN
     ----------------------------

     Supplemental Payments to Key Performers:  Up to $90 million in cash or
     ---------------------------------------
     restricted shares of MBC Common Stock shall be available for awards

     ("Awards") to Key Performers under the Plan, of which $25 million (the
     --------
     "Guaranteed Portion") shall not be contingent on Company performance and up
     -------------------
     to $65 million (the "Contingent Portion") shall be contingent on Company
                          ------------------
     performance as described herein.


     Payment Method:  Prior to (i) the commencement of the period for which an
     ---------------
     Award shall be payable, or (ii) with respect to an individual identified as a Key Performer after the commencement of such period for which an Award shall be payable, within thirty (30) days after being identified as a Key Performer; an individual identified as a Key Performer with respect to such period shall make an irrevocable election to receive any such Award in cash or in restricted shares of MBC Common Stock. The number of shares to be awarded to Key Performers timely electing shares of MBC Common Stock, and the restrictions on such shares, shall be determined in accordance with the provisions of II.F. below. Notwithstanding anything in this Plan to the contrary, MBC expressly reserves the right to modify the terms and conditions governing the issuance of shares of restricted MBC Common Stock to Key Performers working in a Foreign Jurisdiction; including, without limitation, expressly reserving the right to issue all Awards to such Key Performers entirely in cash.


     Optional Deferral Election for Level 1 Employees.  Key Performers
     -------------------------------------------------
     identified as "Level 1" employees by the Company who timely elect to receive any Award payable hereunder in cash shall also make an irrevocable election whether or not to defer such cash Award into the Deferred Compensation Plan. Key Performers who fail to make an election by the times specified in (i) and (ii) in the prior paragraph shall receive the Award to which the election related in cash on the Payment Date related to the Award.


     A.  Guaranteed Portion
         ------------------

     Key Performer Payments Not Subject to Company Performance:  The Guaranteed
     ---------------------------------------------------------
     Portion shall be divided into three equal amounts of $8,333,333.33 which, together with interest at the Interest Rate from the Closing (each a

     "Guaranteed Installment"), shall be awarded on the first, second and third
     -----------------------
     anniversaries of the Closing Date (the "Anniversary Dates").  A Guaranteed
                                             -----------------
     Installment shall be in addition to the Contract Bonus, Regular Bonus or Guaranteed Bonus amount, if any, payable to the Key Performer and will be allocated to individual Key Performers who are active employees of the Company on such Anniversary Date in an amount (each a "Guaranteed Award")
                                                            ----------------
     equal to the product of (a) the Guaranteed Installment and (b) a fraction, the numerator of which shall be the most recent Contract Bonus, Regular Bonus or Stipulated Bonus, if any, awarded to that Key Performer and the denominator of which shall be the total of all the most recent Contract Bonuses, Regular Bonuses and Stipulated Bonuses awarded to all Key Performers actively employed by the Company on that Anniversary Date;

     provided, however, the amount of any Key Performer's Guaranteed Award may
     --------  -------
     be adjusted (either increased or decreased) by up to 25% by the Buck CEO with the concurrence of MBC Vice Chairman; provided further that under no
                                                ----------------
     circumstances shall the total Guaranteed Installment be changed in connection with such adjustment. Individuals who are not active employees of the Company (including by reason of death, Disability or Retirement) on an applicable Anniversary Date shall forfeit their right to receive any Guaranteed Award with respect to the Guaranteed Installment awarded as of such date.

     Two Year Vesting Period for Guaranteed Awards:  Each Guaranteed Award shall
     ---------------------------------------------
     be subject to forfeiture, as hereinafter described, during the two (2) year period which begins on the Anniversary Date applicable to each such Award and ends as of the close of business on the last business day before the second anniversary of such Award (the "Guaranteed Award Vesting Period").
                                            -------------------------------
     Guaranteed Awards to be paid in cash will: (A) be credited with interest at the Interest Rate during the Guaranteed Award Vesting Period, and (B) be payable in cash promptly following the Payment Date for such Award, or, based on the prior election of that Key Performer, if applicable, deferred into the Deferred Compensation Plan as of the applicable Payment Date for such Award. Subject to the provisions of II.F below, Guaranteed Awards to be paid in restricted shares of MBC Common Stock will: (X) receive any dividends declared during the Guaranteed Award Vesting Period, and (Y) be distributed to the Key Performer promptly following the Payment Date for such Award. Shares of restricted MBC Common Stock may not be deferred into the Deferred Compensation Plan.


     Forfeiture Upon Termination of Employment.  Key Performers who terminate
     ------------------------------------------
     their employment with the Company voluntarily after being allocated a Guaranteed Award but prior to the expiration of the applicable Guaranteed Award Vesting Period shall forfeit their right to receive that Guaranteed Award and the amount of such forfeited Guaranteed Award shall be reallocated to remaining Key Performers in proportion to their individual Guaranteed Awards for the period in which the forfeited Guaranteed Award was granted. Notwithstanding the foregoing, all Guaranteed Awards shall become nonforfeitable upon the death of the Key Performer which may occur during the Guaranteed Award Vesting Period and shall be paid promptly following the Payment Date for each such Award.


     Special Rule for Retirement or Disability.  Key Performers who Retire or
     ------------------------------------------
     become Disabled during the Guaranteed Award Vesting Period with respect to any Guaranteed Award shall be entitled to receive such Award promptly following the Payment Date for each such Award so long as such Key Performer has not, prior to the Payment Date applicable with respect to any such Guaranteed Award, engaged, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. Subject to the provisions of the MBC Code of Conduct, the preceding sentence shall not prohibit the Key Performer from owning up to 1% of the outstanding capital stock of a public or non-public company that is a Competing Business. For purposes of this Plan, "Competing Business" shall mean any person, corporation, partnership
            ------------------
     or other entity which provides or performs any human resources and employee benefits consulting, employee benefit administration, and any other services heretofore provided by the Company to its customers.


     Guaranteed Awards shall not be included in a Key Performer's compensation for purposes of any benefit calculations related to the Buck 401(k) Plan, the MBC 401(k) Plan, the MBC Retirement Plan or the Buck Retirement Plan.


     B.  Contingent Portion
         ------------------

     Key Performer Payments Contingent Upon Company Performance:  The Contingent
     ----------------------------------------------------------
     Portion shall consist in the aggregate of up to $65 million and shall be subject to periodic cumulative maximum amounts. In accordance with the provisions hereof, financial determinations shall be made for each of the four twelve-month periods ending December 31, 1998, 1999, 2000 and 2001 (the "Determination Periods"). The Contingent Portion (subject to the
           ---------------------
     cumulative maximum amounts set forth below) shall be an amount equal to 40% of the difference between:


     (a)  Operating income before discretionary items ("OIBDI") for the
                                                        -----
          Determination Period, over

     (b)  The following OIBDI thresholds for that same Determination Period:

--------------------------------------------------------------------
          Determination Period             1st    2nd    3rd    4th
                                          -----  -----  -----  -----
--------------------------------------------------------------------
Threshold ($ millions)                    $36.0  $40.0  $40.0  $44.0
--------------------------------------------------------------------

     The Contingent Portion shall be subject to the following cumulative maximum amounts:

--------------------------------------------------------------------
Determination Period                      1st    2nd    3rd    4th
                                          -----  -----  -----  -----
--------------------------------------------------------------------
Cumulative Maximum                        $15.0  $35.0  $55.0  $65.0
($ millions)
--------------------------------------------------------------------

     Determination of OIBDI.  OIBDI means an amount calculated in a manner
     -----------------------
     consistent with "Contribution Before Allocation" as shown in the Buck Consultants, Inc. Summary of U.S. and Non - U.S. Operations dated October 2, 1996, which was furnished to MBC (the "Summary of Operations"), with the
                                               ---------------------
     adjustments set forth below. The Summary of Operations was prepared in a manner consistent with Buck's audited financial statements for the years ending March 31, 1995 and 1996, and is intended (with the adjustments set forth below) to define the method and accounting convention for determining the Contingent Payment Portion for any Determination Period. Except for the adjustments set forth below all items attributable to Buck's operations whether such items relate to the period before or after MBC's acquisition of Buck, shall be reflected in the determination of OIBDI. Therefore, any changes in accounting methods adopted after March 31, 1996, in the preparation of its financial statements will not be used in the determination of OIBDI.


     Adjustment to OIBDI.  In the determination of OIBDI, the following
     --------------------
     adjustments will be made:


     (a) Corroon Acquisition:  There will be excluded the following expenses
         --------------------
     associated with the acquisition by Buck of the human resources and employee benefits consulting business of Willis Corroon Group plc conducted under the name of W.F. Corroon: amortization of goodwill; finance charges arising from any additional contingent purchase price (earnout); and expense arising from Buck's application of purchase accounting to the acquisition. [Mellon needs to receive from Buck and review purchase accounting calculations for Corroon transaction.]


     (b) Extraordinary Items:  There will be excluded amortization of goodwill
         --------------------
     (other than good will amortization of which was reflected the Summary of Operations); and any expense associated with this Plan.


     (c) BASIS Systems Capitalization:  "Contribution Before Allocation" will be
         -----------------------------
     adjusted to exclude current expense and amortization of capitalized expenses, in each case related to systems development of Buck's Australian, Canadian and U.S. (BASIS) administration systems.


     (d) Expense Savings:  Expense charge-backs imposed on Buck by MBC in
         ----------------
     respect of any level of staff support coming under the functional management of MBC corporate staff functions, together with increases in the level of staff support for Buck for a particular staff function, will not exceed the annual level of staff expenses incurred by Buck determined on the basis of an annualization of the fourth fiscal quarter of Buck ending March 31, 1997; and, if expense savings are realized, such expense savings will be recognized in the determination of OIBDI.


     (e) Defined Contribution / Service Center Administration:  The daily
         -----------------------------------------------------
     defined contribution administration businesses of Buck and Dreyfus Retirement Services and, ultimately, all defined contribution and service center driven administrative services business of Buck may be combined into one organization with common systems under MBC management. The expenses associated with such combination will be excluded in the determination of OIBDI. Buck will receive credit for all revenues of such organization attributable to Buck Administration Clients (as herein defined). "Buck Administration Clients" means administration clients
                ---------------------------
     transferred by Buck to such organization, administration clients for which Buck is given account executive or billing responsibility and administration clients introduced to such organization (or another MBC Company) by Buck. Buck will be charged the cost of such organization attributable to providing administration services to Buck Administration Clients; such cost to be determined by such organization's cost estimate, if any, for a particular Buck Administration Client, by such organization's schedule of costs, if applicable, or otherwise by reasonable cost allocation methods consistently applied.


     (f) Cross Sales of Mellon Trust Products / Dreyfus Investment Services:
         -------------------------------------------------------------------
     For purposes of determining OIBDI, Buck will receive credit for the specified operating margin earned on the cross sale of Mellon Trust products targeted specifically for cross sale and trailer fees attributable to the cross sale of Dreyfus investment management services targeted specifically for cross sale. The MBC Vice Chairman shall identify the Mellon Trust products and Dreyfus investment management services which are targeted specifically for cross sale. A qualifying cross sale results when such products or services are sold as a result of introductions by Buck.


     (g) Bundled Services.  MBC, Dreyfus or another MBC Company may from time to
         -----------------
     time request Buck to perform services for clients of MBC, Dreyfus or such other MBC Company. In instances in which MBC, Dreyfus, or the other MBC Company invoices such clients for such work or bundles such services with other services without invoicing such services separately, Buck will receive revenue credit for such services; such revenue credit to be determined by Buck's cost estimate, if any, for the specific services, or otherwise by reasonable transfer prices consistently applied.


     (h) E & O Insurance. If MBC chooses to secure professional indemnity/errors
         ---------------
     and omissions insurance with a self-insured retention of greater than $1 million per occurrence or with exclusions for certain acts, then "Contribution Before Allocation" will be adjusted to exclude any expense related to any error or omission in excess of $1 million which is not covered by such insurance.


     Rules for Calculating OIBDI Not Applicable Upon the Occurrence of Certain
     -------------------------------------------------------------------------
     Material Adverse Actions.  In the event MBC takes or fails to take any
     -------------------------
     Material Adverse Action (as defined below), then any Pro-Rated Unawarded Contingent Portion (as defined below) shall be allocated ratably to Key Performers over the remaining Determination Periods without regard to the above-described OIBDI thresholds, subject to the vesting and other requirements set forth in this Plan.


     "Material Adverse Action," as used herein, means and shall be limited to
      -----------------------
     MBC taking or failing to take any action which:


     (a) materially and adversely impedes or affects the ability of the Company to attain the OIBDI thresholds set forth in paragraph II.B; and


     (b) is not necessitated or warranted by a failure of the Company to meet the OIBDI thresholds set forth in the following table; and

------------------------------------------------------------------------------
 1st Determination Period   2nd Determination Period  3rd Determination Period
------------------------------------------------------------------------------
       $45 million                $55 million               $65 million
------------------------------------------------------------------------------

     (c) results in a substantial departure from the expected governance or organizational structure of the Company as set forth in Article VI of the Definitive Agreement or other fundamental change in the nature of the Company's business or operations.


     "Pro-Rated Unawarded Contingent Portion," as used herein, means and shall
      --------------------------------------
     be limited, to the amount set forth below opposite the Determination Period during which occurs the Material Adverse Action:

-----------------------------------------------------------------------
Determination      Before or During  During the  During the  During the
Period              the 1st Period   2nd Period  3rd Period  4th Period
-----------------------------------------------------------------------
Amount                          $65         $50         $30         $10
(in $ millions)
-----------------------------------------------------------------------

     Award of Contingent Portion:  The Contingent Portion for any Determination
     ---------------------------
     Period shall constitute an additional amount (the "Additional Amount") to
                                                        -----------------
     be awarded not later than March 31 ("Regular Bonus Payment Date") following
                                          --------------------------
     the end of calendar years 1998, 1999, 2000 and 2001. An Additional Amount shall be in addition to the Contract Bonus, Regular Bonus or Guaranteed Bonus amount, if any, payable to the Key Performer and will be allocated to individual Key Performers who are active employees of the Company at a Regular Bonus Payment Date in an amount (each an "Additional Award") equal
                                                       ----------------
     to the product of (x) the Additional Amount for that period and (y) a fraction, the numerator of which is the Contract Bonus, Regular Bonus or Stipulated Bonus, if any, to be awarded to that Key Performer, and the denominator of which is the total of all Contract Bonuses, Regular Bonuses and Stipulated Bonuses to be awarded to all Key Performers actively employed by the Company at a Regular Bonus Payment Date; provided, however,
                                                              --------  -------
     the amount of any Key Performer's Additional Award may be adjusted (either increased or decreased) by up to 25% by the Buck CEO with the concurrence of MBC Vice Chairman; provided further that under no circumstances shall
                           ----------------
     the total Additional Amount be changed in connection with such adjustment. Individuals who are not active employees of the Company (including by reason of death, Disability or Retirement) on an applicable Regular Bonus Payment Date shall forfeit their right to receive any Additional Award with respect to the Additional Amount awarded as of such date.


     Two Year Vesting Period for Additional Awards:  Each Additional Award shall
     ---------------------------------------------
     be subject to forfeiture, as hereinafter described, during the two (2) year period which begins on January 1 of the calendar year in which the Additional Award is made and ends as of the close of business on December 31 of the following year (the "Additional Award Vesting Period").
                                    -------------------------------
     Additional Awards to be paid in cash shall: (A) be credited with interest at the Interest Rate for the period commencing on the day following the earlier of: the Regular Bonus Payment Date, or the actual date on which the Additional Award was made and ending on the Payment Date for such Award, and (B) be paid in cash promptly following the Payment Date for such Award, or, based upon the prior election of the Key Performer, if applicable, deferred into the Deferred Compensation Plan as of the applicable Payment Date for such Award. Subject to the provisions of II.F below, Additional Awards to be paid in restricted shares of MBC Common Stock will: (X) receive any dividends declared during the Additional Award Vesting Period, and (Y) be distributed to the Key Performer promptly following the Payment Date for such Award. Shares of restricted MBC Common Stock may not be deferred into the Deferred Compensation Plan.


     Forfeiture Upon Termination of Employment.  Key Performers who terminate
     ------------------------------------------
     their employment with the Company voluntarily after being allocated an Additional Award but prior to the expiration of the Additional Award Vesting Period shall forfeit their right to receive that Additional Award and the forfeited Additional Award shall revert to MBC. Notwithstanding the foregoing, all Additional Awards shall become nonforfeitable upon the death of the Key Performer which may occur during the Additional Award Vesting Period and shall be paid promptly following the Payment Date for each such Award.


     Special Rule for Retirement or Disability.  Key Performers who Retire or
     ------------------------------------------
     become Disabled during the Additional Award Vesting Period with respect to any Additional Award shall be entitled to receive such Award promptly following the Payment Date for each such Award so long as such Key Performer has not, prior to the Payment Date applicable with respect to any such Additional Award, engaged, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. Subject to the provisions of the MBC Code of Conduct, the preceding sentence shall not prohibit the Key Performer from owning up to 1% of the outstanding capital stock of a public or non-public company that is a Competing Business.

     Additional Awards shall not be included in compensation for purposes of any benefit calculations related to the Buck 401(k) Plan, the MBC 401(k) Plan, the MBC Retirement Plan or the Buck Retirement Plan.


     C.  Effect of Termination of Employment by the Company Prior to Vesting
         -------------------------------------------------------------------


     Termination Without Cause:  If a Key Performer's employment with the
     -------------------------
     Company is terminated by the Company, other than for Cause, subsequent to the Anniversary Date and/or Regular Bonus Payment Date, as applicable, as of which a Key Performer was allocated a Guaranteed Award or an Additional Award but prior to the end of the Guaranteed or Additional Award Vesting Period applicable to each Award, a portion of each separate Award, as follows, shall vest: (a) with respect to a Guaranteed Award, an amount equal to the product of (i) the original amount of the Award and (ii) a fraction, the numerator of which is the number of full months which have elapsed since the beginning of the applicable Guaranteed Award Vesting Period and the denominator of which is twenty-four (24); and (b) with respect to an Additional Award, an amount equal to (i) 80% of the original amount of the Award and (ii) a fraction, the numerator of which is the number of full months which have elapsed since the beginning of the applicable Additional Award Vesting Period and the denominator of which is twenty-four (24). Subject to any provisions in a 3 Year Contract requiring a different result, a Key Performer shall be entitled to receive such portion of the Award promptly following the Payment Date for such Award so long as such Key Performer has not, prior to the Payment Date applicable with respect thereto, directly or indirectly, in any capacity whatsoever (whether as proprietor, partner, investor, shareholder, director, officer, employer, employee consultant, independent contractor, co-venturer, financier, agent, representative or otherwise), either: (x) solicited business from or performed services for any client or prospective client of the Company for whom the Key Performer performed services or solicited business on behalf of the Company during the two year period ending on the date of the Key Performer's termination from employment without cause; or
     (y) encouraged, counseled or induced any employee to leave the employ of the Company, or solicited for employment, employed or engaged the services of any employee of the Company, or assisted any person, company or entity in any such conduct. Any portion of a Guaranteed Award which does not so vest shall be reallocated to remaining Key Performers in proportion to their individual Guaranteed Awards for the period in which the forfeited Guaranteed Awards (or portion thereof) were originally granted. Any unallocated portion of an Additional Award shall revert to MBC.


     Termination for Cause:  If a Key Performer is terminated for Cause, all
     ---------------------
     unvested Guaranteed Awards shall be forfeited in their entirety and reallocated to remaining Key Performers in proportion to their individual Guaranteed Awards for the period in which the forfeited Guaranteed Awards were originally granted. All unvested Additional Awards shall be forfeited in their entirety and shall revert to MBC.


     D.  Determination of Key Performers and Awards
         ------------------------------------------


     Key Performers:  With respect to each 12-month period for which a
     --------------
     Guaranteed Installment or Additional Amount is to be awarded, only those Key Performers who are employed during such applicable 12 month period shall be entitled to share in the allocation of the applicable award to be made with respect to such period.


     Determination Process; Contingent Portion:  As soon as reasonably possible
     -----------------------------------------
     following the end of a Determination Period, the Buck CEO and the MBC Vice Chairman shall jointly cause to be prepared and shall approve a written statement setting forth the amount of the Additional Amount and a calculation of OIBDI together with all work papers and supporting information relating thereto.


     Treatment of Key Performers Receiving Certain Amounts under a 3 Year
     --------------------------------------------------------------------
     Contract.  Notwithstanding anything in this Plan to the contrary, any and
     ---------
     all payments made to a Key Performer who is party to a 3 Year Contract and which are computed on the basis of the Guaranteed Installments and Additional Amounts awarded under this Plan shall reduce the applicable Guaranteed Installment and/or Additional Amount available for allocation under this Plan.

     E.  Notice:
         -------


     The Plan Committee shall provide Key Performers with notice of their Guaranteed and Additional Awards, if any, and the end of the Guaranteed and/or Additional Award Vesting Period applicable to each such Award. Such notice shall also confirm to the Key Performer the prior election of the Key Performer regarding the method of payment (cash or restricted shares of MBC Common Stock) and, if applicable, the portion of each such Award, if any, to be deferred into the Deferred Compensation Plan.


     F.  Issuance of MBC Common Stock
         ----------------------------


     Price of MBC Common Stock:  The price of MBC Common Stock to be used with
     -------------------------
     reference to a relevant award date for purposes of determining the number of shares to be awarded shall be the Transaction Share Price on such award date.


     Issuance of MBC Common Stock:  If a Key Performer elects to take all or a
     ----------------------------
     portion of any Award in MBC Common Stock, the Award shall be confirmed by a written agreement (the "Restricted Stock Agreement") between MBC and the
                             --------------------------
     Key Performer setting forth the number of whole and fractional shares of MBC Common Stock represented by the award, the restrictions imposed thereon by applicable federal, state and local securities laws (including without limitation restrictions on the right of the Key Performer to sell, assign, transfer or encumber such shares) and the events the occurrence of which shall cause such shares to be forfeited in accordance with the Plan.


     Promptly following the execution of the Restricted Stock Agreement, certificates for such shares shall be issued in the name of the Key Performer and held by MBC until the end of the Guaranteed or Additional Award Vesting Period applicable to such Award in accordance with its policies applicable to restricted shares of MBC Common Stock issued under the MBC Long-Term Profit Incentive Plan ("PIP") together with related stock powers signed by the Key Performer. All or the vested portion (determined in accordance with II.C, above) of the shares of restricted MBC Common Stock representing a Guaranteed and/or Additional Award shall be distributed to the Key Performer promptly following the Payment Date for such Award in accordance with the terms and conditions applicable to similar distributions under the PIP.


     Dividends declared with respect to the shares of restricted MBC Common Stock representing the Award after the Anniversary Date and/or Regular Bonus Payment Date, as applicable, as of which the Guaranteed and/or Additional Award was allocated but prior to the Payment Date applicable to the Award shall be paid to the Key Performer in accordance with the terms and conditions applicable to similar dividends under the PIP. By way of clarification and not limitation, cash dividends would be payable in cash and stock dividends, including shares issued as a result of a stock split, would be issued in shares subject to the same restrictions as the shares to which they relate. Nothing in this paragraph shall require the payment of any dividends with respect to any portion of an Award forfeited under the terms of this Plan.


     Subject to the preceding provisions of this paragraph F and the other restrictions imposed under the Plan, from the later of: the date the Key Performer elects to receive all or a portion of an Award in MBC Common Stock, or the actual date on which an Award is made, as applicable, the Key Performer shall be a stockholder of MBC with respect to all the shares of MBC Common Stock representing the Award and shall have all the rights of a stockholder with respect thereto, including, without limitation, the right to receive dividends and vote such shares.

III. GENERAL PROVISIONS
     ------------------


     Effective Date:  This Plan shall be effective at the Effective Time, and
     --------------
     shall not become effective if the Merger is not consummated.


     Administration:  The Plan shall be administered, in consultation with MBC,
     --------------
     by a committee of the Board of Directors of the Company (the "Plan
                                                                   ----
     Committee").  The Plan Committee shall consist of those
     ---------
     members of the Board of Directors of the Company as may exist from time to time who were Level 1 employees of Buck Consultants, Inc. immediately prior to the Effective Time. The Plan Committee shall have the full authority to employ and rely on such legal counsel, actuaries and accountants (which may also be those of the Company and MBC), and other agents, designees and delegates, as it may deem advisable to assist in the administration of the Plan. The Company shall indemnify each member of the Plan Committee for any liability or expense relating to the administration of the Plan, to the maximum extent permitted by law. By way of clarification, the Plan Committee shall have no authority to determine the amount of any Award or the eligibility of any person to receive an Award; and, except for amendments otherwise permitted by the Amendment and Termination provisions of this Plan, the Plan Committee shall have no authority to amend the Plan.


     No Reduction for Other Benefits:  Amounts payable under the Plan shall be
     -------------------------------
     in addition to any amounts payable under any Buck Benefit Plan and/or MBC Benefit Plan (including, without limitation any other displacement policy, plan or program) otherwise available to a Key Performer.


     Priority of Bonuses:  Regardless of the number of bonuses payable with
     --------------------
     respect to a Key Performer prior to any Anniversary Date or Regular Bonus Payment Date, only one such bonus shall be taken into account for purposes of determining the amount of any Guaranteed Installment and/or Additional Amount to be allocated to a Key Performer. Where more than one bonus is payable, this Plan shall determine the bonus to be used in all allocations in accordance with the following order of priority (from highest to lowest): Contract Bonuses, then Stipulated Bonuses, then Regular Bonuses.


     Funding:  Key Performers shall have the status of general unsecured
     -------
     creditors of the Company and MBC, and the Plan constitutes a mere promise, subject to the terms and conditions hereof, by the Company and MBC to make payments under the Plan in the future. The Plan is not intended to be a funded plan for purposes of the Code or ERISA, and shall be construed consistently with this intent. Any payments hereunder shall be made out of the general assets of MBC.


     Withholding:  The Company and MBC shall be entitled to withhold from any
     -----------
     payments or deemed payments any amount of withholding required by law.


     Amendment and Termination:  This Plan shall terminate as of the final
     --------------------------
     Payment Date with respect to any Award made hereunder and not prior to such time. No amendment to this Plan may limit or adversely affect the rights of Key Performers or the rights of Buck employees to be designated Key Performers for future Determination Periods and share in future Awards under the Plan. The Plan Committee may, consistent with the foregoing, make minor or administrative amendments to the Plan and amendments required by law, but no such required amendment may limit or adversely affect such rights if another permissible method of compliance with law is available.


     Controlling Law:  The Plan shall be construed, administered and enforced
     ---------------
     according to the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law, except to the extent preempted by federal law.


     Not Employment Agreement:  This Plan is not an employment contract or an
     ------------------------
     agreement of any kind between the Company and/or MBC or any other MBC Company and the Key Performers. This Plan shall not be construed to confer upon any MBC associate, including any employee of the Company, any right to continued employment or any right to any award hereunder.

              [Definitions Follow in Appendix A Attached Hereto]

                                  Appendix A
                                  ----------

                                  Definitions
                                  -----------

     "Additional Amount":  as defined in Part II.B of this Plan.
      -----------------

     "Additional Award":  as defined in Part II.B of this Plan.
      ----------------

     "Anniversary Dates":  as defined in Part II.A of this Plan.
      -----------------

     "Additional Award Vesting Period":   as defined in Part II.B of this Plan.
      -------------------------------

     "Awards":  as defined in Part II of this Plan.
      ------

     "Buck":  Buck Consultants, Inc.
      ----

     "Buck Administrative Clients":  as defined in Part II.B of this Plan.
      ---------------------------

     "Buck Benefit Plan":  as defined in the Definitive Agreement
      -----------------

     "Buck 401(k) Plan":  as defined in the Definitive Agreement.
      ----------------

     "Buck CEO":  the Chief Executive Officer of the Company.
      --------

     "Buck Retirement Plan":  as defined in the Definitive Agreement.
      --------------------

     "Cause":  A Key Performer shall be deemed to have been terminated for
      -----
     "Cause" if such person shall have been terminated for cause as defined
     ------
     under his or her employment agreement with the Company if such employment agreement defines cause; otherwise, if such termination is in connection with the Key Performer's (a) conviction for a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving an MBC Company, (b) gross neglect, fraud, willful misappropriation or embezzlement in the performance of the Key Performer's duties, (c) willful and prolonged absence from work without approval, other than for reasons of illness or reasons otherwise permitted under policies and practices of the Company and MBC existing from time to time, (d) material breach or material failure to perform his or her duties under any applicable employment or noncompetition contract, the Mellon Code of Conduct and any applicable MBC securities trading policies, or (e) in addition to any restrictions which may be set forth in an employment or noncompetition agreement, (i) engaging in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise) which is in competition with MBC or any MBC Company (including the Company), (ii) inducing or attempting to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with MBC or any MBC Company (including the Company) to cease doing business with MBC or any MBC Company (including the Company) or in any way interfering with the relationship between such customer, supplier, licensee or other person and MBC or any MBC Company (including the Company) or (iii) soliciting any employee of MBC or any MBC Company (including the Company) to leave the employment thereof or in any way interfering with the relationship of such employee with MBC or any MBC Company (including the Company).

     "Code":  shall mean the Internal Revenue Code of 1986.
      ----

     "Closing":  as defined in the Definitive Agreement.
      -------

     "Closing Date":  as defined in the Definitive Agreement.
      ------------

     "Company":  Buck and its Subsidiaries.
      -------

     "Contingent Portion":  as defined in Part II of this Plan.
      ------------------

     "Contract Bonus":  shall mean the annual bonus actually payable to the Key
      --------------
     Performer pursuant to the terms of any 3 Year Contract to which a Key Performer is a party. Such Contract Bonus shall be used to determine all allocations of any Guaranteed Installments and Additional Amounts to be made to the Key Performer under this Plan.

     "Deferred Compensation Plan":  shall mean the newly established or existing
      --------------------------
     deferred compensation plan of MBC or the Company which MBC and the Company mutually agree to establish or amend for Key Performers identified by the Company as "Level 1" employees, with such new or amended plan to contain terms generally as favorable as the Elective Deferred Compensation Plan for Long-Term Incentives (1996), for the purpose of accepting any deferrals of cash Awards from such Level 1 Key Performers which become payable under the Plan.

     "Definitive Agreement":  the Agreement and Plan of Reorganization dated as
      --------------------
     of March __, 1997, between MBC and Buck.

     "Determination Periods":  as defined in Part II.B of this Plan.
      ---------------------

     "Disability":  shall mean eligibility to receive benefits under the
      ----------
     Company's generally available Long-Term Disability Plan or any successor plan, fund or program.

     "Effective Time":  as defined in the Definitive Agreement
      --------------

     "Foreign Jurisdiction":  as defined in the Definitive Agreement
      --------------------

     "Guaranteed Award":  as defined in Part II.A of this Plan.
      ----------------

     "Guaranteed Award Vesting Period":   as defined in Part II of this Plan.
      -------------------------------

     "Guaranteed Bonus":  shall mean a bonus or other incentive payment, other
      ----------------
     than a Contract Bonus, negotiated or promised in lieu of and/or in addition to the Regular Bonus, if any, which would otherwise be payable to the Key Performer if the Key Performer's performance were measured against the performance targets applicable to similarly situated employees under the Company's regular annual target bonus program.

     "Guaranteed Installments":  as defined in Part II.A of this Plan.
      -----------------------

     "Guaranteed Portion":  as defined in Part II of this Plan.
      ------------------

     "Interest Rate":  shall mean as to any amount of the Guaranteed Portion,
      -------------
     the rate determined two business days immediately preceding the Closing Date, and adjusted two business days before each Anniversary Date, in each case, equal to the five year constant maturity Treasury yield as published in Federal Reserve Release H-15 for such date of determination, plus 100 basis points; and as to each Additional Award, a rate determined two business days before the earlier of the Regular Bonus Payment Date applicable to an Additional Award, or the actual date on which the Additional Awards are made, equal to the two year constant maturity Treasury yield as published in Federal Reserve Release H-15 for such date of determination, plus 137.5 basis points. In each case such Interest Rate shall be expressed as an annual rate but interest credited to the Guaranteed and Additional Awards shall be effected on a semi-annual basis.

     "Key Performers":  shall mean all employees of the Company and its
      --------------
     subsidiaries designated as "Level 1" and "Level 2" employees by the Company.

     "OIBDI":  as defined in Part II.B of this Plan.
      -----

     "Legal Requirements":  as defined in the Definitive Agreement.
      ------------------

     "Material Adverse Action":  as defined in II.B of this Plan.
      -----------------------

     "MBC":  Mellon Bank Corporation or its successors.
      ---

     "MBC 401(k) Plan":  as defined in the Definitive Agreement.
      ---------------

     "MBC Benefit Plan":  as defined in the Definitive Agreement
      ----------------

     "MBC Common Stock":  as defined in the Definitive Agreement.
      ----------------

     "MBC Company":  as defined in the Definitive Agreement.
      -----------

     "MBC Retirement Plan":  as defined in the Definitive Agreement.
      -------------------

     "MBC Vice Chairman":  the Vice Chairman of MBC with responsibility for
      -----------------
     Mellon Trust (including any designee(s)) thereof.

     "Merger":  as defined in the Definitive Agreement.
      ------

     "OIBDI":  as defined in Part II.B of this Plan.
      -----

     "Payment Date":  with respect to each separate Award, shall mean the first
      ------------
     business day following the Additional Award Vesting Period or Guaranteed Award Vesting Period, as applicable, for such Award; determined without regard to whether such Award became nonforfeitable prior to the end of such Additional or Guaranteed Award Vesting Period, as applicable, on account of Disability or Retirement; provided, however, that the Payment Date with
                               ------------------
     respect to an Award which became nonforfeitable on account of the death of the Key Performer shall be the earliest date following the date of death on which the award can reasonably be paid.

     "Plan":  as defined in Part I of this Plan.
      ----

     "Plan Committee":  as defined in Part III of this Plan.
      --------------

     "Pro Rated Unawarded Contingent Portion":  as defined in Part II.B of this
      --------------------------------------
     Plan.

     "Regular Bonus":  the annual bonus, if any, to which the Key Performer is
      -------------
     (or, with respect to Key Performers entitled to receive a Contract Bonus or Guaranteed Bonus, would have been) entitled based on the Key Performer's actual performance under the target performance bonus program applicable to Company employees similarly situated to the Key Performer; determined without regard to any payments under this Plan; any Contract Bonuses, Guaranteed Bonuses and any other performance incentive program of the Company or any other MBC Company.

     "Regular Bonus Payment Date":  as defined in Part II.B of this Plan.
      --------------------------

     "Restricted Stock Agreement":  as defined in Part II.F of this Plan.
      --------------------------

     "Retirement":  a termination from employment from the Company and related
      ----------
     election to commence the receipt of early, normal or late retirement benefits in accordance with the terms and conditions of the Company's Employee Retirement Plan or any successor plan.

     "Stipulated Bonus":  shall mean the annual bonus, if any, to which a Key
      ----------------
     Performer entitled to a Guaranteed Bonus would have been entitled to based on actual performance under the target performance bonus program applicable to Company employees similarly situated to the Key Performer; determined without regard to any prior agreements or commitments.

     "Subsidiary":  as defined in the Definitive Agreement.
      ----------

     "Summary of Operations":  as defined in Part II.B of this Plan.
      ---------------------

     "3 Year Contract":  shall mean the employment agreements attached as
      ---------------
     Appendix G to the Definitive Agreement and which are required to be entered into by employees described in Section 7.02(f) of the Definitive Agreement.

     "Transaction Share Price":  as defined in the Definitive Agreement.
      -----------------------

                             BUCK CONSULTANTS, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                            OF BUCK CONSULTANTS, INC.

          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 27, 1997

     The undersigned stockholder of Buck Consultants, Inc., a Delaware corporation ("Buck"), hereby appoints Joseph A. LoCicero and Karl W. Lohwater, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of common stock of Buck held of record by the undersigned on June 27, 1997 at the Special Meeting of Stockholders, or any adjournments or postponements thereof (the "Special Meeting"), with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Special Meeting of Stockholders and the Prospectus/Proxy Statement, each dated May 30, 1997.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote such stock, and hereby ratifies and confirms all that said attorneys and proxies, or other substitutes, may do by virtue hereof. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all the powers of said attorneys and proxies.

[X]       PLEASE MARK VOTES AS IN THIS EXAMPLE

               THE BOARD OF DIRECTORS OF BUCK RECOMMENDS A VOTE FOR PROPOSAL 1:

                                              FOR      AGAINST     ABSTAIN
1.  The proposal to adopt the Agreement       [_]        [_]         [_]
     and Plan of Merger, dated as of
     March 17, 1997, by and among Buck
     Consultants, Inc. and Mellon
     Bank Corporation.

2. In the discretion of the Board of          [_]        [_]         [_]
    Directors of Buck with respect to any
    other matters that may properly come
    before the Special Meeting.

   The shares represented by this proxy
    will be voted in accordance with the
    specifications made herein. If this
    proxy is signed but no specifications
    are made, this proxy will be voted FOR
    proposal 1.
                                                    (continued on reverse side)

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Prospectus/Proxy Statement with respect to the Special Meeting.
RECORD DATE SHARES:  (                                          )
                      ------------------------------------------

                                             Dated:               , 1997
                                                   --------------

                                             Please sign as name(s) appear on
                                             this proxy. If a joint account,
                                             each joint owner must sign. If
                                             signing for a corporation or a
                                             partnership or as agent, attorney
                                             or fiduciary, indicate the
                                             capacity in which you are signing.


                                             -----------------------------------
                                                     Signature (s)


                                             Mark box at right if comments or
                                             address change have been noted on
                                             the reverse side of this card.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.   Indemnification of Directors and Officers.

         1. Pennsylvania Business Corporation Law. Sections 1741 and 1742 of the PBCL provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

              (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

              (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

              (3)  by the shareholders.

         Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         PBCL Section 1745 provides that expenses (including attorneys' fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

         PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

            PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

            The Registrant has purchased liability insurance policies covering its directors and officers to insure against claims arising out of certain alleged wrongful acts on the part of such directors and officers and against claims arising out of certain alleged breaches of fiduciary duty under the Employee Retirement Income Security Act of 1974 on the part of such directors and officers.

            The Restated Articles of Incorporation, as amended, of the Registrant (the "Articles") provide that, except as prohibited by law, every director and officer of the Registrant shall be entitled as of right to be indemnified by the Registrant against expenses and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Registrant or otherwise, in which such person may be involved (subject to certain limitations in the case of actions by such person against the Registrant) by reason of such person being or having been a director or officer of the Registrant or serving or having served at the request of the Registrant as a director, officer, employee, fiduciary or other representative of another entity. The Articles also give to indemnitees the right to have their expenses in defending such actions paid in advance by the Registrant, subject to any obligation imposed by law or otherwise to reimburse the Registrant in certain events. The Registrant has entered into an indemnity agreement (the "Indemnity Agreement") with each director and certain of its officers which provides a contractual right to indemnification against such expenses and liabilities (subject to certain limitations and exceptions) and a contractual right to advancement of expenses and contains additional provisions regarding determination of entitlement, defense of claims, rights of contribution and other matters.

            The specific indemnity provisions of the PBCL, which are by their terms not intended to be exclusive, are, in general, not as broad as the provisions of the Articles and the Indemnity Agreement; however, one provision would preclude indemnification in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, and another provision requires that advances of expenses may be made by a corporation only upon receipt of an undertaking to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

            Article Seventh of the Articles and Article Two of the Registrant's By-Laws, as amended, both adopted by the shareholders of the Registrant at their annual meeting on April 20, 1987, further provide that, to the fullest extent that the laws of Pennsylvania, as in effect on January 27, 1987 or as thereafter amended, permit elimination or limitation of the liability of directors, no director of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. The PBCL provides that whenever the by-laws of a corporation by a vote of the shareholders so provide, a director shall not be personally liable for monetary damages as such for any action taken, or failure to take any action, unless (i) the director has breached or failed to perform the duties of his office under the standard of care and justifiable reliance specified in the PBCL and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions do not apply to (i) responsibility or liability of a director pursuant to any criminal statute or (ii) the liability of a director for payment of taxes.

Item 21.  Exhibits and Financial Statement Schedules.

         (a) Exhibits. An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page II-6.

         (b) Financial Statement Schedules. All financial statement schedules have been omitted because they are not applicable or the required information is shown in the financial statements or related notes thereto incorporated by reference in the Prospectus/Proxy Statement.

         (c) Report, Opinion or Appraisal. The opinions of Benedetto, Gartland & Greene, Inc. are furnished as Annex B to the Prospectus/Proxy Statement.


Item 22.  Undertakings.

         The undersigned Registrant hereby undertakes as follows:

              (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (2) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
         Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

              (3) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

              (4) that every prospectus (i) that is filed pursuant to paragraph
         (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (5) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (6) to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

              (7) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

                             MELLON BANK CORPORATION

            Pursuant to the requirements of the Securities Act of 1933, Mellon Bank Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 28th day of May, 1997.


                                          MELLON BANK CORPORATION



                                          By:     /s/ STEVEN G. ELLIOTT
                                             -----------------------------------
                                                  Steven G. Elliott
                                                  Vice Chairman, Chief Financial
                                                  Officer and Treasurer



            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of May, 1997.



                                          By:     /s/ STEVEN G. ELLIOTT
                                             -----------------------------------
                                                  Steven G. Elliott
                                                  Principal Financial Officer
                                                  and Principal Accounting
                                                  Officer

DWIGHT L. ALLISON, JR., Director; BURTON C. BORGELT, Director; CAROL R. BROWN, Director; FRANK V. CAHOUET, Director and Principal Executive Officer; J. W. CONNOLLY, Director; CHARLES A. CORRY, Director; C. FREDERICK FETTEROLF, Director; IRA J. GUMBERG, Director; PEMBERTON HUTCHINSON, Director; GEORGE W. JOHNSTONE, Director; ROTAN E. LEE, Director; ANDREW W. MATHIESON, Director; EDWARD J. McANIFF, Director; ROBERT MEHRABIAN, Director; SEWARD PROSSER MELLON, Director; DAVID S. SHAPIRA, Director; W. KEITH SMITH, Director; JOAB L. THOMAS, Director; WESLEY W. von SCHACK, Director; WILLIAM J. YOUNG, Director.


                                          By:     /s/ Carl Krasik
                                             -----------------------------------
                                                  Carl Krasik
                                                  Attorney-in-fact

                             MELLON BANK CORPORATION
                                    FORM S-4
                             REGISTRATION STATEMENT

                                INDEX TO EXHIBITS

                    (Pursuant to Item 601 of Regulation S-K)

  Form S-4
  Exhibit
     No.                       Description and Method of Filing
  --------   -------------------------------------------------------------------
    2.1      Agreement and Plan of Reorganization dated as of March 17, 1997 between Mellon Bank Corporation and Buck Consultants, Inc.
             (included as Annex A to the Prospectus/Proxy Statement).

    3.1 Mellon Bank Corporation's Restated Articles of Incorporation, as amended and restated as of September 2, 1993, previously filed as
             Exhibit 3.1 to Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

    3.2 Amendment of April 16, 1997 to Mellon Bank Corporation's Restated Articles of Incorporation.

    3.3 Mellon Bank Corporation's By-Laws, as amended, effective July 17, 1990, previously filed as Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 1990, and incorporated herein by reference. Mellon Bank Corporation agrees to provide to the Commission, upon request, copies of any agreement defining rights of long-term debt holders.

    4.1 Mellon Bank Corporation's Shareholder Protection Rights Plan, previously filed as Exhibit 1 to Form 8-A Registration Statement (File No. 1-7410) dated October 29, 1996, and incorporated herein by reference.


    4.2 Form of Common Stock Certificate, previously filed as Exhibit 4.3 to Registration Statement on Form S-3 (No. 33-56228) dated December 22, 1992, and incorporated herein by reference.

    5.1 Opinion of Reed Smith Shaw & McClay regarding the legality of the shares of Common Stock being registered, filed herewith.

    8.1 Opinion of Reed Smith Shaw & McClay as to certain tax matters, filed herewith.

    8.2 Opinion of O'Sullivan Graev & Karabell, LLP as to certain tax matters, filed herewith.

   23.1      Consent of Reed Smith Shaw & McClay (included in Exhibit 5.1).

   23.2      Consent of Reed Smith Shaw & McClay (included in Exhibit 8.1).

   23.3      Consent of O'Sullivan Graev & Karabell, LLP (included in
             Exhibit 8.2).

   23.4      Consent of KPMG Peat Marwick, LLP filed herewith.

   23.5      Consent of Grant Thornton, filed herewith.

   24.1      Power of Attorney, filed herewith.

  Form S-4
  Exhibit
     No.                       Description and Method of Filing
  --------   -------------------------------------------------------------------
    99.1     Opinions of Benedetto, Gartland & Greene (included as Annex B to the Prospectus/Proxy Statement)

    99.2     Letter to stockholders of Buck Consultants, Inc., filed herewith.

    99.3 Notice of Special Meeting of Stockholders of Buck Consultants, Inc., filed herewith.

    99.4 Form of Proxy, for use by stockholders of Buck Consultants, Inc., filed herewith.

    99.5 Form of Election/Letter of Transmittal for use by stockholders of Buck Consultants, Inc.

    99.6 Buck Key Performers Supplemental Payment Plan, filed as Annex D to the Prospectus/Proxy Statement.